FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228597-01

FREE WRITING PROSPECTUS, DATED JULY 16, 2019

Benchmark 2019-B12 Mortgage Trust
Commercial Mortgage Pass-Through Certificates, Series 2019-B12,
Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB,
Class X-A, Class A-S, Class B and Class C

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-228597) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

The certificates offered by the Preliminary Prospectus (as defined below), and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

This free writing prospectus does not contain all information that is required to be included in the prospectus.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

This material is for your information, and none of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. or any other underwriter is soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

Neither this document nor anything contained herein shall form the basis for any contract or commitment whatsoever. The information contained herein is preliminary as of the date hereof. These materials are subject to change, completion or amendment from time to time. The information contained herein is in addition to information delivered to you as part of the preliminary prospectus relating to the Benchmark 2019-B12 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-B12 (the “Preliminary Prospectus”). The information contained herein should be reviewed only in conjunction with the entire Preliminary Prospectus. All of the information contained herein is subject to the same limitations and qualifications contained in the Preliminary Prospectus. The information contained herein does not contain all relevant information relating to the underlying mortgage loans or mortgaged properties that is contained in the Preliminary Prospectus. The information contained herein should not be viewed as projections, forecasts, predictions or opinions with respect to value. Prior to making any investment decision, prospective investors are strongly urged to read the Preliminary Prospectus in its entirety. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Certain capitalized terms used but not otherwise defined in this free writing prospectus are defined in the Preliminary Prospectus.

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This document contains forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause the success of collections and the actual cash flow generated to differ materially from the information set forth herein. While such information reflects projections prepared in good faith based upon methods and data that are believed to be reasonable and accurate as of the dates thereof, the depositor undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances. Individuals should not place undue reliance on forward-looking statements and are advised to make their own independent analysis and determination with respect to the forecasted periods, which reflect the issuer’s view only as of the date hereof.

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IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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DESCRIPTION OF THE WOODLANDS MALL LOAN COMBINATION

The following is a summary of the principal provisions of the Woodlands Mall Loan Combination made pursuant to the loan agreement, dated as of July 5, 2019 (the “Origination Date”), by and among The Woodlands Mall Associates, LLC (the “Borrower”) and Deutsche Bank AG, New York Branch (“DBNY” , together with its successors and assigns in such capacity, the “Lender”), as lender (the “Loan Agreement”), and the other documents executed by the Borrower and other applicable parties in connection with the closing of the Woodlands Mall Loan Combination (collectively, the “Loan Documents”).

Certain defined terms used in this “Description of the Woodlands Mall Loan Combination” section reflect defined terms used in the Loan Documents for the purpose of determining the occurrence of certain events or compliance with certain covenants in the Loan Documents. The results of these calculations will differ, and may differ substantially, from similar numerical information and statistics regarding the Woodlands Mall Mortgaged Property and the Woodlands Mall Loan Combination presented elsewhere in this free writing prospectus including those based upon the assumptions and the definitions set forth under this “Description of the Woodlands Mall Loan Combination” in this free writing prospectus.

On the closing date for the securitization contemplated by the Preliminary Prospectus (the “Closing Date”), DBNY will assign its interest in the Woodlands Mall Loan Combination (including all interest that accrues on the Woodlands Mall Loan Combination from and after the Cut-off Date) to Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) and the Depositor will subsequently assign the Woodlands Mall Loan Combination to the issuing entity, Benchmark 2019-B12 Mortgage Trust (the ”Trust”). On the Closing Date, the outstanding principal balance of the Woodlands Mall Loan Combination is expected to be $425,000,000.

General

The Woodlands Mall Loan Combination is a 10-year fixed rate, interest-only loan and evidenced by nine (9) promissory notes (the “Notes”) with an aggregate outstanding principal balance as of the Cut-off Date of $425,000,000 and is secured by, among other things, the Borrower’s fee simple interest in approximately 758,000 square feet of a super regional mall known as the Woodlands Mall located in The Woodlands, Texas (the “Mortgaged Property” or “Woodlands Mall Mortgaged Property”) and identified on Annex A to the Preliminary Prospectus as Woodlands Mall. The remaining portion of the Woodlands Mall is not collateral for the Woodlands Mall Loan Combination. The scheduled maturity date of the Woodlands Mall Loan Combination is the loan payment date in August 2029 (the “Stated Maturity Date”).

The “Cut-off Date“ means, with respect to the Woodlands Mall Loan Combination, the Monthly Payment Date in August 2019.

The “Maturity Date” means the date on which the final payment of principal of the Woodlands Mall Loan Combination becomes due and payable, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

The outstanding principal balance of each Note as of the Cut-off Date is set forth in the table below:

Note	Original Principal Balance	Note Rate
Note A-1-1	$30,000,000	4.256%
Note A-1-2	$21,400,000	4.256%
Note A-2	$50,000,000	4.256%
Note A-3	$40,000,000	4.256%
Note A-4	$40,000,000	4.256%
Note A-5	$30,000,000	4.256%
Note A-6	$20,000,000	4.256%
Note A-7	$16,200,000	4.256%
Note B	$177,400,000	4.256%
Total/Wtd. Avg.	$425,000,000	4.256%

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Note A-1-1, Note A-5 and Note A-7 are collectively referred to as the “Woodlands Mall Mortgage Loan”, Note B is referred to as the “Trust Subordinate Companion Loan” and each of Note A-1-2, Note A-2, Note A-3, Note A-4 and Note A-6 is referred to as the “Woodlands Mall Pari Passu Companion Loans” (together with the Woodlands Mall Mortgage Loan, the “Woodlands Mall Senior Loan” and, together with the Trust Subordinate Companion Loan, the “Woodlands Mall Loan Combination”).

Payments on the Woodlands Mall Loan Combination

Payments on the Woodlands Mall Loan Combination are required to be made on the 1st day of each calendar month (or if such date is not a business day, the first succeeding business day) immediately following the Interest Accrual Period until and including the Stated Maturity Date (each, a “Monthly Payment Date”), commencing with September 1, 2019.

The “Interest Accrual Period” means, with respect to any Monthly Payment Date for the Woodlands Mall Loan Combination, the period commencing on the 1st day of the calendar month and terminating on the last day of the calendar month preceding the calendar month in which such Monthly Payment Date occurs; provided, however, that the initial Interest Accrual Period began on the Origination Date and will end on the last day of the calendar month in which the Origination Date occurred.

On the date on which the final payment of principal of the Notes become due and payable (whether at the Stated Maturity Date, by declaration of acceleration, or otherwise), the Borrower is required to pay the outstanding principal balance of the Woodlands Mall Loan Combination, all interest which has accrued or would accrue through and including the last day of the Interest Accrual Period in which the Stated Maturity Date occurs and all other amounts due under the Loan Agreement and under the Notes and the other Loan Documents

On the Origination Date, the Borrower made an interest only payment to the Lender for the initial Interest Accrual Period. The Borrower is required to make a payment of interest only on the Woodlands Mall Loan Combination equal to the Monthly Debt Service Payment Amount on the Monthly Payment Date for the Woodlands Mall Loan Combination occurring on September 1, 2019, and on each Monthly Payment Date thereafter for the remainder of the term of the Woodlands Mall Loan Combination.

“Monthly Debt Service Payment Amount” means on each Monthly Payment Date, the amount equal to the amount of interest which accrues on the Notes in the immediately preceding Interest Accrual Period, calculated in accordance with the Loan Agreement.

Any payment of the Monthly Debt Service Payment Amount, and any payment of principal, will be applied first, on a pro rata and pari passu basis, to the Woodlands Mall Senior Loan, and second, to the Trust Subordinate Companion Loan.

Interest on the outstanding principal balance of the Woodlands Mall Loan Combination will accrue during the term of the Woodlands Mall Loan Combination at its respective mortgage rate (the “Mortgage Rate”). The Mortgage Rate is a per annum rate equal to 4.256% (except that in each case interest will be payable on the outstanding principal balance of the Woodlands Mall Loan Combination, including to the extent permitted by law due but unpaid interest, at the Default Rate with respect to any portion of the Interest Accrual Period falling during the continuance of a Loan Event of Default under the Woodlands Mall Loan Combination).

“Default Rate” means with respect the Woodlands Mall Loan Combination a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (A) 3% above the Mortgage Rate on the Woodlands Mall Loan Combination or (B) 1% above the Prime Rate.

“Prime Rate” means the “prime rate” published in the “Money Rates” section of The Wall Street Journal. If The Wall Street Journal ceases to publish the “prime rate,” then the Lender will select an equivalent publication that publishes such “prime rate,” and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Lender will reasonably select a comparable interest rate index.

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Calculations of interest on the Woodlands Mall Loan Combination will be made on the basis of a 360-day year and the actual number of days elapsed in the Interest Accrual Period.

If any payments of interest and/or principal (or any other sum) are not paid when due under the Loan Documents (other than the repayment of the outstanding principal balance of the Woodlands Mall Loan Combination on the Stated Maturity Date or on any other earlier date as a result of an acceleration of the Woodlands Mall Loan Combination), the Borrower is required to pay the Lender a late payment charge equal to the lesser of (a) 5% of the unpaid amount or (b) the maximum amount permitted by applicable law, provided, however, that any such late payment charge will be waived by the Lender for the first three late payments, provided that the Borrower timely commences the payment of interest at the Default Rate. Any interest actually paid by the Borrower which accrues at the Default Rate that (1) is in excess of the amount accrued at the Mortgage Rate and (2) is not payable due to a Loan Event of Default continuing due to the Borrower’s failure to make the Monthly Debt Service Payment Amount or the balloon payment at maturity, will be credited towards payment of any late payment charge then due and payable.

Prepayment Provisions

Voluntary Prepayments

The Woodlands Mall Loan Combination is subject to a lockout period ending on (but not including) the Payment Date in April 2029 (the “Open Prepayment Commencement Date”), during which the Borrower is not permitted to make voluntary prepayments in whole or in part. On or after the Open Prepayment Commencement Date, the Woodlands Mall Loan Combination may be prepaid, in whole but not in part. Any prepayment received by the Lender is required to be accompanied by (a) all interest which would have accrued on the amount of the Woodlands Mall Loan Combination to be prepaid through and including the last day of the Interest Accrual Period related to the Monthly Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Interest Accrual Period related to such Monthly Payment Date) and (b) all other sums due and payable under the Loan Agreement, the Notes, and the other Loan Documents; provided, however, that no prepayment premium of any kind will be due in connection with such a prepayment.

Provided no Loan Event of Default is continuing, any prepayment made in accordance with this “—Voluntary Prepayments” will be applied first, to the reduction of the outstanding principal balance of the Woodlands Mall Senior Loan, on a pro rata and pari passu basis, until reduced to zero, and second, to the reduction of the outstanding principal balance of the Trust Subordinate Companion Loan until reduced to zero.

Mandatory Prepayments

On each date on which the Lender actually receives any Net Proceeds (as defined below) in connection with a casualty or a condemnation, and the Lender is not obligated to (and does not otherwise elect to) make such Net Proceeds available to the Borrower for a restoration in accordance with the Loan Agreement, the Lender will be required to apply such Net Proceeds to prepay the outstanding principal balance of the Woodlands Mall Loan Combination in an amount equal to 100% of such Net Proceeds; provided that, if a Loan Event of Default has occurred and remains outstanding, the Lender may apply such Net Proceeds to the payment of the indebtedness in any order, proportion and priority as the Lender may determine in its sole and absolute discretion. Any such prepayment received by the Lender is required to be accompanied by (i) all interest which would have accrued on the amount of the Woodlands Mall Loan Combination to be prepaid through and including the last day of the Interest Accrual Period related to the Monthly Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Interest Accrual Period related to such Monthly Payment Date) and (ii) all other sums due and payable under the Loan Agreement, the Notes, and the other Loan Documents. No prepayment premium or Yield Maintenance Premium will be due in connection with any such prepayment.

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Provided no Loan Event of Default is continuing, any prepayment made in accordance with this “—Mandatory Prepayments” will be applied first, to the reduction of the outstanding principal balance of the Woodlands Mall Senior Loan, on a pro rata and pari passu basis, until reduced to zero, and second, to the reduction of the outstanding principal balance of the Trust Subordinate Companion Loan until reduced to zero.

“Net Proceeds” means (i) the net amount of all insurance proceeds, after deduction of reasonable costs and expenses in collecting such insurance proceeds; provided that, for purposes of calculating Net Proceeds in connection with a casualty, “Net Proceeds” means such net amount of insurance proceeds to the extent received by the Lender pursuant to the policies required under the Loan Agreement as a result of the casualty, or (ii) the net amount of any compensation paid by any governmental authority in connection with a condemnation of the Mortgaged Property (such compensation, an “Award”), after deduction of reasonable costs and expenses, if any, in collecting such Award.

Prepayments After Default

If, during the continuance of any Loan Event of Default, prepayment of all or any part of the indebtedness is tendered by the Borrower (which the Lender may reject to the extent permitted by the legal requirements) or any other person, the Borrower (or such other person) will pay, in addition to the amount of the Woodlands Mall Loan Combination to be prepaid, (a) an amount equal to the Yield Maintenance Premium (unless the Loan Event of Default or payment occurs after the Open Prepayment Commencement Date, in which case, no Yield Maintenance Premium will be due), (b) all interest which would have accrued on the amount of the Woodlands Mall Loan Combination to be prepaid through and including the last day of the Interest Accrual Period related to the Monthly Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Interest Accrual Period related to such Monthly Payment Date), and (c) all other sums due and payable under the Loan Documents.

“Yield Maintenance Premium” means, an amount equal to the greater of: (i) 2% of the principal amount of the Woodlands Mall Loan Combination being prepaid, and (ii) the excess, if any, of (a) the present value (determined using a discount rate equal to the Treasury Note Rate at such time) of all scheduled payments of principal and interest payable in respect of the principal amount of the Woodlands Mall Loan Combination being prepaid, provided that the Notes will be deemed, for purposes of this definition, to be due and payable on the Open Prepayment Commencement Date, over (b) the principal amount of the Woodlands Mall Loan Combination being prepaid.

“Treasury Note Rate” means, at the time of the prepayment, as applicable, the rate of interest per annum equal to the yield to maturity (converted by the Lender to the equivalent monthly yield using the Lender’s then system of conversion) of the United States Treasury obligations selected by the holder of the Notes having maturity dates closest to, but not exceeding, the remaining term to the Open Prepayment Commencement Date.

Security for the Woodlands Mall Loan Combination

The Woodlands Mall Loan Combination is secured by, among other things, all assets owned from time to time by the Borrower including the Mortgaged Property, the revenues from the Mortgaged Property, and all other tangible and intangible property (including any collateral in connection with a defeasance) in respect of which the Lender is granted a lien under the Loan Documents, and all proceeds of the foregoing.

Guaranty; Non-Recourse Provisions and Exceptions

With respect to the Mortgaged Property, BPR OP, LP, a Delaware limited partnership (f/k/a GGP Operating Partnership, LP) (the “Guarantor”), entered into a guaranty (the “Guaranty”) for the benefit of the Lender, pursuant to which the Guarantor agreed to irrevocably and unconditionally guaranty as primary obligor to the Lender and its successors and assigns, the payment and performance of the indemnified

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liabilities of the Borrower under the Loan Agreement when they become due and payable (the “Guaranteed Obligations”).

The Guaranteed Obligations include, among others:

(1)	fraud or intentional material misrepresentation by the Borrower, the Guarantor or any affiliate of the Borrower or the Guarantor in connection with the Woodlands Mall Loan Combination;
(2)	the willful misconduct by or at the direction of the Borrower, the Guarantor or any affiliate of the Borrower or the Guarantor or any of their respective agents or representatives in connection with the Woodlands Mall Loan Combination (including wrongful interference by the Borrower with the exercise of remedies by the Lender during a Loan Event of Default);
(3)	the breach in any material respect of any representation, warranty, covenant, or the breach of any indemnification provision, in the environmental indemnity agreement or in the Security Instrument concerning environmental laws and hazardous substances and any indemnification of the Lender and other persons with respect thereto in either document;
(4)	the removal or disposal of any personal property after a Loan Event of Default other than in the ordinary course of owning and operating the Mortgaged Property with respect to any personal property portions of the Mortgaged Property that are either being replaced or that is no longer necessary in connection with the operation of the Mortgaged Property, provided that such removal or disposal will not (i) have a Material Adverse Effect, (ii) impair the utility or operation of the Mortgaged Property or (iii) result in a reduction or abatement of, or right of offset against, the rents under any lease in respect of the Mortgaged Property;
(5)	the misapplication or misappropriation by the Borrower of (A) any insurance proceeds paid by reason of any casualty, (B) any awards or other amounts received in connection with a condemnation of all or a portion of the Mortgaged Property, or (C) any gross income from operations (including rents, insurance proceeds, security deposits, advance deposits or any other deposits and Termination Income Payments) in violations of the Loan Documents;
(6)	any security deposits, advance deposits or any other deposits collected with respect to the Mortgaged Property which are not delivered to the Lender upon a foreclosure of the Mortgaged Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of the leases prior to the occurrence of the Loan Event of Default that gave rise to such foreclosure or action in lieu thereof;
(7)	the Borrower’s failure to obtain and maintain in full force and effect fully paid for insurance policies as required by the Loan Agreement or to pay the amount of any insurance deductible following a casualty or other insurance policy claim; provided, however, if such event described in this clause (7) is solely caused by, solely arises from or is otherwise solely attributable to insufficient gross income from operations or the Borrower's lack of access to gross income from operations that are being held by the Lender but not released, then no liability will be borne by the Borrower or the Guarantor with respect to such event described in this clause (7);
(8)	any transfer (excluding Permitted Transfers) not otherwise covered by clause (v) of a Springing Recourse Event (as defined below); provided that if the violation results solely from a failure to provide any required notice, bankruptcy non-consolidation opinion and/or updated organizational chart or satisfy any other ministerial condition or requirement (and but for such failure, such transfer would otherwise be a Permitted Transfer), no such liability will arise under this clause (8) if the Borrower promptly satisfies the applicable requirement within five business days after the Lender’s request;

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(9)	any damage or destruction to any of the Mortgaged Property from (i) material physical waste (excluding ordinary wear and tear) intentionally committed or (ii) acts or omissions intentionally committed by the Borrower or the Guarantor or any of their respective principals, officers, agents, employees, or contractors; provided, however, if an event described in this clause (9)(i) is solely caused by, solely arises from or is otherwise solely attributable to insufficient gross income from operations or the Borrower’s lack of access to gross income from operations (due to a restriction in favor of the Lender), then no liability will be borne by the Borrower or the Guarantor with respect such event described in this clause (9)(i);
(10)	the payment of fees or other amounts by the Borrower to any of its affiliates in violation of the Loan Documents;
(11)	the incurrence by the Borrower of voluntary debt prohibited under the Loan Documents (for these purposes, debt will be regarded as voluntary if either incurred voluntarily, or incurred involuntarily but subsequently not repaid despite the availability of sufficient cash flow from the Mortgaged Property), but specifically excluding Permitted Indebtedness (as defined under “—Special Purpose Entity Covenants” below);
(12)	the failure the Borrower or any of its affiliates to pay charges for labor or materials that can create liens on any portion of the Mortgaged Property, provided that sufficient cash flow is available to the Borrower from the Mortgaged Property to pay such costs (and subject in all cases to the Borrower’s right to contest liens in accordance with the terms and conditions of the Loan Documents); and
(13)	the Borrower’s breach of its representations or covenants relating to its status as a single purpose entity as required by, and in accordance with the Loan Agreement and the other Loan Documents (as described under “—Special Purpose Entity Covenants” below); provided, however, that amounts due pursuant to this clause (13) will not be duplicative of any amounts due pursuant to clause (iv) of the definition of “Springing Recourse Event” below.

In addition, the Woodlands Mall Loan Combination will be fully recourse to the Borrower and the Guarantor upon (i) the occurrence of any filing by the Borrower under the Bankruptcy Code or any joining by the Borrower or any of its affiliates in the filing of an involuntary case in respect of the Borrower under the Bankruptcy Code, (ii) the Borrower’s failure to oppose any involuntary petition filed against it under the Bankruptcy Code unless there is a no good faith defense to such involuntary petition, or the Borrower soliciting or causing to be solicited petitioning creditors for any involuntary petition against the Borrower, (iii) any affiliate of the Borrower or representative which controls the Borrower consents to or joins in an application (other than an express application by the Lenders) for the appointment of a custodian, receiver, trustee or examiner for the Borrower or any portion of the Mortgage Property, (iv) the Borrower either (A) making an assignment for the benefit of creditors or (B) admitting, in writing or in any legal action or proceeding its insolvency or inability to pay its debts as they become due, which admission or statement is used as evidence of the Borrower’s insolvency in an involuntary petition against the Borrower from any person other than the Lender and which admission or statement made by the Borrower was either (I) not true or correct when made or (II) made by the Borrower to promote or encourage the filing of an involuntary petition against the Borrower under any bankruptcy law (and specifically excluding, for purposes of this clause (B), any admissions by the Borrower to the Lender that (y) the Borrower cannot pay its Operating Expenses including its Debt Service payment due in respect of the Woodlands Mall Loan Combination or (z) the Borrower cannot refinance the Woodlands Mall Loan Combination on the maturity date); (v) the failure of the Borrower to be single-purpose entity as described under “—Special Purpose Entity Covenants” below, which failure results in a substantive consolidation of the Borrower with any other person as a result of such failure or (vi) any transfer (excluding Permitted Transfers) of (A) the Mortgaged Property by deed or deed of trust, (B) any direct membership interest in the Borrower or any Mezzanine Borrower, or (C) any direct or indirect controlling interest or direct or indirect interest of more than 49% of the ownership interests in the Borrower or any Mezzanine Borrower, in each case, except to the extent expressly permitted by the Loan Agreement or other Loan Documents; provided that if the violation results solely from a failure to provide any required notice, bankruptcy non-consolidation opinion and/or updated organizational chart or

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satisfy any other ministerial condition or requirement (and but for such failure, such transfer would otherwise be a Permitted Transfer), no such liability will arise under this clause (vi) if the Borrower promptly satisfies the applicable requirement within five business days after the Lender’s request (any of clauses (i) through (vi), a “Springing Recourse Event”).

Defeasance

So long as no Loan Event of Default has occurred and is then continuing, the Borrower may at any time after the Open Defeasance Commencement Date and prior to the Open Prepayment Commencement Date obtain the release of the entire Mortgaged Property from the liens of the Loan Documents by defeasing the entire loan (a “Defeasance Event”), subject to, among other things, the following conditions:

(1)	the Borrower provides the Lender with not less than 60 days’ prior notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying a business day (the “Defeasance Date”) on which the Defeasance Event is to occur;
(2)	the Borrower pays (i) the Monthly Debt Service Payment Amount due on the Defeasance Date, or, if the Defeasance Date is not Monthly Payment Date, all interest which would have accrued on the amount of the Woodlands Mall Loan Combination through and including the last day of the Interest Accrual Period related to the Monthly Payment Date next occurring following the Defeasance Date of such prepayment and (ii) all other sums then due and payable under the Loan Agreement, the Notes and the other Loan Documents;
(3)	the Borrower deposits into the Defeasance Collateral Account (as defined below) direct obligations of the United States of America (the “Defeasance Collateral”) that are not subject to prepayment, call or early redemption (or to the extent acceptable to the Rating Agency, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended) sufficient to provide payments (i) on or prior to, and in any event as close as possible to, the business day immediately preceding all scheduled Monthly Payment Dates and other scheduled payment dates, if any, to (and including) the Open Prepayment Commencement Date, under the Notes after the Defeasance Date upon which payments are required under the Notes and the Loan Agreement, and (ii) in amounts equal to the scheduled payments due on such Monthly Payment Dates or other scheduled payment dates under the Notes and the Loan Agreement (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such Monthly Payment Dates or other scheduled payment dates to (and including) the Open Prepayment Commencement Date, including, without limitation, the payment in full of the outstanding principal balance of the Woodlands Mall Loan Combination as of the Open Prepayment Commencement Date);
(4)	the Borrower executes and delivers a security agreement (a “Defeasance Security Agreement”), in form and substance reasonably satisfactory to the Lender, creating in favor of the Lender a first priority perfected security interest in the Defeasance Collateral and the Defeasance Collateral Account;
(5)	certain tax and other opinions of counsel for the Borrower are delivered to the Lender;
(6)	Rating Agency Confirmation with respect to such defeasance has been received; and
(7)	the Borrower delivers a certificate of a “big four” or other nationally recognized public accounting firm acceptable to the Lender that the Defeasance Collateral is sufficient to provide the payments described in clause (3) above.

“Open Defeasance Commencement Date” means the date that is the earlier of (a) two (2) years from and after the date on which the last Note is securitized, and (b) three (3) years from the Origination Date.

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On or before the date on which the Borrower delivers the Defeasance Collateral, the Borrower is required to open at an Eligible Institution a defeasance collateral account (a “Defeasance Collateral Account”) which is required at all times to be an Eligible Account.

In connection with a Defeasance Event under the Woodlands Mall Loan Combination, the Borrower is required to establish a successor entity (in each case, a “Successor Borrower”) which (a) is a special purpose entity and (b) is approved by the Rating Agency. Any Successor Borrower may be an affiliate of the Borrower unless the Rating Agency requires otherwise. The Borrower is required to transfer and assign all rights and obligations under and to the Notes, and the Defeasance Security Agreement, together with the Defeasance Collateral, to such Successor Borrower. Such Successor Borrower is required to assume the obligations under the Notes and the Defeasance Security Agreement and after such time the Borrower will be relieved of its obligations under such documents.

Reserve Accounts and Reserve Funds

The reserve accounts (the “Reserve Accounts”) are described below and will be established and funded under the Loan Agreement and are required to be maintained as set forth below. Each Reserve Account must be an Eligible Account.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and that, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account may not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s, and, if rated by Fitch, “F-1+” by Fitch in the case of accounts in which funds are held for 30 days or less or, in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A2” by Moody’s and, (iii) if rated by Fitch, “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch); provided, however, that each of Wells Fargo Bank, National Association, PNC Bank, National Association and U.S. Bank National Association (and their respective successors) will be deemed to be Eligible Institutions so long as, with respect to any such person, such person maintains both (A) the ratings for short term unsecured debt obligations or commercial paper and (B) the ratings for long term unsecured debt obligations at least equal to the ratings levels (as applicable, and in each case) held by such persons as of the Origination Date.

Under the Loan Agreement, the Borrower has pledged to the Lender, and granted a security interest in, any and all monies deposited in the Reserve Funds on and after the Origination Date as additional security for the performance of the Borrower’s obligations under the Loan Documents. Upon the occurrence of a Loan Event of Default and subject to certain terms of the Loan Agreement, the Lender may, in addition to any and all other rights and remedies available to the Lender, apply any sums then present in the Reserve Funds to the payment of the indebtedness in any order, proportion and priority as the Lender may determine in its sole and absolute discretion. The Lender has no obligation to release any of the Reserve Funds while any Default or Loan Event of Default under the Woodlands Mall Loan Combination has occurred and remains outstanding.

“Default” means, the occurrence of any event under the Loan Agreement or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be a Loan Event of Default.

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“Reserve Funds” means, collectively, the Tax Funds, the Insurance Funds, the Capital Expenditure Funds, the Rollover Funds, the TI Funds, the Major Anchor Sweep Reserve Funds, the Excess Cash Flow Funds and any other escrow or reserve fund established by the Loan Documents.

The Reserve Funds will be held in the Lender’s name and may be commingled with the Lender’s own funds at financial institutions selected by the Lender in its sole discretion. The Reserve Funds will be held in an Eligible Account and may be invested in permitted investments as directed by the Lender. The Lender will not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds so long as the same are held in cash or are invested in certain permitted investments, other than losses sustained as a result of Lender’s gross negligence, illegal acts, fraud or willful misconduct.

Tax Accounts and Tax Funds

On each Monthly Payment Date during the continuance of a Cash Sweep Period, the Borrower is required to deposit with the Cash Management Bank in an account controlled by the Lender an amount equal to 1/12 of the taxes (the “Monthly Tax Deposit”) that the Lender estimates will be payable during the next ensuing 12 months with respect to the Mortgaged Property in order to accumulate sufficient funds to pay all such taxes prior to delinquency (provided, however, that the amount of such Tax Funds on deposit may not exceed an amount equal to 12 times the Monthly Tax Deposit). Any such amounts deposited are referred to as the “Tax Funds” for the Woodlands Mall Loan Combination and the account to which such amounts for the Woodlands Mall Loan Combination are held by the Lender is referred to as the “Tax Account”. If at any time when the Borrower is required to make monthly deposits into the Tax Account the Lender reasonably determines that the Tax Funds will not be sufficient to pay the taxes prior to delinquency, the Lender will be required to notify the Borrower of such determination and the monthly deposits for taxes will be increased by the amount that the Lender estimates is sufficient to make up the deficiency at least 10 days prior to the respective delinquency dates for the taxes; provided that if the Borrower receives notice of any such deficiency after the date that is 10 days prior to the date that taxes are due, the Borrower is required to deposit such amount within three business days after its receipt of such notice.

The Lender will apply the Tax Funds to payments of taxes required to be made by the Borrower pursuant the Loan Agreement. The Borrower is required to furnish the Lender with all bills, statements and estimates for taxes at least 10 days prior to the date such taxes are first due. If the amount of the Tax Funds exceeds the amounts due for taxes, the Lender may (or may direct the Cash Management Bank to), in its sole discretion, return any excess to the Borrower or credit such excess in good faith (so as to avoid the unnecessary accumulation of excess funds in the Tax Account) against future payments to be made to the Tax Funds. Upon the earlier of (i) defeasance or payment of the indebtedness in full, or (ii) termination of the Cash Sweep Period (and provided no other Cash Sweep Period is continuing), any Tax Funds deposited into the Tax Account during such Cash Sweep Period and not previously disbursed or applied will be disbursed to the Borrower or deposited into the Borrower Remainder Account.

“Cash Management Bank” means U.S. Bank, National Association, or any successor Eligible Institution acting as Cash Management Bank under the Cash Management Agreement.

Insurance Accounts and Insurance Funds

On each Monthly Payment Date during the continuance of a Cash Sweep Period during which the Mortgaged Property is not insured pursuant to a blanket insurance policy which satisfies the requirements of the Loan Agreement, the Borrower is required to deposit with the Cash Management Bank in an account controlled by the Lender an amount equal to 1/12 of the insurance premiums (the “Monthly Insurance Deposit”) that the Lender estimates will be payable for the renewal of the coverages afforded by the policies upon the expiration thereof in order to accumulate sufficient funds to pay all such insurance premiums at least 10 days prior to the expiration date of the applicable insurance policy (provided, however, that the amount of such Insurance Funds on deposit may not exceed an amount equal to 12 times the Monthly Insurance Deposit). Any such amounts deposited are referred to as the “Insurance Funds” and the account to which such amounts are held by the Lender is referred to as an “Insurance Account”. If at any time when the Borrower is required to make monthly deposits into the Insurance Account, the Lender reasonably

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determines that the Insurance Funds will not be sufficient to pay the insurance premiums at least 10 days prior to the expiration date of the applicable insurance policy, the Lender is required to notify the Borrower of such determination and the monthly deposits for insurance premiums will be increased by the amount that the Lender estimates is sufficient to make up the deficiency at least 10 days prior to the expiration date of the applicable insurance policy; provided that if the Borrower receives notice of any such deficiency after the date that is 10 days prior to the expiration date of the applicable insurance policy, the Borrower is required to deposit such amount within three business days after its receipt of such notice.

The Lender will apply the Insurance Funds to payments of insurance premiums for the policies required to be maintained by the Borrower under the Loan Agreement. The Borrower is required to furnish the Lender with all bills, invoices and statements for insurance premiums. If the amount of the Insurance Funds exceeds the amounts due for insurance premiums, the Lender may (or may direct Cash Management Bank to), in its sole discretion, return any excess to the Borrower or credit such excess in good faith (so as to avoid the unnecessary accumulation of excess funds in the Insurance Account) against future payments to be made to the Insurance Funds. Upon the earlier of (i) defeasance or payment of the indebtedness in full, or (ii) termination of the Cash Sweep Period and provided no other Cash Sweep Period is continuing, any Insurance Funds deposited into the Insurance Account during such Cash Sweep Period and not previously disbursed or applied will be disbursed to the Borrower.

Capital Expenditure Accounts and Capital Expenditure Funds

On each Monthly Payment Date during the continuance of a Cash Sweep Period, the Borrower is required to deposit with the Cash Management Bank in an account controlled by the Lender an amount equal to $15,720 (provided that the Capital Expenditure Funds on deposit with the Cash Management Bank will not exceed $377,291, and the Borrower will have no obligation to deposit additional funds exceeding such amount) for annual Capital Expenditures approved by the Lender, which approval will not be unreasonably withheld, conditioned or delayed. Any such amounts deposited are referred to as the “Capital Expenditure Funds” and the account in which such amounts are held is referred to as a “Capital Expenditure Account”.

The Lender may disburse the Capital Expenditure Funds only for Capital Expenditures.

“Capital Expenditures” means, for any period, the amounts expended for items capitalized under GAAP (including expenditures for replacements, building improvements, major repairs, alterations, tenant improvements and leasing commissions).

The Lender is required to instruct the Cash Management Bank to disburse to the Borrower the Capital Expenditure Funds upon satisfaction by the Borrower of certain conditions so long as no Default or Loan Event of Default has occurred and is continuing.

Upon the earlier of (i) defeasance or payment of the indebtedness in full, or (ii) termination of the Cash Sweep Period and provided no other Cash Sweep Period is continuing, any Capital Expenditure Funds deposited into the Capital Expenditure Account during such Cash Sweep Period and not previously disbursed or applied will be disbursed to the Borrower. Upon the occurrence of a Loan Event of Default, the Lender may use the Capital Expenditure Funds to perform or complete any work relating to a Capital Expenditure or any other repair or replacement to the Mortgaged Property.

Rollover Accounts and Rollover Funds

The Borrower is required to deposit with the Cash Management Bank in an account controlled by the Lender, on each Monthly Payment Date during the continuance of a Cash Sweep Period, a Monthly Rollover Deposit. The “Monthly Rollover Deposit” is an amount equal to $125,764 (provided, however, that the amount of the Rollover Funds on deposit with the Cash Management Bank may not exceed $3,018,324 (the “Rollover Cap”), and the Borrower will have no obligation to deposit additional funds exceeding the Rollover Cap) for tenant improvements, tenant improvement allowances and leasing commissions. Any such amounts deposited are referred to as “Rollover Funds” and the account to which such amounts are held by the Lender is referred to as a “Rollover Account”.

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In addition to such required deposits described above related to Rollover Funds, during the continuance of a Cash Sweep Period, or, with respect to clause (iv) below, if such rejection, termination, surrender, cancellation or buyout of the lease in question would (as of the end of the then current calendar quarter) cause the commencement of a Low DSCR Trigger Event Period, the Borrower is required to (subject to the Rollover Cap) deposit as additional Rollover Funds to be released in accordance with the terms and conditions of the Loan Agreement, with the Cash Management Bank (for deposit into the Rollover Account) all amounts paid to the Borrower in connection with the (i) any modification or amendment of any lease, but excluding payments of any additional minimum rent, common area maintenance charges payments and other non-lump-sum revenue streams, (ii) any consent (including any consent to an assignment or sublease of any lease) or waiver by the Borrower of any term, condition or provision under any lease, (iii) any settlement of claims of the Borrower against third parties in connection with any lease, (iv) any rejection, termination, surrender, cancellation or buy-out of any lease (including in connection with any bankruptcy action and including any payment relating to unamortized tenant improvements, tenant improvement allowances and/or leasing commissions), and (v) any other extraordinary event pursuant to which the Borrower receives payment (in whatever form) derived from or generated by the use, ownership or operation of the Mortgaged Property not otherwise covered by the Loan Agreement or the Cash Management Agreement (collectively, the “Termination Income Payments”), in each case, with respect to clauses (i), (ii), (iii), (iv) and (v), net of reasonable, out-of-pocket costs and expenses, if any, incurred by Borrower.

The Lender is required to instruct the Cash Management Bank to disburse to the Borrower the Rollover Funds upon satisfaction by the Borrower of, certain conditions so long as no Default or Loan Event of Default has occurred and is continuing.

Any Rollover Funds remaining after the indebtedness has been paid or defeased in full will be returned to the Borrower. Upon the termination of the Cash Sweep Period and provided no other Cash Sweep Period is continuing, any Monthly Rollover Deposits deposited into the Rollover Account during such Cash Sweep Period and not previously disbursed or applied will be disbursed to the Borrower or deposited into the Borrower Remainder Account.

TI Accounts and TI Funds

On the Origination Date the Borrower deposited with the Cash Management Bank, on behalf of the Lender, the amount of $2,174,886 on account of certain outstanding tenant improvement allowances and/or leasing commissions due with respect to certain leases at the Mortgaged Property. Amounts so deposited are referred to as the “TI Funds” and the account in which such amounts are held by the Lender is referred to as the “TI Account”.

On the certain specified Monthly Payment Dates, provided that no Loan Event of Default has occurred and is continuing, the TI Funds on deposit in the TI Account equal to the correspondingly identified “TI Amount” set forth with respect to such Monthly Payment Date are required to be deposited either (i) during any period in which a Cash Sweep Period is not occurring, into the Borrower Remainder Account or (ii) during any period in which a Cash Sweep Period is occurring, into the Cash Management Account as rents and applied in accordance with “—Cash Management” below. Any TI Funds remaining in the TI Account after the indebtedness has been paid or defeased in full will be returned to the Borrower or deposited into the Borrower Remainder Account.

“Borrower Remainder Account” means the account of the Borrower more particularly described in the Cash Management Agreement, which account is required to be in the name, and for the benefit, of the Borrower, to which the Monthly Operating Expenses Deposit, the Monthly Extraordinary Expenses Deposit and certain excess funds are distributed to the Borrower pursuant to the Loan Agreement and otherwise pursuant to the Clearing Account Agreement.

“Monthly Extraordinary Expenses Deposit” means the monthly amount due on the applicable Monthly Payment Date to pay for Extraordinary Expenses for the applicable period approved by the Lender, if any, to the extent required under the Loan Agreement as set forth in the Lender’s Instructions provided to the Cash Management Bank and the Borrower pursuant to the Cash Management Agreement.

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“Monthly Operating Expenses Deposit” means the monthly amount due on the applicable Monthly Payment Date for Operating Expenses for the applicable period incurred in accordance with an Approved Annual Budget and as set forth in a request for payment submitted by the Borrower to the Lender specifying the individual Operating Expenses in form and substance reasonably acceptable to the Lender as set forth in the Lender’s Instructions provided to the Cash Management Bank and the Borrower pursuant to the Cash Management Agreement.

“Operating Expenses” means, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Mortgaged Property that are incurred on a regular monthly or other periodic basis, including, without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by the Lender, and other similar costs, but excluding depreciation and amortization, Debt Service, principal and interest due and payable under any Mezzanine Loan, Capital Expenditures, and contributions to the Reserve Funds.

Major Anchor Sweep Reserve Funds

During the continuance of a Major Anchor Sweep Event, all Excess Cash Flow will be paid to the Lender as described under “—Cash Management” below, which amount will be transferred by the Lender into an account (the “Major Anchor Sweep Reserve Account”) to be held as additional collateral for the Woodlands Mall Loan Combination (the “Major Anchor Sweep Reserve Funds”) until an aggregate amount equal to the applicable Individual Major Anchor Cap for all Major Anchor Events then existing has been deposited into the Major Anchor Sweep Reserve Account.

During the continuance of a Major Anchor Sweep Period (and provided that no Loan Event of Default is then continuing), funds in the Major Anchor Sweep Reserve Account will be released to the Borrower for payment of tenant improvements, leasing commissions and/or landlord work associated with the re-tenanting or re-occupancy at a Major Anchor Premises then subject to a Major Anchor Event upon the Lender’s receipt of a fully-executed lease with, or deed to, one or more replacement tenants or occupants entered into in accordance with the Loan Agreement (each a “Replacement Lease”). Upon the cure of a Major Anchor Event and provided that no other Cash Sweep Event has occurred and is continuing, all Major Anchor Sweep Reserve Funds remaining in the Major Anchor Sweep Reserve Account will be remitted to the Borrower or deposited into the Borrower Remainder Account; provided, however, that (i) to the extent the Borrower or an affiliate of the Borrower has acquired a Major Anchor Premises subject to the Major Anchor Sweep Period, it will be a condition to such release of the Major Anchor Sweep Reserve Funds that such Major Anchor Premises is added as collateral to the Woodlands Mall Loan Combination as an Acquired Expansion Parcel and comply in all respects with the Loan Agreement, or (ii) if an affiliate of the Borrower acquires a Major Anchor Premises subject to the Major Anchor Sweep Period and such Major Anchor Premises are not added as collateral for the Woodlands Mall Loan Combination as an Acquired Expansion Parcel, but all other conditions to cure a Major Anchor Event have been satisfied, the remaining Major Anchor Sweep Reserve Funds in the Major Anchor Sweep Reserve Account (if any) allocable to such Major Anchor Premises (as reasonably determined by the Lender) will only be released for payment of the following: (a) 50% of such funds may be released to the Borrower for payment of tenant improvements, leasing commissions and/or required landlord work pursuant to a Replacement Lease for a Major Anchor Premises owned by the Borrower and (b) 50% of such funds may be released to the Borrower for payment of tenant improvements, leasing commissions and/or required landlord work pursuant to approved leases at in-line space owned by the Borrower.

“Individual Major Anchor Cap” means (a) if a Major Anchor Event has occurred with respect to either the JCPenney Parcel or the Nordstrom Parcel, the amount equal to the product obtained by multiplying $75 by the aggregate amount of gross leasable square footage of such Major Anchor Premises and (b) if a Major Anchor Event has occurred with respect to either the Dillard’s Parcel or the Macy’s Parcel, the amount equal to the product obtained by multiplying $100 by the aggregate amount of gross leasable square footage of such Major Anchor Premises.

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“Major Anchor Event” means the occurrence of (a) the early termination, early cancellation or early surrender of a Major Anchor Premises (or any lease with a Major Anchor) or upon the Borrower’s receipt of written notice by a Major Anchor of its intent to effect an early termination, early cancellation or early surrender with respect to the applicable Major Anchor Premises (or any lease with a Major Anchor); (b) if a Major Anchor “goes dark” at substantially all of its space at the Mortgaged Property (other than any temporary closure in connection with a casualty or renovation, or any other partial closure with a duration of less than 60 days); (c) the earlier of (i) the date that is 12 months prior to the expiration of any new or replacement lease covering at least 75,000 square feet of any Major Anchor Premises owned by the Borrower (a “Sweep Lease”) or (ii) the date required under a Sweep Lease by which the related tenant is required to give notice of its exercise of a renewal option thereunder (and in either case such renewal has not been so exercised); (d) a default under a Sweep Lease beyond any notice and cure periods; or (e) a bankruptcy action of any Major Anchor or its direct or indirect parent.

A “Major Anchor Sweep Event” will commence upon the occurrence of a Major Anchor Event with respect to two or more of (a) Nordstrom, (b) Macy’s, (c) Dillard’s, (d) JCPenney, or (e) any other owner, operator or tenant with respect to substantially all of any Major Anchor Premises (clauses (a) through (e), each a “Major Anchor”) concurrently.

“Major Anchor Sweep Period” means any period commencing on the occurrence of a Major Anchor Sweep Event and continuing until the earlier of (i) the Monthly Payment Date following the cure of the applicable Major Anchor Sweep Event, (ii) the payment in full of all principal and interest on the Woodlands Mall Loan Combination and all other amounts payable under the Loan Documents and (iii) if the Borrower has elected to fully defease the Woodlands Mall Loan Combination, in accordance with “—Defeasance” above.

“Major Anchor Premises” means the parcel related to any Major Anchor.

Excess Cash Flow Accounts and Excess Cash Flow Funds

During a Cash Sweep Period, all Excess Cash Flow will be deposited with the Cash Management Bank in an account controlled by the Lender as described in “—Cash management” below, which sums will be held by the Lender as additional security for the Woodlands Mall Loan Combination. Amounts so deposited are referred to as the “Excess Cash Flow Funds” for the Woodlands Mall Loan Combination and the account in which such amounts are held by the Lender is referred to as the “Excess Cash Flow Account”.

Upon the termination of a Cash Sweep Period and provided that no other Cash Sweep Event has occurred and remains outstanding, all funds on deposit in the Excess Cash Flow Account will be deposited into the Borrower Remainder Account.

In addition, any Excess Cash Flow Funds remaining in the Excess Cash Flow Account after the indebtedness has been paid or defeased in full will be (a) if any portion of the Mezzanine Loan is then-outstanding and the Mezzanine Borrower has not concurrently defeased the Mezzanine Loan, to the Mezzanine Lender, (b) if applicable, if any portion of the Permitted Mezzanine Loan is then-outstanding and the Permitted Mezzanine Borrower has not concurrently defeased the Permitted Mezzanine Loan, to the Approved Mezzanine Lender or (c) if no portion of the Mezzanine Loan or the Permitted Mezzanine Loan (if applicable) is then-outstanding or the Mezzanine Borrower or the Permitted Mezzanine Borrower (if applicable) has concurrently defeased the Mezzanine Loan or the Permitted Mezzanine Loan (if applicable), returned to the Borrower or deposited into the Borrower Remainder Account.

“Approved Mezzanine Lender” means (a) any bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, mutual fund, government entity or plan, investment company or institution substantially similar to any of the foregoing, provided that in each case that such institution (i) has total real estate assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $250,000,000 and (ii) is regularly engaged in the business of making or owning commercial real estate

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loans or operating commercial mortgage properties; or (b) any other mezzanine lender that has been approved by the Lender in its sole discretion and the Rating Agency.

Cash Management

The Borrower is required to establish and maintain a segregated Eligible Account (the “Clearing Account”) with U.S. Bank National Association (the “Clearing Bank”) or a successor eligible institution in trust for the benefit of Lender in accordance with the Clearing Account Agreement. The Clearing Account is not permitted to be commingled with other monies held by the Borrower or the Clearing Bank and the Borrower may not pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC financing statements to be filed, except those naming the Lender as the secured party. The Borrower is required to cause all rents under the leases (other than (i) rents paid by tenants under seasonal leases, licensees and other miscellaneous payors and (ii) De Minimis Income and Sponsorship Income) to be deposited directly to the Clearing Account. In the event that the Borrower or an affiliate or the Property Manager receives any amounts constituting rents, such amounts are required to be deposited into the Clearing Account by the end of the third business day following receipt. De Minimis Income may be (A) deposited into the Clearing Account or Cash Management Account on a less frequent basis (but in no event more than 30 days after receipt of such amounts) or (B) retained at the Mortgaged Property to fund petty cash or other de minimis accounts, which petty cash may be used to pay certain de minimis property expenses.

“Clearing Account Agreement” means the account control agreement (with lockbox services), dated the Origination Date, by and among the Borrower, the Lender and the Clearing Bank, or if required a replacement clearing account agreement.

“De Minimis Income” means, collectively, certain de minimis amounts of rents received directly by the Borrower or the Property Manager from sources other than leases (except for seasonal leases) and the Net Proceeds, including sources such as holiday photo sales, holiday seasonal leases and change retrieved from fountains.

“Sponsorship Income” means, collectively, certain rents generated pursuant to multi-property sponsorship and advertising programs which are attributable to the Mortgaged Property.

Upon the commencement of a Cash Sweep Period, the Borrower is also required to establish and maintain a cash management account with the Cash Management Bank (the “Cash Management Account”) into which income from the Mortgaged Property is required to be deposited in accordance with the Cash Management Agreement as described below under “—The Cash Management Agreement”. Each Cash Management Account is owned by the Borrower but controlled by, and pledged to, the Lender. Prior to the occurrence of a Cash Sweep Period (and at all times thereafter during which no Cash Sweep Period is continuing), on each business day, all funds on deposit in the Clearing Account are required to be deposited into the Borrower Remainder Account subject to and in accordance with the Clearing Account Agreement as described below under “—The Cash Management Agreement”.

Upon the occurrence and during the continuance of a Cash Sweep Period, the Lender may in its discretion direct the Borrower to enter into replacement or additional cash management arrangements such that all rents with respect to the Mortgaged Property are allocated and applied among subaccounts, which will be Eligible Accounts held at an Eligible Institution, pursuant to a cash management agreement in the form prescribed by the Loan Agreement.

“Cash Sweep Period” means, any period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (i) the Monthly Payment Date following the occurrence of the Cash Sweep Event Cure, (ii) the payment in full of all principal and interest on the Woodlands Mall Loan

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Combination and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents, and (iii) if the Borrower has elected to fully defease the Woodlands Mall Loan Combination, the satisfaction of all of the requirements relating to such defeasance set forth in the Loan Agreement and described under “—Defeasance” above.

A “Cash Sweep Event” means the occurrence of (i) a Loan Event of Default, (ii) any bankruptcy action of the Borrower, (iii) any bankruptcy action of the Guarantor (or any replacement guarantor reasonably acceptable to the Lender), (iv) any Low DSCR Trigger Event, (v) a Major Anchor Sweep Period, or (vi) an event of default under the Mezzanine Loan or a Permitted Mezzanine Loan.

“Cash Sweep Event Cure” means:

(i)       if the Cash Sweep Event is caused solely by the occurrence of clause (i) in the definition of “Cash Sweep Event,” a cure of the Loan Event of Default; provided that, the Lender will not have exercised any of its rights to accelerate the Woodlands Mall Loan Combination, move to appoint a receiver or commence a foreclosure action (unless the Lender has rescinded such action in connection with any such acceptance of cure or waiver);

(ii)       if the Cash Sweep Event is caused solely by the occurrence of clause (ii) in the definition of “Cash Sweep Event,” if such Cash Sweep Event is as a result of the filing of an involuntary petition against the Borrower with respect to which none of the Borrower, the Sole Member or the Guarantor, or any affiliate of the Borrower, the Sole Member or the Guarantor solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, upon the same being discharged, stayed or dismissed; provided that (A) the Borrower is not in default of the special purpose entity provisions described under “—Special Purpose Entity Covenants” or provisions described under “—Transfer or Encumbrance of the Mortgaged Property”; and (B) no Loan Event of Default is continuing;

(iii)       if the Cash Sweep Event is caused solely by the occurrence of clause (iii) in the definition of “Cash Sweep Event,” (A) if the Borrower replaces the Guarantor with a substitute guarantor having an aggregate net worth of not less than $1,000,000,000 and liquidity (including availability under lines of credit from an Eligible Institution an unencumbered capital commitments) of not less than $50,000,000, in each case exclusive of such person’s interest in the Mortgaged Property and as determined in accordance with GAAP, or that is otherwise acceptable to the Lender in its sole and absolute discretion and, in all instances, are not subject to any investigation, litigation, credit event or other circumstance which would generally deter institutional lenders from doing business with such person, as reasonably determined by the Lender and (1) such substitute guarantor has (x) assumed all obligations of the Guarantor under the guaranty and the environmental indemnity or (y) executed a replacement recourse guaranty and a replacement environmental indemnity in the same form and substance as the guaranty and the environmental indemnity, respectively, (2) the Borrower, at its sole cost and expense, has delivered an insolvency opinion reasonably acceptable to the Lender and acceptable to the Rating Agency, reflecting the substitution of the Guarantor with such substitute guarantor, (3) if required by the Lender, the borrower has delivered a Rating Agency Confirmation reflecting the substitution and such substitute guarantor, and (4) the Lender has received, at the Borrower’s sole cost and expense, a credit check acceptable to the Lender in all respects with respect to such substitute guarantor as the Lender may reasonably require, or (B) if such Cash Sweep Event is as a result of the filing of an involuntary petition against the Guarantor, upon the same being discharged, stayed or dismissed within 90 days of such filing; provided that, in the Lender’s reasonable opinion, such filing (after dismissal or discharge) does not materially and adversely affect the Guarantor’s ability to pay and perform its obligations (fixed, contingent or otherwise) under the Loan Documents to which it is a party;

(iv)       if the Cash Sweep Event is caused solely by the occurrence of clause (iv) in the definition of “Cash Sweep Event,” the occurrence of a Low DSCR Trigger Event Cure;

(v)       if the Cash Sweep Event is caused solely by the occurrence of clause (v) in the definition of “Cash Sweep Event,” the occurrence of a Major Anchor Sweep Event Cure; and

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(vi)       if the Cash Sweep Event is caused solely by the occurrence of clause (vi) in the definition of “Cash Sweep Event,” once no Mezzanine Loan Event of Default is then continuing.

Notwithstanding the foregoing, each Cash Sweep Event Cure set forth above, will be subject to the following conditions: (1) after giving effect to such Cash Sweep Event Cure, no other Cash Sweep Event with respect to such Security Instrument has occurred and remains outstanding, (2) the Borrower has notified the Lender in writing of its election to cure the Cash Sweep Event, and (3) the Borrower has paid all of the Lender’s reasonable out-of-pocket costs and expenses incurred in connection with such Cash Sweep Event Cure.

“Low DSCR Trigger Event” means, as of a DSCR Determination Date, either (i) the Debt Service Coverage Ratio (Aggregate) is less than 1.45x or (ii) the Debt Service Coverage Ratio (Mortgage Only) is less than 2.00x.

“Low DSCR Trigger Event Cure” means (i) the Debt Service Coverage Ratio (Aggregate) as of any DSCR Determination Date after a Low DSCR Trigger Event, is equal to or greater than 1.45x and (ii) the Debt Service Coverage Ratio (Mortgage Only), as of any DSCR Determination Date after a Low DSCR Trigger Event, is equal to or greater than 2.00x, provided that the Borrower has paid all of the Lender’s reasonable costs and expenses incurred in connection with such Low DSCR Trigger Event Cure.

“Low DSCR Trigger Event Period” means, any period commencing on the occurrence of a Low DSCR Trigger Event and continuing until the earlier of (i) the Monthly Payment Date following the occurrence of the Low DSCR Trigger Event Cure, (ii) the payment in full of all principal and interest on the Woodlands Mall Loan Combination and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents, and (iii) if the Borrower has elected to defease the Woodlands Mall Loan Combination, the satisfaction of all of the requirements relating thereto set forth in the Loan Agreement.

“Debt Service Coverage Ratio (Aggregate)” means, as of a DSCR Determination Date, the ratio, as determined by the Lender, in which:

(i)       the numerator is the net operating income for the trailing 12 month period immediately preceding the DSCR Determination Date as determined in accordance with the Loan Agreement; provided, however, that for the purposes of calculating the Debt Service Coverage Ratio (Aggregate), net operating income will be calculated using an imputed management fee of 2.0% of gross income from operations, in lieu of actual management fees incurred in connection with the operation of the Mortgaged Property; and

(ii)       the denominator is the sum of the aggregate annualized Debt Service due and payable for the Interest Accrual Period in which the DSCR Determination Date occurs (which will be based on the Monthly Debt Service Payment Amount) and the aggregate annualized amount of principal and interest due and payable for such period under any mezzanine loan (which will be based on the actual Monthly Debt Service Payment Amount).

For purposes of determining whether a Low DSCR Trigger Event Period exists, the Debt Service Coverage Ratio (Aggregate) will be determined quarterly based on the trailing 12 month period immediately preceding such DSCR Determination Date, commencing on October 1, 2019 and on the first day of each January, April, July and October occurring thereafter (each such date of calculation, a “DSCR Determination Date”).

“Debt Service Coverage Ratio (Mortgage Only)” means, as of a DSCR Determination Date, the ratio, as determined by the Lender, in which:

(i)       the numerator is the net operating income for the trailing 12 month period immediately preceding the DSCR Determination Date as determined in accordance with the Loan Agreement; provided, however, that for the purposes of calculating the Debt Service Coverage Ratio (Mortgage Only), net operating income will be calculated using an imputed management fee

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of 2.0% of gross income from operations, in lieu of actual management fees incurred in connection with the operation of the Mortgaged Property; and

(ii)       the denominator is the sum of the aggregate annualized Debt Service due and payable for the Interest Accrual Period in which the DSCR Determination Date occurs (which will be based on the Monthly Debt Service Payment Amount).

For purposes of determining whether a Low DSCR Trigger Event Period exists, the Debt Service Coverage Ratio (Mortgage Only) will be determined quarterly based on the trailing 12-month period immediately preceding such DSCR Determination Date, commencing on October 1, 2019 and on each DSCR Determination Date thereafter.

“Major Anchor Sweep Event Cure” means, after the occurrence of a Major Anchor Sweep Event, the first date on which a Major Anchor Event is then continuing with respect to only one or less Major Anchors.

“Debt Service” means, with respect to any particular period of time, the aggregate amount of scheduled principal (if any) and interest payments due and payable under the Notes and the Loan Agreement.

Provided that no Loan Event of Default has occurred and remains outstanding (subject, however, to the last paragraph of this –Cash Management section), during a Cash Sweep Period, funds on deposit in the Cash Management Account (or, to the extent that funds in the Cash Management Account are insufficient for such purposes, funds (if any) on deposit in the Major Anchor Sweep Reserve Account or the Excess Cash Flow Account) will be applied in the following amounts and order of priority:

First        funds sufficient to pay the next monthly deposit to the Tax Funds as described under “—Reserve Accounts and Reserve Funds—Tax Accounts and Tax Funds” above;

Second  funds sufficient to pay the next monthly deposit to the Insurance Funds as described under “—Reserve Accounts and Reserve Funds—Insurance Accounts and Insurance Funds” above;

Third       funds sufficient to pay the fees and expenses of the Cash Management Bank then due and payable to the Cash Management Bank in accordance with the Cash Management Agreement;

Fourth    funds sufficient to pay the next Monthly Debt Service Payment Amount;

Fifth        funds sufficient to pay for (A) Operating Expenses for the preceding month incurred in accordance with an approved annual budget (provided that, in no event will property management fees exceed an amount equal to (1) if the Mortgaged Property is self-managed (which is permitted only for so long as the Borrower is controlled by a Borrower Sponsor), 2.0% of gross income from operations for the preceding calendar month, and (2) if the Mortgaged Property is not self-managed, the actual property management fees payable to the Property Manager under the Management Agreement for the preceding month, and (B) the extraordinary expenses for the period (which, if in excess of (i) $250,000 during such period, or (ii) $750,000 in the aggregate per annum, will be subject to the Lender’s reasonable approval) will be deposited into the Borrower Remainder Account;

Sixth      funds sufficient to pay the next monthly deposit to the Capital Expenditure Funds as described under “—Reserve Accounts and Reserve Funds—Capital Expenditure Accounts and Capital Expenditure Funds” above;

Seventh                funds sufficient to pay the next monthly deposit to the Rollover Funds as described under “—Reserve Accounts and Reserve Funds —Rollover Accounts and Rollover Funds” above;

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Eighth    funds sufficient to pay any interest accruing at the Default Rate (without duplication with clause (4) above), late payment charges and any other amounts then due and payable under the Loan Documents;

Ninth      to the account related to any Mezzanine Loan, funds in an amount equal to the Mezzanine Monthly Debt Service Payment Amount due and owing with respect to such Monthly Payment Date;

Tenth     if applicable, to the Permitted Mezzanine Debt Service Account funds in an amount equal to the Monthly Permitted Mezzanine Debt Service Payment due and owing with respect to such Monthly Payment Date;

Eleventh               the remaining amount (the “Excess Cash Flow”) (A) during a Major Anchor Sweep Period, such Excess Cash Flow will be deposited into the Major Anchor Sweep Reserve Account to be held and applied as described under “—Reserve Accounts and Reserve Funds—Major Anchor Sweep Reserve Funds” above, subject to the applicable Individual Major Anchor Cap; (B) during a Major Anchor Sweep Period, if no other Cash Sweep Period is then continuing, and the Major Anchor Sweep Reserve Funds on deposit in the Major Anchor Sweep Reserve Account have reached the applicable Individual Major Anchor Cap for all Major Anchor Events then existing, such Excess Cash Flow will be remitted to the Borrower or deposited into the Borrower Remainder Account on each business day; and (C) provided no Major Anchor Sweep Period is then continuing, but a Cash Sweep Period is otherwise continuing, such Excess Cash Flow will be deposited into the Excess Cash Flow Account and held and applied as described under “—Reserve Accounts and Reserve Funds—Excess Cash Flow Accounts and Excess Cash Flow Funds” above.

Upon the occurrence and during the continuance of a Loan Event of Default, the Lender may, in addition to any and all other rights and remedies available to the Lender, apply any amounts then on deposit in the Cash Management Account (including the minimum account balance, which is $1,000) to the payment of the indebtedness in any order, proportion and priority as the Lender may determine in its sole and absolute discretion.

Notwithstanding the foregoing, at any time during a Loan Event of Default, but prior to an Enforcement Action, the Lender will be required to instruct the Cash Management Bank to (A) apply funds on deposit in the Cash Management Account in the amounts and order of priority as set forth in clauses First through Fourth and clauses Sixth through Ninth above and (B) upon written request by the Borrower, remit directly to third parties (or at the Lender’s sole option, to the Borrower Remainder Account) the amounts set forth in clause Fifth above for the applicable period.

“Borrower Sponsor” means mean Brookfield Property REIT Inc., a Delaware corporation (f/k/a GGP Inc.) (“BPRI”), Brookfield Property Partners L.P., a Bermuda limited partnership (“BPY”), Brookfield Asset Management Inc., an Ontario corporation (“BAM”), and/or one or more persons who succeeds, whether by merger, acquisition, or other legal means of succession, to all or substantially all of the business or assets of BPRI, BPY or BAM.

“Enforcement Action” means the commencement by the Lender of foreclosure proceedings or proceedings for the appointment of a receiver at any time during a Loan Event of Default (or the initiation by the Lender of any judicial action in respect of the Notes as a predicate to any such proceedings). In addition, an “Enforcement Action” will be deemed to have occurred, without any need for further action by the Lender immediately upon the occurrence of any of the following: (i) failure to repay in full the principal balance of the Woodlands Mall Loan Combination on the Maturity Date (unless the Lender fails to initiate any of the foregoing actions within 30 days), (ii) any Loan Event of Default under clauses (vi), (vii) or (viii) of the definition of “Loan Event of Default” with respect of the Borrower or the Guarantor, or (iii) any affirmative or collusive action taken in bad faith by the Borrower, the Guarantor or any affiliate of the Borrower that controls the Borrower, to stay, hinder or delay the Lender’s ability to initiate any of the foregoing Enforcement Actions.

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“Monthly Permitted Mezzanine Debt Service Payment” means, as to each Monthly Payment Date, an amount equal to the scheduled payment of principal and interest payable by the Permitted Mezzanine Borrower.

“Permitted Mezzanine Borrower” means, if applicable, any single member Delaware limited liability company that is a special purpose “bankruptcy-remote” entity having a direct or indirect 100% ownership interest in the Mezzanine Borrower.

“Permitted Mezzanine Debt Service Account” means an account into which Cash Management Bank deposits from the Cash Management Account the amounts required for the payment of the Monthly Permitted Mezzanine Debt Service Payment due on the next Monthly Payment Date.

The Cash Management Agreement

In connection with the origination of the Woodlands Mall Loan Combination, the Borrower and the Mezzanine Borrower entered into a cash management agreement (the “Cash Management Agreement”) with the Cash Management Bank, the Mezzanine Lender and the Lender in order to maintain the Cash Management Account and to make disbursements out of such account in accordance with the Loan Agreement.

Following the Cash Management Bank’s receipt of notice from the Lender or its designee that a Cash Sweep Period has commenced, the Cash Management Bank will receive daily transfers from the Clearing Account and the Lender will be required to instruct the Cash Management Bank pursuant to written instructions to the Cash Management Bank (a copy of which will be required to be sent to the Borrower by the Lender) (the “Lender’s Instructions”) to apply funds on deposit in the Cash Management Account (less the minimum account balance, which is $1,000, and the applicable fees and expenses of the Cash Management Bank in connection with the maintenance of the account) in accordance with the provisions of the Loan Agreement, as described in “—Cash Management” above (and, at all times, reserves will be required to be applied as provided in the Loan Agreement); provided that the Cash Management Bank may rely on such written instructions from the Lender and is not required or expected to review or comply with the terms of the Loan Agreement if any conflict exists between the Loan Agreement and any such written instructions.

Property Management

The Borrower is required to (i) cause the Property Manager to manage the Mortgaged Property in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of the Borrower to be performed and observed, (iii) promptly notify the Lender of any default under the Management Agreement of which it is aware, and (iv) promptly enforce the performance and observance of all of the covenants required to be performed and observed by the Property Manager under the Management Agreement. If the Borrower defaults in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of the Borrower to be performed or observed, then, without limiting the Lender’s other rights or remedies under the Loan Agreement or the other Loan Documents, and without waiving or releasing the Borrower from any of its obligations under the Loan Agreement or under the Management Agreement, the Lender may have the right, but is under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of the Borrower to be performed or observed.

The Lender has the right to require the Borrower to replace the Property Manager with (x) a Qualified Manager selected by the Borrower or (y) another property manager chosen by the Borrower and approved by the Lender (provided that such approval may be conditioned upon the Borrower delivering a Rating Agency Confirmation as to such new property manager and management agreement): (i) at any time during the continuance of a Loan Event of Default, or (ii) if the Property Manager is in default in any material respect under the Management Agreement beyond any applicable notice and cure period, (iii) if the Property Manager becomes insolvent or a debtor in any bankruptcy action (provided, however, if such

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bankruptcy action was involuntary and not consented to by the Property Manager, upon the same not being discharged, stayed or dismissed within 90 days), or (iv) if at any time the Property Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

A “Qualified Manager” means (i) General Growth Management, Inc., (ii) General Growth Services, Inc., (iii) BPRI, BPY, BAM or any affiliate of BPRI, BPY or BAM, (iv) a reputable and experienced manager (which may be an affiliate of the Borrower) which, in the case of this clause (iv) (a) is not subject to a bankruptcy, insolvency or similar proceeding and (b) manages, together with its affiliates, (1) at least five regional shopping malls other than the Mortgaged Property totaling at least in the aggregate 5,000,000 square feet of gross leasable area and (2) has five years of experience managing regional shopping malls, or (v) a manager otherwise approved by the Lender, which approval may not be unreasonably withheld, conditioned or delayed so long as the Lender has received a Rating Agency Confirmation; provided that the Borrower has obtained in the case of clauses (ii), (iii) or (iv), if such person is an affiliate of the Borrower, a new bankruptcy non-consolidation opinion meeting then-current rating agency criteria and reasonably acceptable to the Lender (provided, however, a non-consolidation opinion delivered in substantially the same form as the non-consolidation opinion delivered on the Origination Date will be deemed acceptable).

The Borrower is not permitted, without the prior written consent of the Lender and receipt of a Rating Agency Confirmation with respect to the action to, (i) (A) surrender, terminate, cancel, renew or extend the Management Agreement, or (B) modify or amend the Management Agreement in any material respect; provided that the Borrower may, without the Lender’s consent, replace the Property Manager with a Qualified Manager pursuant to a replacement management agreement or, for so long as Borrower is controlled by a Borrower Sponsor, self-manage the Mortgaged Property (and in such case the Borrower will not be required to enter into a replacement management agreement), (ii) enter into any other agreement relating to the management or operation of the Mortgaged Property, provided that the Property Manager may sub-contract to a Qualified Manager the responsibilities of the Property Manager under the Management Agreement pursuant to a sub-management agreement, provided that (1) the fees and charges payable under any such sub-management agreement do not exceed the management fees and charges payable to the Property Manager under the Management Agreement and are the sole obligation of the Property Manager, (2) any sub-management agreement terminates in the event of a termination of the Management Agreement, and (3) the Borrower does not have any obligations or liabilities under any such sub-management agreement, (iii) consent to the assignment by the Property Manager of its interest under the Management Agreement, (iv) reduce or consent to the reduction of the term of the Management Agreement, (v) increase or consent to the increase of the amount of any fees or other charges under the Management Agreement, or (vi) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

Upon the occurrence and during the continuance of a Loan Event of Default, the Borrower is not permitted to exercise any rights, make any decisions, grant any approvals or otherwise take any action under a management agreement without the prior consent of the Lender.

If (a) the indebtedness has been accelerated as a result of the payment due on the Stated Maturity Date not being paid when due, (b) the Property Manager becomes insolvent or a debtor in any bankruptcy action (provided, however, if such bankruptcy action was involuntary and not consented to by the Borrower, the Sole Member, the Guarantor, the Property Manager or any affiliate of the foregoing, upon the same not being discharged, stayed or dismissed within 90 days) or (c) an event of default occurs under the Management Agreement, the Borrower is required, at the Lender’s request, to terminate the Management Agreement and replace the Property Manager with a Qualified Manager pursuant to a replacement management agreement.

“Management Agreement” means any management agreement entered into by and between the Borrower and a Property Manager pursuant to which the Property Manager is to provide management and other services with respect to the Mortgaged Property.

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“Property Manager” means any Qualified Manager engaged in accordance with the Loan Documents.

Risk Management

Insurance

The Borrower, at its sole cost and expense, is required to obtain and maintain during the entire term of the Woodlands Mall Loan Combination, or cause to be maintained, insurance policies for the Borrower and the Mortgaged Property providing at least the following coverages:

(1)	property insurance against loss or damage by fire, any type of wind (including named storms and storm surge), lightning and such other perils as are included in a standard “special form” or “all-risk” policy, and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by acts of terrorism (or, subject to certain conditions in the Loan Agreement, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to 100% of the “Full Replacement Cost” of the Mortgaged Property, which means actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) have deductibles no greater than $500,000, with the exception of flood, windstorm or earthquake, which may have deductibles not to exceed five percent (5%) of the total insurable value of the Mortgaged Property per occurrence; (C) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the improvements and personal property at the Mortgaged Property waiving all co-insurance provisions; and (D) containing “Ordinance or Law Coverage” if any of the improvements or the use of the Mortgaged Property will at any time constitute legal non-conforming structures or uses, and compensating for loss to the undamaged portion of the building (with a limit equal to replacement cost), the cost of demolition and the increased costs of construction, each in amounts as required by the Lender. In addition, the Borrower will be required to obtain: (x) if any portion of the improvements or personal property is currently or at any time in the future located in a federally designated special flood hazard area (“SFHA”), flood hazard insurance for all such improvements and/or personal property located in the SFHA in an amount equal to the (1) the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (the “Flood Insurance Acts”) plus (2) such additional coverage as the Lender may require and (y) earthquake insurance in amounts and in form and substance satisfactory to the Lender (provided that the Lender may not require earthquake insurance unless the Mortgaged Property is located in an area with a high degree of seismic activity); provided that the insurance pursuant to clauses (x) and (y) hereof will be on terms consistent with the comprehensive all risk insurance policy required under this clause (i);
(2)	commercial general liability insurance, including coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Mortgaged Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of $1,000,000, with a combined limit per policy year, excluding umbrella coverage, of not less than $2,000,000 with a deductible or self-insured retention not to exceed $500,000; (B) to continue at not less than the aforesaid limit until required to be changed by the Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts to the extent the same is available;
(3)	rental loss and/or business income interruption insurance (A) with loss payable to the Lender; (B) covering all risks required to be covered by the insurance provided for in clause (1) above,
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clause (6) below and the Loan Agreement; (C) covering a period of restoration of 36 months and containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 12 months from the date that the Mortgaged Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to 100% of the projected gross revenue from the Mortgaged Property (less non-continuing expenses) for a period of 36 months. The amount of such business income insurance will be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenue from the Mortgaged Property (less non-continuing expenses) for the succeeding 36-month period. All proceeds payable to the Lender pursuant to this subsection will be held by the Lender and will be required to be applied to the Borrower’s obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained will be deemed to relieve the Borrower of its obligations under the Loan Documents to pay the indebtedness on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(4)	at all times during which structural construction, repairs or alterations are being made with respect to the improvements, and only if the property or liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required as set forth in this –Insurance section; and (B) the insurance provided for in clause (1) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to clause (1) above, (3) including permission to occupy the Mortgaged Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
(5)	if applicable, workers’ compensation, subject to the statutory limits of the state in which the Mortgaged Property is located, and employer’s liability insurance with a minimum limit of $1,000,000 per accident and per disease per employee;
(6)	comprehensive boiler and machinery/equipment breakdown insurance, if applicable, in amounts as will be reasonably required by the Lender on terms consistent with the commercial property insurance policy required under clause (1) above;
(7)	umbrella liability insurance in addition to primary coverage in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under clause (2) above and clause (8) below
(8)	if applicable, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000;
(9)	if applicable, insurance against employee dishonesty with respect to any employees of the Borrower in an amount not less than one month of gross revenue from the Mortgaged Property and with a deductible not greater than $100,000; and
(10)	upon 60 days’ notice, such other (i.e. insurance not described in clauses (1) through (9) above) reasonable insurance and in such reasonable amounts as the Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Mortgaged Property located in or around the region in which the Mortgaged Property is located.

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The property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance required under clauses (1), (2), (3) and (7) above must cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and the Borrower will be required to maintain property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts and deductibles) consistent with those required under clauses (1), (2), (3) and (7) above (or at least not specifically excluding same) at all times during the term of the Woodlands Mall Loan Combination. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the Lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.

Notwithstanding anything to the contrary in the preceding paragraphs of this “—Risk Management” section, the Borrower will be required to obtain and maintain coverage in its property insurance policy (or by a separate insurance policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Mortgaged Property plus the rental loss and/or business interruption coverage under clause (3) above; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all-risk” property policy required by clause (1) above, the Borrower will, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the “Full Replacement Cost” of the Mortgaged Property plus the rental loss and/or business interruption coverage under clause (3) above; provided that such coverage is available. Notwithstanding the foregoing, in the event TRIPRA is no longer in effect, the Borrower will be required to carry terrorism insurance throughout the term of the Woodlands Mall Loan Combination as described in this paragraph, but in such event the Borrower will not be required to pay any insurance premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap and, if the cost of such terrorism coverage exceeds the Terrorism Premium Cap, the Borrower will be required to purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Premium Cap; provided that, if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the Lender may, at its option (1) purchase such stand-alone terrorism insurance policy, with the Borrower paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism insurance policy to the Terrorism Premium Cap.

“Terrorism Premium Cap” means an amount equal to two times the amount of the insurance premium that is allocated to the property and business interruption/rental loss insurance required under the Loan Documents (without giving effect to the cost of terrorism and earthquake components of such property and business interruption/rental loss insurance) at the time that such terrorism coverage is excluded from the applicable insurance policy.

All insurance policies required pursuant to the Loan Agreement: (i) must be issued by companies authorized or licensed to do business in the state where the Mortgaged Property is located, with (1) a financial strength and claims paying ability rating of (x) “A” or better by S&P, (y) “A2” or better by Moody’s, to the extent Moody’s rates any securities issued in connection with the securitization of a portion of the Woodlands Mall Loan Combination (the “Companion Loan Securities”) and rates the applicable insurance company, and (z) “A” or better by Fitch, to the extent Fitch rates the applicable insurance company (provided, however, for multi-layered policies, (A) if 4 or fewer insurance companies issue the insurance policies, then at least 75% of the insurance coverage represented by the insurance policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s (to

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the extent Moody’s rates the Companion Loan Securities and the applicable insurance company) and “A” or better by Fitch (to the extent Fitch rates the applicable insurance company), with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s (to the extent Moody’s rates the Companion Loan Securities and the applicable insurance company) and “BBB” or better by Fitch (to the extent Fitch rates the applicable insurance company), or (B) if five (5) or more insurance companies issue the insurance policies, then at least 60% of the insurance coverage represented by the insurance policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s (to the extent Moody’s rates the Companion Loan Securities and the applicable insurance company) and “A” or better by Fitch (to the extent Fitch rates the applicable insurance company), with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s (to the extent Moody’s rates the Companion Loan Securities and the applicable insurance company) and “BBB” or better by Fitch (to the extent Fitch rates the applicable insurance company), and (2) a rating of A:X or better in the current Best’s Insurance Reports; (ii) must, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause/Lender’s Loss Payable Endorsement, or their equivalents, naming the Lender as the person to whom all payments made by such insurance company will be paid; (iii) must contain a waiver of subrogation against the Lender; (iv) must contain such provisions as the Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither the Borrower, the Lender nor any other party may be a co-insurer under said insurance policies and (B) in addition to complying with any other requirements expressly set forth in the Loan Agreement for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Mortgaged Property, but in no event in excess of an amount reasonably acceptable to the Lender; and (v) must be satisfactory in form and substance to the Lender and must be approved by the Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. In addition to the insurance coverages described above, the Borrower must obtain such other insurance as may from time to time be reasonably required by the Lender in order to protect its interests.

The Borrower will be required to pay the insurance premiums annually in advance as the same become due and payable and will furnish to the Lender evidence of the renewal of each of the insurance policies with receipts for the payment of the insurance premiums or other evidence of such payment reasonably satisfactory to the Lender (provided, however, that the Borrower will not be required to pay such insurance premiums nor furnish such evidence of payment to the Lender in the event that the amounts required to pay such insurance premiums have been deposited into the Insurance Account pursuant to the Loan Agreement). Within 30 days after request by the Lender, the Borrower will be required to obtain such increases in the amounts of coverage required under the Loan Agreement as may be reasonably requested by the Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices.

Any blanket insurance policy will be subject to the Lender’s approval and will otherwise provide the same protection as would a separate policy insuring only the Mortgaged Property in compliance with the Loan Agreement (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the insurance policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of the Mortgaged Property (the “Radius”), the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in the Loan Agreement for the Mortgaged Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis.

In the event of foreclosure of the Security Instrument or other transfer of title to the Mortgaged Property in extinguishment in whole or in part of the Borrower’s obligations under the Loan Documents, all right, title and interest of the Borrower in and to the insurance policies that are not blanket insurance policies then in force concerning the Mortgaged Property and all proceeds payable thereunder will thereupon vest in the purchaser at such foreclosure or the Lender or other transferee in the event of such other transfer of title.

Casualty and Condemnation

The Borrower is required to give prompt notice to the Lender of any material casualty at the Mortgaged Property (which includes any casualty, damage or injury, by fire or otherwise) and the Borrower is required (at its own expense, regardless of whether such amount is covered by insurance) to repair and restore the Mortgaged Property in accordance with the Loan Agreement to its condition prior to such casualty (with any permitted alternations as described under “—Alterations”).

In the event of a casualty where the loss and the Net Proceeds with respect to the Mortgaged Property are less than the Restoration Threshold, the Borrower may settle and adjust such claim; provided that (a)

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no Loan Event of Default has occurred and remains outstanding and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a casualty where the loss or the Net Proceeds with respect to the Mortgaged Property is equal to or greater than the Restoration Threshold or if a Loan Event of Default has occurred and remains outstanding, the Borrower may settle and adjust such claim only with the prior consent of the Lender and the Lender will have the opportunity to participate in any such adjustments.

“Restoration Threshold” means an amount equal to $21,250,000.

The Borrower may settle and compromise any Material Condemnation with respect to the Mortgaged Property only with the prior consent of the Lender and the Lender will have the opportunity to participate in any applicable litigation or proceeding and settlement discussions in respect thereof and the Borrower is required to, at its cost and expense, diligently prosecute any such litigations or proceedings, and will consult with the Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such litigations or proceedings. The Lender is irrevocably appointed to act after the occurrence and during the continuance of a Loan Event of Default as the Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any applicable Award and to make any compromise or settlement in connection with any applicable Material Condemnation. If any portion of the Mortgaged Property is taken by any governmental authority, the Borrower is required to promptly commence and diligently prosecute to completion the restoration of the Mortgaged Property and otherwise comply with the provisions described below regarding the delivery of Net Proceeds. If the Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by the Lender of the Award, the Lender has the right, whether or not a deficiency judgment on the Notes has been sought, recovered or denied, to receive the Award or a portion thereof sufficient to pay the debt under the Notes, the Loan Agreement or any other Loan Document in full.

“Material Condemnation” means a condemnation (a) in which more than 15% of the aggregate land constituting the Mortgaged Property is taken, (b) in which any land taken is located on any portion of the Mortgaged Property other than along the perimeter or periphery thereof, (c) in which any portion of the improvements is taken, or (d) the proffered Award for which, or the anticipated amount of any settlement or compromise of which, exceeds $10,000,000.

If a casualty or condemnation has occurred to the Mortgaged Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs and expenses to complete the restoration are equal to or greater than the Restoration Threshold, the Lender will make such Net Proceeds available for the restoration, provided that each of the following conditions, among others, is satisfied:

(1)	no Loan Event of Default has occurred and remains outstanding; in the event the Net Proceeds are insurance proceeds, less than 25% of the total aggregate floor area of the improvements at the Mortgaged Property has been damaged, destroyed or rendered unusable as a result of such casualty or (B) in the event the Net Proceeds are an Award, less than 15% of the aggregate land constituting the Mortgaged Property is taken, and such land is located along the perimeter or periphery of the Mortgaged Property, and no portion of the improvements is the subject of the condemnation;
(2)	leases (including any leases entered into after the occurrence of such casualty or condemnation) relating to the Mortgaged Property requiring payment of annual rent equal to not less than 75% of the gross income from operations from the Mortgaged Property received by the Borrower during the 12 month period immediately preceding the casualty or condemnation remain in full force and effect during and after the completion of the restoration without abatement of rent beyond the time required for restoration, notwithstanding the occurrence of such casualty or condemnation;
(3)	the Borrower commences the restoration as soon as reasonably practicable (but in no event later than 60 days after the occurrence) and diligently pursues the same to satisfactory completion;
(4)	the Lender is satisfied that any operating deficits and all scheduled payments under the Loan Agreement and the other Loan Documents (including scheduled payments of principal and interest) will be paid during the period required for restoration from (A) the Net Proceeds, (B) certain insurance proceeds of the business or rental interruption or other loss of income insurance described under “—Insurance” above or (C) other funds of the Borrower;
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(5)	the Lender is satisfied that the restoration will be completed on or before the earliest to occur of (A) the date that is 3 months prior to the maturity date, (B) the earliest date required for such completion under the terms of any applicable Major Lease, (C) the date, if any, required under the legal requirements for such completion, and (D) 3 months prior to the expiration of the insurance coverage relating thereto described under “—Insurance” above; and
(6)	the Net Proceeds, together with any cash or cash equivalent deposited by the Borrower with the Lender (or the amount of any alterations indemnity delivered to the Lender), are sufficient, in the Lender’s reasonable judgment, to pay for all costs and expenses of the restoration in full.

If at any time the Net Proceeds or the undisbursed balance thereof is not, in the opinion of the Lender (in consultation with the casualty consultant, if any), sufficient to pay in full the balance of the costs and expenses which are estimated by the Lender (or the casualty consultant, if any) to be incurred in connection with the completion of the restoration, the Borrower is required to deposit the deficiency (the “Net Proceeds Deficiency”) with the Lender before any further disbursement of the Net Proceeds is made. The Net Proceeds Deficiency deposited with the Lender will be held by the Lender and will be disbursed for costs and expenses actually incurred in connection with the restoration on the same terms and conditions applicable to the disbursement of the Net Proceeds.

Notwithstanding the foregoing, immediately following a release of any portion of the lien of the Security Instrument following a casualty or condemnation (but taking into account any proposed restoration of the remaining Mortgaged Property), the Loan-to-Value Ratio (determined, in the Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC trust and which excludes the value of personal property or going concern value, if any) is greater than 125%, the principal balance of the Woodlands Mall Loan Combination must be paid down by an amount equal to the least of the following amounts: (i) the Net Proceeds, or (ii) a “qualified amount” as that term is defined in IRS Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time, unless the Lender receives an opinion of counsel that if such amount is not paid, the Trust REMIC will not fail to quality as a REMIC as a result of the release of such portion of the lien of the Security Instrument. If and to the extent the preceding sentence applies, only such amount of the Net Proceeds, if any, in excess of the amount required to pay down the principal balance of the Woodlands Mall Loan Combination may be released for purposes of restoration or released to the Borrower as otherwise expressly provided in the Loan Agreement.

“Loan-to-Value Ratio” means, a ratio, as determined by the Lender as of a particular date, in which: (i) the numerator is equal to the sum of the outstanding principal balance of the Woodlands Mall Loan Combination and the aggregate outstanding principal balance of any related mezzanine loan and (ii) the denominator is equal to the appraised value of the Mortgaged Property based on the most recent appraisal.

“Security Instrument” means, that certain first-priority Deed-of-Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Origination Date, executed and delivered by the Borrower as security for the Woodlands Mall Loan Combination and encumbering the Mortgaged Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Release of Release Parcels

Provided a Loan Event of Default is not then continuing, the Borrower has the right to cause the release from the lien of the Loan Documents of portions of the Mortgaged Property that are (i) one or more parcels of outlots which are vacant, non-income producing and unimproved or improved only by landscaping, utility

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facilities that are not required for the use of the remaining property (or if such utility facilities are required for the use of the remaining property, such utility facilities continue to serve the remaining property in place or be readily relocatable), or surface parking areas, or (ii) one or more Acquired Expansion Parcels (as defined below) (including, if applicable, any Major Anchor Premises) (each, a “Release Parcel”), upon satisfaction of conditions set forth in the Loan Agreement, including but not limited to:

(a)   the Borrower must provide the Lender at least 10 days prior written notice of the proposed release;

(b)   the Borrower will have delivered to the Lender evidence that (i) the Release Parcel may be readily separated from the applicable Mortgaged Property without a material diminution in the value of the Mortgaged Property, (ii) the Release Parcel is not necessary for the Borrower’s operation or use of the remaining Mortgaged Property for its then current use, (iii) the Release Parcel has been legally subdivided from the remainder of the Mortgaged Property, (iv) the balance of the Mortgaged Property constitutes a separate tax lot, (v) the Release Parcel is not necessary for the Mortgaged Property to comply with any zoning, building, land use or parking or other legal requirements, including without limitation for access, driveways, parking, utilities or drainage or, a reciprocal easement agreement or other agreement has been executed and recorded that would allow the owner of the balance of the Mortgaged Property to continue to use the Release Parcel to the extent necessary, (vi) the Borrower has complied with any requirements applicable to the release in the leases, the REAs, operating agreements, parking agreements or other similar agreements affecting the Mortgaged Property, (vii) ingress to and egress from the balance of the Mortgaged Property will be over physically open and fully dedicated public roads or vehicle and pedestrian easements, and (viii) delivery of an endorsement to the Lender's title insurance policy (if the release would reasonably be expected to materially and adversely affect the Lender’s rights thereunder);

(c)   the Borrower simultaneously with the release of the Release Parcel transferred title thereto to a person or entity other than Borrower;

(d)   other than with respect to an Acquired Expansion Parcel, the rating condition has been satisfied in connection with the release and, upon request by the Lender, the Borrower delivers a REMIC opinion;

(e)   the loan-to-value ratio (such value to be determined by the Lender in its sole discretion on a commercially reasonable valuation method using only the portion of the remaining Mortgaged Property which constitutes acceptable real estate collateral under the Code for a REMIC) immediately after the release of the Release Parcel is less than or equal to 125%, provided that the Borrower may prepay the “qualified amount” as that term is defined in the Internal Revenue Service Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time, in order to meet the foregoing loan-to-value ratio; and

(f)    the Borrower pays all reasonable out-of-pocket costs and expenses incurred by the Lender and a fee in the amount of $10,000.

Substitution

Provided a Loan Event of Default is not then continuing, the Borrower has the right to cause the release from the lien of the Loan Documents of portions of the Mortgaged Property (each, an “Exchange Parcel”). Any release of an Exchange Parcel and acquisition and encumbrance of an Acquired Parcel (as defined below) (a “Substitution”) will be subject to the satisfaction of conditions set forth in the Loan Agreement, including but not limited to:

(a)   the Borrower must provide the Lender 20 days’ notice of such proposed Substitution;

(b)   the Exchange Parcel is a vacant, non-income producing and unimproved (unless the requirements are waived by the Lender) or improved only by certain de minimis improvements, and the Exchange Parcel is not necessary for the Mortgaged Property to comply with any zoning, building, land

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use or parking or other legal requirements applicable to the Mortgaged Property or for the then current use of the Mortgaged Property, subject to certain exclusions;

(c)   the Borrower simultaneously with the release of the Exchange Parcel transferred title thereto to a person or entity other than Borrower;

(d)   simultaneously with the Substitution, the Borrower acquires fee simple or leasehold interest to a parcel of real property (the “Acquired Parcel”) reasonably equivalent in value to the Exchange Parcel at or adjacent to the shopping center of which the Exchange Parcel is a part (taking into account any rights reserved by the Borrower including, but not limited to, cross-easements for parking, access and similar rights) as established by a letter of value (but not an entire appraisal) provided by the Borrower from the appraiser which prepared the appraisal of the Mortgaged Property in connection with the Woodlands Mall Loan Combination or an appraiser of comparable experience selected by the Borrower;

(e)   as applicable, the Borrower has delivered (or caused to be delivered) to the Lender a copy of the deed or ground lease conveying to the Borrower all right, title and fee or leasehold interest, as applicable, in and to the Acquired Parcel;

(f)    the receipt by the Lender of materials generally required by lenders upon the origination of a new loan (for example, title insurance and an environmental report);

(g)   upon request by the Lender, the Borrower delivers a REMIC opinion;

(h)   the Borrower has received a Rating Agency Confirmation for the Substitution;

(i)     the loan-to-value ratio (such value to be determined by the Lender in its sole discretion on a commercially reasonable valuation method using only the portion of the remaining Mortgaged Property which constitutes acceptable real estate collateral under the Code for a REMIC) immediately after the Substitution is less than or equal to 125%, provided that the Borrower may prepay the “qualified amount” as that term is defined in the Internal Revenue Service Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time, in order to meet the foregoing loan-to-value ratio; and

(j)     the Borrower pays all reasonable out-of-pocket costs and expenses incurred by the Lender and a fee in the amount of the Lender’s Allocation of $10,000.

“Lender’s Allocation” means a fraction, expressed as a percentage, the numerator of which is the outstanding principal balance of the Woodlands Mall Loan Combination and the denominator of which is the aggregate principal balance of the Woodlands Mall Loan Combination and the Mezzanine Loan.

Acquired Expansion Parcels

Provided a Loan Event of Default is not then continuing, the Borrower has the right to acquire one or more Expansion Parcels (defined below), provided that the Borrower satisfies the conditions set forth in the Loan Agreement, including but not limited to:

(a)       the Borrower provides the Lender at least 20 days prior written notice of the proposed acquisition;

(b)       the Lender has received either a title insurance policy or an endorsement (or a marked, signed and redated commitment to issue such endorsement or policy) insuring the lien of the substitute mortgage as a first mortgage lien on the applicable Acquired Expansion Parcel dated as of the acquisition date; and

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(c)       the Borrower has paid (i) all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the acquisition, (ii) all recording and filing fees, taxes or other similar expenses and (iii) a fee in the amount of $10,000.

In addition, the Borrower may obtain the release of the applicable Acquired Expansion Parcel in accordance with “—Release of Release Parcels”, provided, however, that (i) if the Acquired Expansion Parcel is a Major Anchor Premises, such Major Anchor Premises may be released to another retail operator that has agreed, in writing, to open and operate the Major Anchor Premises for retail use within 24 months from the date of release and (ii) either (x) no Reserve Funds have been expended with respect to such Acquired Expansion parcel or (y) the Borrower has deposited into the applicable Reserve Fund(s) the amount so expended as a make-whole deposit on or prior to the date of such release.

“Expansion Parcel” means any parcel of land, together with any improvements located thereon, that (a) constitutes an integral part of, or adjoins to, or is proximately located near the shopping mall of which the Mortgaged Property is a part, (b) was not owned by the Borrower on the Origination Date, and (c) is not a parcel acquired by the Borrower in connection with a substitution. For the avoidance of doubt, Expansion Parcels includes any Major Anchor Premises or any part thereof.

“Acquired Expansion Parcel” means one or more Expansion Parcels acquired by the Borrower after the Origination Date in accordance with the Loan Agreement.

Permitted Transfers of Interests in the Borrower

The Lender’s consent will not be required in connection with one or a series of transfers of the direct or indirect ownership interests in the Borrower, the sole member of the Borrower (the “Sole Member”) or a Restricted Party, which will not be permitted; provided that, among others, the following conditions are satisfied:

(1)	no default or Loan Event of Default under the Woodlands Mall Loan Combination has occurred and remains outstanding (provided that the foregoing condition will not apply with respect to Exempt Transfers);
(2)	after any such transfer, the Borrower is controlled (individually or collectively) and at least 50% owned (directly or indirectly) by one or more Qualified Equityholders (individually or collectively); provided, however, that the foregoing 50% ownership requirement is in no event be diluted by application of clause (vi) of the definition of the term “Qualified Equityholder”;
(3)	to the extent the transferee both (A) owns, directly or indirectly, 10% (prior to the time the each Note has been securitized) or 20% (following such time as each Note has been securitized), as applicable, or more of the interests in the Borrower or controls the Borrower immediately following such transfer (provided that such transferee did not own, directly or indirectly, 10% (prior to the time the each Note has been securitized) or 20% (following such time as each Note has been securitized), as applicable, or more of the ownership interests in the Borrower or control the borrower immediately prior to such transfer and (B) is not an Excluded Subsidiary, the Borrower will be required to (a) provide the Lender with not less than 15 days advance written notice and (b) deliver at least 15 days prior to the date of the proposed transfer, unless waived by the Lender, the information necessary for the Lender to obtain a credit check reasonably acceptable to the Lender with respect to such transferee and its affiliates; provided, however, that neither clause (a) nor clause (b) will apply with respect to any Exempt Transfers;
(4)	except with respect to any Exempt Transfer, as a condition to any such transfer that results in any person that did not own, together with its affiliates, at least a 49% direct or indirect interest in the Borrower immediately prior to such transfer acquiring 49% or more of the direct or indirect equity interest in the Borrower, the Lender will be entitled to request with respect to such person a new non-consolidation opinion satisfactory to the Rating Agency, provided that such Rating Agency approval will not be required if such non-consolidation opinion is in

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substantially the same form as the non-consolidation opinion delivered by the Borrower in connection with the origination of the Woodlands Mall Loan Combination;

(5)	no such transfer results in a Prohibited Change of Control;
(6)	as a condition to any such transfer that results in the Borrower ceasing to be controlled by one or more of any Borrower Sponsor or an affiliate of any Borrower Sponsor and each subsequent transfer that again changes the identity of the Qualified Equityholder(s) that control(s) the Borrower, one or more Qualified Equityholder(s) (individually or collectively) assumes all obligations, liabilities, guarantees and indemnities of the Guarantor or such person that was liable for such obligations, liabilities, guarantees and indemnities at the time of such transfer, and any other guarantor under the Loan Documents pursuant to documentation reasonably satisfactory to the Lender (and upon such assumption by such party, the Guarantor and any other such guarantor will be released from such obligations, liabilities, guarantees and indemnities); and
(7)	following the transfer, the Mortgaged Property is managed by a Qualified Manager.

“Excluded Subsidiary” means a newly formed entity that is wholly-owned in the aggregate by persons that each owned (i) 10% (or 20% following such time that each Note has been securitized) or more of the direct or indirect ownership interests in the Borrower immediately prior to any applicable transfer and (ii) were previously subject to the USA Patriot Act of 2001 and the regulations issued pursuant to that Act, the Office of Foreign Assets Control, anti-financial crime, “know your customer” (including evidence that the subject person is not a “prohibited person” under the Loan Agreement) and other similar searches by the Lender.

“Exempt Transfers” means any of the following: (i) any transfer, directly as a result of the death or legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the person lawfully entitled to such transfer, (ii) any transfer of shares by investors in a pension fund, pension plan, pension trust, pension account, mutual fund or other similar investment vehicle, (iii) any direct or indirect transfers of shares or equity interests (including shares convertible or exchangeable for such shares) in entities whose securities are traded on a public exchange, or (iv) any transfer of any Outside De Minimis Interests.

“Prohibited Change of Control” means the occurrence of either or both of the following: (i) the failure of the Borrower to be controlled by one or more Qualified Equityholders (individually or collectively), or (ii) the failure of the Sole Member (if any) to be controlled by the same Qualified Equityholder(s) that control the Borrower.

“Qualified Equityholder” means generally any of the following that is not a “prohibited person” under the Loan Agreement: (i) a pension fund, pension plan, pension trust or pension account that (a) has total real estate assets of at least $1,000,000,000 (exclusive of the Mortgaged Property) and (b) is managed by a person who controls at least $2,000,000,000 of real estate equity assets (exclusive of the Mortgaged Property); (ii) a pension fund advisor who (a) immediately prior to such transfer, controls at least $1,000,000,000 of real estate equity assets (exclusive of the Mortgaged Property) and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition; (iii) any bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension trust, pension account, pension advisory firm, real estate investment trust, commingled pension trust fund, private equity fund, mutual fund, government entity or plan, real estate company, investment fund or institutional entity substantially similar to any of the foregoing, provided in each case that such institution has total assets (in name or under management) in excess of $1,500,000,000 (exclusive of the Mortgaged Property) and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $1,000,000,000 (exclusive of the Mortgaged Property) which is regularly engaged in the business of making or owning loans secured by, owning and/or operating properties similar to the Mortgaged Property; (iv) a Borrower Sponsor or an entity that controls a Borrower Sponsor; (v) any other person reasonably approved in writing by the Lender, provided that in connection with any transfer of more

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than 49% of the indirect interests in the Borrower or a transfer of control in the Borrower, such approval may be conditioned upon the Borrower delivering a Rating Agency Confirmation as to such person; (vi) any subsidiary that is at least 50% owned and controlled by an entity satisfying any of clauses (i) through (v) or (vii) of this definition; (vii) an entity that owns, directly or indirectly, at least five shopping centers in the United States having an aggregate square footage of at least 3,000,000 square feet and such entity has a net worth greater than $1,000,000,000 (exclusive of the Mortgaged Property); or (viii) an institutional lender in connection with any permitted pledge of direct or indirect (as applicable) ownership interests in the Borrower.

“Restricted Party” means, collectively, (i) the Borrower, the Sole Member and the Guarantor, and (ii) any shareholder, partner, member, non-member manager or any other direct or indirect legal or beneficial owner of, the Borrower, the Sole Member, the Guarantor or any non-member manager.

Notwithstanding anything to the contrary contained in the Loan Agreement or in any other Loan Document, the following pledges of direct or indirect (as applicable) ownership interests in the Borrower will be permitted without the Lender’s consent:

(1)	the pledge by one or more Permitted Pledgors of their respective indirect ownership interests in the Borrower to a Qualified Institutional Lender providing a corporate line of credit or corporate credit facility or similar transaction involving indirect interests in multiple properties or persons, where payment of the obligations under such corporate line of credit, credit facility or similar transaction is not dependent solely or primarily from cash flow from the Mortgaged Property, to such Permitted Pledgor(s) (i.e., the fair market value of the indirect interests in the Borrower that are subject to such pledge, at the time of the pledge, is 20% or less of the fair market value of the assets pledged by the applicable pledgor in connection with the financing related to such pledge) (any pledge meeting the foregoing requirements set forth in this clause (1), a “Permitted Pledge”); and the foreclosure (or the exercise of rights and remedies) by the holder of a Permitted Pledge, provided that the holder of the Permitted Pledge is a Qualified Institutional Lender;
(2)	any pledge of direct and indirect equity interests in, or rights to distributions from, the Borrower by an indirect non-controlling equityholder of the Borrower that is not an affiliate of any Borrower Sponsor, the foreclosure on which would not result in a Prohibited Change of Control; and
(3)	inter-affiliate pledges of indirect equity interests in the Borrower entered into between affiliates of the Borrower Sponsors or between affiliates of any Qualified Equityholder for tax purposes, the foreclosure on which would not result in a Prohibited Change of Control.

“Qualified Institutional Lender” means one or more of the following: (a) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension trust, pension account or pension advisory firm, mutual fund, government entity or plan, or any entity substantially similar to any of the entities described in this clause (a), provided that in each case that such entity (i) has total assets (in name or under management) in excess of $1,500,000,000, and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $1,000,000,000; and (ii) is regularly engaged in the business of making or owning commercial real estate loans or commercial loans secured by a pledge of interests in a mortgage borrower or owning and/or operating commercial mortgage properties, (b) or any controlled subsidiary of any entity described in the above clause (a), provided that such subsidiary has total assets (in name or under management) in excess of $1,500,000,000 (exclusive of the Mortgaged Property) and (except with respect to an institution substantially similar to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $1,000,000,000 (exclusive of the Mortgaged Property), (c) any entity controlled by, controlling or under common control with any of the entities described in either of the above clauses (a) or (b), (d) an entity reasonably approved in writing by the Lender, provided that in connection with any transfer of more than 49% of the indirect interests in the Borrower or a transfer of control in the Borrower, such approval may be conditioned upon the Borrower delivering a Rating Agency

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Confirmation as to such person, or (e) any person acting in its capacity as administrative agent, collateral agent, trustee or similar capacity on behalf of any of the entities described in clauses (a) through (d) above.

In addition, each of the pledges described in the above clauses (1) through (3) will be subject to the following conditions:

A.	following the exercise of any foreclosure or similar remedies under such pledge, if as a result of which (and after giving effect to such exercise of remedies), more than 49% of the direct or indirect interests in the Borrower has been transferred to a person not owning (together with its affiliates) at least 49% of the direct or indirect interests in the Borrower immediately prior to such transfer, the Lender will be entitled to request with respect to such person a new non-consolidation opinion satisfactory to the Rating Agency, provided that such approval will not be required if such non-consolidation opinion is in substantially the same form as the bankruptcy non-consolidation opinion delivered by the Borrower in connection with the origination of the Woodlands Mall Loan Combination;
B.	as to clause (1) above only, in no event may the holder of such pledge sell, assign, further pledge or otherwise transfer such pledge or any of the documents which evidence or secure such pledge to a person other than a Qualified Institutional Lender;
C.	the exercise of any remedies available under such pledge may not result in a change of the property management of the Mortgaged Property unless the replacement manager is a Qualified Manager; and
D.	after any foreclosure of such pledge, the Borrower must be at least 50% owned and controlled (directly or indirectly) by a Qualified Institutional Lender and/or one or more Qualified Equityholders (individually or collectively).

“Permitted Pledgors” means each of (i) any Borrower Sponsor, (ii) any Qualified Equityholder, or (iii) any affiliate of any Borrower Sponsor or Qualified Equityholder, each of which is the holder of indirect equity interests in the Borrower; provided that no person may be a Permitted Pledgor if it holds a direct equity interest in the Borrower.

Transfers of indirect equity interests (and any related changes in control) in the Borrower by or among each of BPRI, BPY and BAM (individually and collectively, “JV Members” ) will be permitted, without the Lender’s consent and without payment of a transfer fee, provided that:

(1)	If such transfer would result in a change of control in the Borrower or the Sole Member, the Borrower and the Sole Member are at all times controlled by any Borrower Sponsor or any successor thereof by merger, stock purchase, stock sale, consolidation, asset sale, or similar corporate transaction pursuant to any Permitted Transfer, or any entity controlling, controlled by or under common control with any of the foregoing;
(2)	if such transfer would cause the transferee to acquire or to increase its direct or indirect interest in the Borrower to an amount which equals or exceeds 10% or 20% (if each Note has been securitized), as applicable, unless the transferee owned, directly or indirectly, interests in the Borrower exceeding 10% or 20% (if each Note has been securitized), as applicable, prior to such transfer (it being acknowledged that JV Members each have direct or indirect interests in the Borrower in excess of 10% as of the Origination Date) or such transferee is an Excluded Subsidiary, the Borrower will give the Lender notice of such transfer and the Lender receives, at the Lender’s request and at the Borrower’s sole cost and expense, a credit check acceptable to the Lender in all respect with respect to the transferee and any of its equity holders that, upon the consummation of such transfer, would itself acquire or increase its direct or indirect interest in the Borrower to an amount which equals or exceeds 10% or 20% (if each Note has been securitized), as applicable, unless such equityholder owned, directly or indirectly, interests in the Borrower exceeding 10% or 20% (if each Note has been securitized), as applicable, prior to the date of such transfer;
(3)	if as a result of such transfer more than 49% of the direct or indirect equity interests in the Borrower have been transferred to a person not owning at least 49% of the direct or indirect interests of the Borrower on the date of the most recent insolvency opinion delivered to the Lender, if reasonably required by the Lender, the Borrower will be required to deliver to the

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Lender a new or updated insolvency opinion that (a) may be relied upon by the Lender, the Rating Agency and their respective counsel and (b) is satisfactory to (i) the Lender, which approval may not be unreasonably withheld if such insolvency opinion which is substantially similar in form and substance to any insolvency opinion delivered to the Lender on the Origination Date; and (ii) the Rating Agency (provided, however, a non-consolidation opinion delivered in substantially the same form as the non-consolidation opinion delivered on the Origination Date will be deemed satisfactory);

(4)	if, at any time the Guarantor no longer owns 10% or more of the direct or indirect interests in the Borrower and controls the Borrower, one or more replacement guarantors reasonably acceptable to the Lender will (A) have assumed all obligations of Guarantor under each Guaranty, the environmental indemnity and each outstanding acceptable security guaranty or (B) have executed replacement recourse documents in substantially the same form and substance as the Guaranty and the environmental indemnity, and upon such assumption by the replacement guarantor of the obligations under each Guaranty and the environmental indemnity or delivery of the replacement recourse documents, the Guarantor will be released from its obligations under each Guaranty and the environmental indemnity; and
(5)	the Mortgaged Property will be managed by a Qualified Manager or another property manager approved by the Lender and the Rating Agency.

In addition the following will be permitted without any consent of the Lender: (i) any direct or indirect shareholder in BPRI (for so long as its shares are traded on a public exchange) may sell, assign, convey, transfer, pledge, hypothecate, create a security interest in or otherwise dispose of its interest in such shares or cause such shares to be exchanged or redeemed or cause new shares to be issued or (ii) the transfer of Outside De Minimis Interests.

“Permitted Transfer” means with respect the Woodlands Mall Loan Combination, any of the following: (i) any permitted encumbrance, (ii) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the person or persons lawfully entitled thereto, (iii) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the person or persons lawfully entitled thereto, (iv) any lease of space in the improvements to tenants not entered into or amended in violation the terms and provisions the Loan Agreement, (v) any transfer permitted without the Lender’s prior consent in accordance with the terms and provisions of the Loan Agreement and (vi) a pledge of direct or indirect interests in the Borrower pursuant to and in accordance with the Mezzanine Loan Documents, and a foreclosure or transfer in lieu of foreclosure of any such interest pursuant to the Mezzanine Loan Documents in accordance with the Mezzanine Loan Intercreditor Agreement.

“Outside De Minimis Interest” means (i) the interests described as “Preferred Shareholders”, “Preferred Stockholders”, “Outside Members”, “Outside LPs”, “Preferred Interests”, “Incentive Units” and “Promote Interests” as shown in the organizational chart of Borrower (provided, however, that none of the aforesaid interests will constitute an equity interest exceeding 10% of the aggregate direct or indirect beneficial ownership interests in the Borrower or result in a change of control of the Borrower), and (ii) such other similar de minimis outside interests (including REIT accommodation shares or interests) that, in the case of this clause (ii), do not exceed 10% of the aggregate direct or indirect beneficial ownership interests in the Borrower and which do not have any right to control the Borrower.

Transfer or Encumbrance of the Mortgaged Property

Without the prior consent of the Lender, neither the Borrower nor any Restricted Party are permitted to sell, transfer, convey, assign, mortgage, pledge, encumber, alienate, grant a lien (other than permitted encumbrances) on, grant any option with respect to or grant any other interest in the Mortgaged Property, other than Permitted Transfers.

No consent to any assumption of the Woodlands Mall Loan Combination is permitted on or before the 6-month anniversary of its first Monthly Payment Date. Thereafter, the Lender’s consent to a transfer of

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the Mortgaged Property and the assumption of the Woodlands Mall Loan Combination will not be required; provided that, among others, the following conditions are satisfied:

(1)	no default or Loan Event of Default has occurred and remains outstanding or will occur as a result of such transfer;
(2)	the proposed transferee is a corporation, partnership or limited liability company that qualifies as a special purpose entity under the Loan Agreement and the organizational documents of the transferee are satisfactory to the Lender;
(3)	neither any transferee’s sponsor, transferee nor any other person owned, directly or indirectly, an interest in or controls the transferee or the transferee’s sponsors have been a party to any bankruptcy action or taken advantage of any bankruptcy law or any law for the benefit of debtors within 7 years prior to the date of the proposed transfer (other than, (A) in each case, a bankruptcy action that was involuntary and not consented to by such person, and was discharged, stayed or dismissed within ninety 90 days or (B) persons owning an indirect beneficial interest in the transferee or the transferee’s sponsors that do not have any right to control the transferee or the transferee’s sponsors and provided that the interests of all such persons do not, in the aggregate, exceed 5% percent of the direct or indirect beneficial ownership interests in the transferee and/or the transferee’s sponsors) (unless this requirement is expressly waived by the Lender);
(4)	unless the transferee’s sponsor is a Qualified Equityholder, the transferee and/or the transferee’s sponsors have an aggregate net worth and liquidity (including availability under lines of credit from an Eligible Institution and unencumbered unfunded capital commitments) reasonably satisfactory to the Lender;
(5)	unless the transferee’s sponsor is a Qualified Equityholder which owns at least five regional shopping malls other than the Mortgaged Property totaling, in the aggregate, at least 5,000,000 square feet of gross leasable area, the transferee and the transferee’s sponsors (including any property manager) are experienced owners and operators of properties similar in location, size, class, use, operation and value as the Mortgaged Property;
(6)	the transferee has assumed all obligations of the Borrower under the Loan Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Lender;
(7)	the Borrower has delivered an endorsement to the title insurance policy, as modified by the assumption agreement, as a valid first lien on the Mortgaged Property and naming the transferee as owner of the Mortgaged Property;
(8)	the transferee’s sponsor (if a Qualified Equityholder) (provided, however, that any Qualified Equityholder by virtue of clause (vi) of its definition is required to have a net worth of (i) not less than the net worth of the Guarantor as of the Origination Date or (ii) otherwise reasonably satisfactory to the Lender) or one or more substitute guarantors reasonably acceptable to the Lender (A) have assumed all obligations of the Guarantor under each Guaranty, the environmental indemnity agreement or (B) have executed a replacement recourse guaranty and a replacement environmental indemnity agreement substantially the same form and substance as the Guaranty and the environmental indemnity, and upon such assumption by the replacement guarantor of the obligations under each Guaranty and the environmental indemnity or delivery of the replacement recourse documents, the Guarantor will be released from its obligations under each Guaranty and the environmental indemnity;
(9)	the Borrower or the transferee have delivered an insolvency opinion reflecting such transfer reasonably acceptable to the Lender and the Rating Agency; provided, however, no Rating Agency Confirmation will be required with respect to a transfer to any Borrower Sponsor or any of their respective control affiliates;
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(10)	if required by the Lender, the Borrower has delivered a Rating Agency Confirmation as to such transfer and the transferee;
(11)	the Borrower pays to the Lender an assumption fee equal to 0.5% of the outstanding principal balance of the Woodlands Mall Loan Combination;
(12)	the Lender has received, at the Borrower’s sole cost and expense, a credit check acceptable to the Lender in all respects with respect to the transferee and any person that owns, directly or indirectly, 10% or more of the interests in the transferee or controls the transferee immediately following such transfer; provided, however, that if each Note has been securitized, the threshold in this clause (12) will be 20%; and
(13)	if any mezzanine loan is outstanding at the time of the transfer and assumption of the Mortgaged Property, the proposed transfer and assumption will not constitute or cause a default under the mezzanine loan documents.

Permitted Mezzanine Loan

Notwithstanding anything herein or in the Loan Agreement or other Loan Documents to the contrary, provided that no Loan Event of Default is continuing, the Borrower will have a one-time right, following the securitization of the last Note to be securitized, to incur additional indebtedness in the form of a mezzanine loan (the “Permitted Mezzanine Loan”), subject to the consent of the Lender in its discretion and the satisfaction of certain conditions, including but not limited to:

(1)	the principal amount of the Permitted Mezzanine Loan is not greater than an amount equal to the lesser of (A) $35,000,000 and (B) the amount which yields (x) an aggregate Loan-to-Value Ratio (including the Woodlands Mall Loan Combination and the proposed Permitted Mezzanine Loan) of 52%; (y) a Permitted Mezzanine Forward-12 DSCR of 1.25x (as determined by the Lender in its reasonable discretion) and (z) a Combined Debt Yield of 8.6%; and
(2)	the maturity date of the Permitted Mezzanine Loan is coterminous with the Maturity Date and the Permitted Mezzanine Loan amortizes on a customary monthly basis in amounts sufficient to pay off the principal balance of the Permitted Mezzanine Loan on the Maturity Date.

“Combined Debt Yield” means as of any date of determination, a fraction (a) the numerator of which is the net operating income calculated as of such date and (b) the denominator of which is the aggregate amount of the then outstanding principal balance of the Woodlands Mall Loan Combination, the Mezzanine Loan and the actual principal amount to be advanced under the proposed Permitted Mezzanine Loan.

“Permitted Mezzanine Forward-12 DSCR” means a ratio, (i) the numerator of which is the net operating income (excluding interest on credit accounts and using annualized amounts for any recurring expenses not paid monthly) for the trailing 12 month period immediately preceding the applicable DSCR Determination Date, without deduction for (A) actual management fees incurred in connection with the operation of the Mortgaged Property, and (B) amounts paid to the Capital Expenditure Account and the Rollover Account, if any, less management fees equal to 2.0% of gross income from operations; and (ii) the denominator of which is sum of the aggregate annualized Debt Service due and payable with respect to the Woodlands Mall Loan Combination for the Interest Accrual Period in which the DSCR Determination Date occurs (which will be based on the actual Monthly Debt Service Payment Amount) plus the aggregate annualized amount of principal and interest due and payable for such period under any mezzanine loan (including the proposed Permitted Mezzanine Loan) (which will be based on the aggregate actual monthly debt service due and payable for all such mezzanine loans).

Financial Reporting

The Loan Agreement requires to the Borrower to keep and maintain in accordance with GAAP (or such other accounting basis acceptable to the Lender) proper and accurate books, records and accounts

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reflecting all of the financial affairs of the Borrower and all items of income and expense in connection with the operation of the Mortgaged Property. All financial statements delivered to the Lender described below must be prepared in accordance with in accordance with GAAP (or such other accounting basis acceptable to the Lender) consistently applied.

Monthly Reports

During the continuance of a Cash Sweep Period, upon the Lender’s request, the Borrower is required to furnish to the Lender on or before 30 days after the end of each calendar month (other than January, March, June, September and December) a monthly report containing (i) a rent roll for the subject month and a summary setting forth certain agreed upon information with respect to the Mortgaged Property for such month and (ii) the following items accompanied by an officer’s certificate stating that such items are true, correct and complete in all material respects and fairly present the financial condition and results of the operations of Borrower and the Mortgaged Property (subject to normal year-end adjustments) as applicable: (A) a balance sheet for the Borrower as of the last day of such month and (B) monthly and year-to-date operating statements prepared for such quarter.

Quarterly Reports

The Borrower is required to furnish to the Lender on or before 45 days after the end of each calendar quarter during the term of the Woodlands Mall Loan Combination, (i) a rent roll for the subject quarter and a summary setting forth certain agreed upon information with respect to the Mortgaged Property for such quarter and (ii) the following items accompanied by an officer’s certificate stating that such items are true, correct and complete in all material respects and fairly present the financial condition and results of the operations of the Borrower and the Mortgaged Property (subject to normal year-end adjustments) as applicable: (A) a balance sheet for the Borrower as of the last day of such quarter and (B) quarterly and year-to-date operating statements prepared for such quarter; and (iii) copies of any final engineering, environmental or seismic reports prepared for the Borrower with respect to the Mortgaged Property and received by the Borrower during such calendar quarter.

Annual Reports

The Borrower is required to furnish to the Lender annually, within 90 days following the end of each fiscal year of the Borrower during the term of the Woodlands Mall Loan Combination, a complete copy of the Borrower’s audited annual financial statements covering the Mortgaged Property for such fiscal year and containing statements of profit and loss for the Borrower and the Mortgaged Property and a balance sheet for the Borrower. The annual financial statements are required to be accompanied by an officer’s certificate from the chief financial officer of the Borrower or Sole Member, as applicable, stating that each such annual financial statement presents fairly the financial condition and the results of operations of the Borrower and the Mortgaged Property being reported upon and has been prepared in accordance with GAAP (or such other accounting basis acceptable to the Lender).

Annual Budget

Except as otherwise set forth below, commencing with the fiscal year starting January 1, 2019 and for each fiscal year thereafter, the Borrower is required to submit to the Lender an annual budget not later than 45 days after the date of commencement of such fiscal year (i) may be in draft form if the final version is not yet available, provided such draft is in substantially the same form as the budget delivered to the Lender in connection with the closing of the Woodlands Mall Loan Combination and, provided, further, the final annual budget (in such form) is thereafter delivered to the Lender not later than 60 days after the date of the commencement of such fiscal year, and (ii) which set forth, on a month-by-month basis, each line item of the Borrower’s good faith estimate of gross income from operations, Operating Expenses and Capital Expenditures for such period or fiscal year with respect to the Mortgaged Property. The annual budget will be submitted to the Lender for information only, provided that upon the occurrence of a Cash Sweep Event, the Borrower is required to submit to the Lender within 45 days after the commencement thereof an annual budget conforming to the requirements set forth below and otherwise

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in form satisfactory to the Lender for the partial year period commencing upon the occurrence of such Cash Sweep Event and for each fiscal year thereafter until the occurrence of a Cash Sweep Event Cure for the Lender’s approval, such consent not to be unreasonably withheld, conditioned or delayed by the Lender provided an Enforcement Action has not been initiated (each such annual budget, an “Approved Annual Budget”). In the event that the Lender objects to a proposed annual budget submitted by the Borrower for the Lender’s approval, the Lender will advise the Borrower of such objections and the Borrower is required to revise such annual budget and resubmit the same to the Lender until the Lender approves of such annual budget. Until such time that the Lender approves with respect to the Mortgaged Property a proposed annual budget requiring the Lender’s approval, the most recent annual budget will apply; provided that, such Approved Annual Budget will be adjusted to reflect actual increases in taxes, insurance premiums and other charges. In the event that the Borrower incurs an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then the Borrower is required to promptly deliver to the Lender a reasonably detailed explanation of such proposed Extraordinary Expense, which, during any Cash Sweep Period, will be subject to the Lender’s approval; provided, however, that such Extraordinary Expense will not require the Lender’s approval if it is expended at the Mortgaged Property and does not exceed (i) $250,000 during any Interest Accrual Period or (ii) $750,000 in the aggregate per annum.

Leases and Material Agreements

Leases

Leases (excluding any extensions or renewals of existing leases pursuant to options expressly contained therein as to which the Borrower has no discretion) executed after the Origination Date are required to (i) be on commercially reasonable terms, (ii) provide that such lease is subordinate to the Security Instrument and the Assignment of Leases and that the tenant thereunder will attorn to the Lender and any purchaser at a foreclosure sale subject to appropriate provisions for non-disturbance to the extent the tenant is not in default thereunder, (iii) not be with any affiliate of the Borrower, the Guarantor or manager of the Mortgaged Property (provided that (A) the Lender’s consent is not required for leases of administrative or managerial offices for the shopping center located at the Mortgaged Property entered into in accordance with the Loan Agreement, and (B) the Lender will not unreasonably withhold consent to any other lease with any such affiliate), (iv) subject to certain exceptions set forth in the Loan Agreement, not contain any option to purchase, any right of first option to purchase, any right of first refusal to purchase, or any other terms which could materially adversely affect the Lender’s rights under the Loan Documents, and (v) be in writing (clauses (i) through (v) collectively, the “Minimum Leasing Criteria”).

“Assignment of Leases” means, that certain first-priority Assignment of Leases and Rents, dated as of the Origination Date, from the Borrower, as assignor, to the Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

The Borrower (i) is required to perform in all material respects and in a commercially reasonable manner the obligations which the Borrower is required to perform under the leases; (ii) is required to enforce the obligations to be performed by the tenants thereunder in a commercially reasonable manner; (iii) is required to promptly furnish to the Lender (A) any notice of default in any material respect under a Major Lease, (B) any notice of default under a lease other than a Major Lease which could reasonably be expected to have a Material Adverse Effect, (C) any notice of termination received by the Borrower from any tenant under a Major Lease or, upon the Lender’s request, any such notice received from any tenant under any other lease, (D) any notice given by the Borrower regarding default in any material respect under a Major Lease, (E) any notice given by the Borrower regarding default under a lease other than a Major Lease which could reasonably be expected to have a Material Adverse Effect, or (F) any notice of termination given by the Borrower to any tenant under a Major Lease or, upon the Lender’s request, any such notice given to any tenant under any other lease; (iv) may not collect any rents for more than 1 month in advance of the time when such rents become due (other than bona fide security deposits and other amounts subject to later reconciliation under the terms of a lease); (v) may not further assign or encumber any lease or the rents (except as contemplated by the Loan Documents); (vi) may amend in a commercially reasonable manner and in a manner not to cause a Material Adverse Effect on (x) the terms, covenants and conditions

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contained in the leases (other than a Major Lease), and (y) the terms, covenants and conditions contained in a Major Lease; provided that with respect to any amendment of a Major Lease which amends any of the material economic terms of such Major Lease the prior written consent of the Lender to such amendment has been obtained, such consent not to be unreasonably withheld; (vii) may terminate or accept a surrender of (1) any lease (other than a Major Lease), if by reason of a default by the tenant thereunder or if otherwise commercially reasonable and provided such termination does not cause a Material Adverse Effect and (2) a Major Lease if by reason of a default by the tenant thereunder which gives the Borrower the ability to terminate such Major Lease (and provided such termination is commercially reasonable and will not cause a Material Adverse Effect) or otherwise with prior written consent of the Lender and (viii) may enter into any lease (other than a Major Lease) without the Lender’s consent, so long as the same would not cause a Material Adverse Effect and provided that such lease satisfies the Minimum Leasing Criteria. Any action in violation of clauses (v), (vi) and (vii) may be voided by the Lender.

All Major Leases and all extensions or renewals of Major Leases at the Mortgaged Property (other than extensions or renewals strictly limited to the implementation of options or rights expressly contained in such Major Lease and with respect to which the Borrower has no discretion as to the terms thereof) executed after the Origination Date will be subject to the prior written consent of the Lender, which approval is not to be unreasonably withheld, conditioned or delayed.

“Major Lease” means any lease which (A) covers or is expected to cover more than 20,000 rentable square feet at the Mortgaged Property, (B) contains an option or preferential right to purchase all or any portion of the Mortgaged Property, (C) is with an affiliate of the Borrower, the Guarantor or the Property Manager as tenant (other than an affiliate Property Manager lease) or (D) is entered into during the continuance of a Loan Event of Default. For purposes of determining whether a lease which is a “pad” or “ground lease” is a Major Lease, the gross leasable area of any building to be used by the tenant will be considered and not the surface land area to be leased pursuant to such lease.

“Material Adverse Effect” means any material adverse effect upon (i) the business operations, economic performance, assets, condition (financial or otherwise), equity, contingent liabilities, prospects, material agreements or results of operations of the Borrower or the Mortgaged Property, (ii) the ability of the Borrower or the Guarantor to perform its obligations under any Loan Document to which it is a party, (iii) the enforceability or validity of any Loan Document, the perfection or priority of any lien created under any Loan Document or the rights, interests and remedies of the Lender under any Loan Document or (iv) the value, use or operation of the Mortgaged Property or the cash flows from the Mortgaged Property.

The Borrower may, without the consent of the Lender, in the ordinary course of business enter into easement agreements or other similar agreements for traffic circulation, ingress, egress, parking, access and utilities lines (“Property Documents”), provided that in each case (x) the Borrower gives the Lender at least 10 business days’ prior written notice thereof accompanied by the applicable Property Documents, and (y) such action and such Property Documents do not impose obligations on the Borrower that are, on balance, materially adverse to the Borrower, materially impair the utility or operation of the Mortgaged Property or otherwise have a Material Adverse Effect. In connection with any such action and upon the satisfaction of certain conditions specified in the Loan Agreement, the Lender is required to execute and deliver any instrument reasonably necessary or appropriate in order to subordinate the lien of the Security Instrument and the other Loan Documents to the Property Documents.

Material Agreements

The Borrower is not permitted, without the Lender’s prior consent: (a) to enter into, surrender or terminate any Material Agreement or Property Operating Agreement to which it is a party or to which the Borrower or the Mortgaged Property is subject (i) unless the other party thereto is in default in any material respect thereunder and the termination of such agreement would be commercially reasonable or (ii) such action would not otherwise have a Material Adverse Effect and would be commercially reasonable, (b) increase or consent to the increase of the amount of any charges under any Material Agreement or Property Operating Agreement to which it is a party or to which the Borrower or the Mortgaged Property is subject, except as provided therein or on an arm’s-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any

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Material Agreement or Property Operating Agreement to which it is a party or to which the Borrower or the Mortgaged Property is subject in any material respect, except on an arm’s-length basis and commercially reasonable terms.

The Borrower has also covenanted to (a) promptly perform and/or observe the covenants, agreements and conditions required to be performed and observed by it under each Material Agreement and Property Operating Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify the Lender in writing of the giving of any notice of any material default by any party under any Material Agreement and Property Operating Agreement of which it is aware and (c) promptly enforce the performance and observance in all material respects of all of the covenants, agreements and conditions required to be performed and/or observed by any other party under each Material Agreement and Property Operating Agreement to which the Borrower is a party in a commercially reasonable manner.

“Material Agreements” means (a) each management, brokerage or leasing agreement (other than the leases, the REA and the Management Agreement, if any) of a material nature, (b) any cleaning, maintenance, service or other contract or agreement of any kind (other than the leases, the REA and the Management Agreement, if any) of a material nature (materiality for purposes of this definition will mean any contract imposing obligations on the Borrower as to which both (i) there is an obligation of the Borrower to pay more than $500,000 per annum and (ii) there is no right of the Borrower to terminate without cause upon 30 days or less notice without the payment of any material termination fee or other material payments of any kind) relating to the ownership, development, leasing, management, use, operation, maintenance, repair, improvement or restoration of the Mortgaged Property, whether written or oral, and (c) all material covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to the Borrower, at any time in force affecting the Borrower, the Guarantor or the Mortgaged Property or any part thereof (other than the leases, the REA and the Management Agreement, if any), including, without limitation, any which may (i) require material repairs, modifications or alterations in or to the Mortgaged Property or any part thereof or (ii) in any way materially limit the use and enjoyment thereof.

Alterations

The Lender’s prior approval is required in connection with any alterations to the Mortgaged Property (including any termination of alterations to the Mortgaged Property and the restoration required in connection therewith) (a) which are reasonably expected to have a Material Adverse Effect with respect to the Mortgaged Property, (b) the cost of which (including any alteration, improvement or replacement, other than leasing commissions and/or tenant improvement work performed (or to be performed), in each case in connection with or pursuant to any Lease existing on the Origination Date or thereafter entered into in accordance with the Loan Agreement) is reasonably anticipated to exceed the Alteration Threshold, and/or (c) following the occurrence and during the continuance of a Loan Event of Default, which approval, in the case of clauses (a) and (b), will not be unreasonably withheld, conditioned or delayed and, in the case of clause (c), may be granted or withheld in the Lender’s sole discretion (any of the foregoing, a “Material Alteration”). Any alteration to the Mortgaged Property is required be done and completed by the Borrower in an expeditious and diligent fashion and in material compliance with all applicable legal requirements. If the total unpaid amounts incurred or to be incurred with respect to such Material Alterations (collectively, “Alteration Costs”), other than Alteration Costs to be paid or reimbursed by any tenant under such tenant’s lease would at any time exceed the Alteration Threshold, the Borrower is required to, at the Borrower’s election, either (i) deliver to the Lender as security for the payment of such Alteration Costs in excess of the Alteration Threshold and as additional security for the Borrower’s obligations under the Loan Documents any of the following at the Borrower’s option: (A) cash, (B) letters of credit, (C) U.S. obligations or (D) other securities acceptable to the Lender (provided that, in the case of securities that are not permitted investments, the Lender must receive a Rating Agency Confirmation), which may be reduced from time to time at the request of the Borrower to an amount equal to the excess of the total unpaid amounts incurred or to be incurred as then estimated by the Borrower and reasonably approved by the Lender to complete such alterations), and, at the Lender’s option during the continuance of a Loan Event of Default, the Lender has the right to apply such security from time to time to pay for such alterations, or (ii) cause an Acceptable

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Indemnitor under the Loan Agreement to execute and deliver to the Lender an indemnity with respect to such alterations, such indemnity to be in an amount equal to the excess of the total unpaid Alteration Costs with respect to such alterations simultaneously occurring to the Mortgaged Property (other than such Alteration Costs to be paid or reimbursed by tenants under the leases) over the Alteration Threshold (provided that, the aggregate amount of all then outstanding alterations indemnities may in no event exceed 10% of the then outstanding principal balance of the Woodlands Mall Loan Combination; provided, further, that, if such 10% restriction were to be exceeded, the Borrower will have the right to provide security of any such excess amount in the form of a letter of credit so long as such letter of credit was not issued based on the credit of the same person providing the alterations indemnities) and to be accompanied by a “bring down” of the insolvency opinion delivered in connection with the origination of the Woodlands Mall Loan Combination.

“Acceptable Indemnitor” means either (i) a Borrower Sponsor or (ii) the respective direct or indirect majority equityholder of a Borrower Sponsor, so long as such equityholder, at the time of delivery of the alterations indemnity and at all times while such alterations indemnity is required to be in effect, (a) has a long-term unsecured debt rating by the Rating Agency of not less than “BBB” by S&P and Fitch (if rated by Fitch) or “Baa3” by Moody’s (if rated by Moody’s) or (b) (x) has a net worth of not less than $500,000,000 (exclusive of such person’s interest in the Mortgaged Property) and (y) liquidity (including availability under lines of credit and unfunded capital commitments) of 120% of the aggregate of (A) total costs remaining to complete the subject alteration, and (B) amounts guaranteed in respect of funding reserves, in each case as determined in accordance with GAAP.

“Alteration Threshold” means an amount equal to $21,250,000.

Loan Events of Default

The events of default under the Loan Documents (each, a “Loan Event of Default”) include, and the Borrower, among other items, the following:

(1)	(A) if any Monthly Debt Service Payment Amount is not paid when due, (B) if the payment due on the maturity date is not paid when due (provided that, with respect to this clause (A), one grace period of one business day may be permitted once in every 12 month period), or (C) if any monthly deposit of applicable Reserve Funds or any other portion of the indebtedness is not paid when due, provided, with respect to this clause (c), such non-payment continues for 5 days following notice to the Borrower that the same is due and payable;
(2)	if any of the taxes or other charges (i.e., ground rents, maintenance charges and impositions) are not paid prior to delinquency during any period when the Borrower is obligated to pay the same directly pursuant to the terms and provisions of the Loan Agreement;
(3)	if the insurance policies are not kept in full force and effect;
(4)	subject to Borrower’s right to contest liens in accordance with the Loan Documents and the Mezzanine Loan Documents, if the Borrower commits, permits or suffers a transfer (as described under “—Transfer or Encumbrance of the Mortgaged Property”) (other than a Permitted Transfer) not expressly permitted by the provisions of the Loan Agreement or the other Loan Documents;
(5)	if any certification, representation or warranty made by the Borrower in the Loan Agreement or in any other applicable Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to the Lender have been false or misleading in any material respect as of the date such certification, representation or warranty was made, and such Default has not been cured (meaning that either (a) the facts and circumstances underlying the applicable misstatement have been changed such that the applicable representation or information as made or delivered will be true and correct or (b)

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such misstatement is corrected, was unintentional and the facts and circumstances underlying the applicable misstatement, as corrected, do not materially prejudice the Lender) within 30 days after notice from the Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such 30 day period and provided, further, that the Borrower has commenced to cure such Default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period will be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed 90 days;

(6)	(A) if the Borrower or the Sole Member (provided that, with respect to the Sole Member, that the Sole Member is not the Guarantor) makes an assignment for the benefit of creditors or (B) upon the declaration by the Lender that the same constitutes a Loan Event of Default (which declaration may be made by the Lender in its sole and absolute discretion), if the Guarantor makes an assignment for the benefit of creditors;
(7)	(A) if the Borrower or the Sole Member (provided that, with respect to the Sole Member, the Sole Member is not the Guarantor) admits in writing its inability to pay debts generally as they become due (other than with respect to any correspondence with the Lender or communications made under penalty of perjury) or (B) upon the declaration by the Lender that the same constitutes a Loan Event of Default (which declaration may be made by the Lender in its sole and absolute discretion), if the Guarantor fails or admits its inability to pay debts generally as they become due;
(8)	(A) if a receiver, liquidator or trustee is appointed for the Borrower or the Sole Member (provided that, with respect to the Sole Member, that the Sole Member is not the Guarantor) or if the Borrower or the Sole Member (provided that, with respect to the Sole Member, that the Sole Member is not the Guarantor) are adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, the Borrower or the Sole Member (provided that, with respect to the Sole Member, that the Sole Member is not the Guarantor) or if any proceedings for the dissolution or liquidation of the Borrower or the Sole Member (provided that, with respect to the Sole Member, that the Sole Member is not the Guarantor) are instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Borrower or the Sole Member (provided that, with respect to the Sole Member, that the Sole Member is not the Guarantor), upon the same not being discharged, stayed or dismissed within 90 days, or (B) upon the declaration by the Lender that the same constitutes a Loan Event of Default (which declaration may be made by the Lender in its sole and absolute discretion), if a receiver, liquidator or trustee are appointed for the Guarantor or if the Guarantor is adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, the Guarantor, or if any proceeding for the dissolution or liquidation of the Guarantor is instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Guarantor, upon the same not being discharged, stayed or dismissed within 90 days or if an order for relief is entered;
(9)	if the Borrower or the Guarantor assigns its rights under the Loan Agreement or any of the other the Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(10)	if the Borrower is in default beyond any applicable cure periods under any agreement (other than the Loan Documents) creating a lien on the Mortgaged Property or any part thereof that could reasonably be expected to have a Material Adverse Effect;

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(11)	with respect to any term, covenant or provision set forth in the Loan Agreement which specifically contains a notice requirement or grace period, if the Borrower is in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(12)	if the Borrower continues to be in default under any of the terms, covenants or provisions set forth in certain provisions of the Loan Agreement, or fails to cooperate with the Lender in connection with a secondary market transaction in accordance with the terms, covenants and provisions set forth in the Loan Agreement, for three Business Days after notice to the Borrower from the Lender of such default or failure to cooperate;
(13)	if any of the factual assumptions regarding the organizational structure and composition of the Borrower and its affiliates contained in any insolvency opinion delivered in connection with the Loan Agreement is or become untrue in any material respect provided, however, that such untruth may not constitute a Loan Event of Default if (A) such untruth was inadvertent, immaterial and non-recurring, (B) such untruth is curable and the Borrower may promptly cure such breach within 10 Business Days of notice from the Lender and (C) within 30 days of the request by the Lender, the Borrower may cause counsel to deliver a new insolvency opinion to the effect that the failure of such factual assumption to be true may not in any material manner impair, negate or amend the opinions rendered in the existing insolvency opinion in any material respect, which opinion may be acceptable to the Lender in its reasonable discretion and the Rating Agency;
(14)	if the Borrower breaches in any material respect any representation, warranty or covenant regarding the special purpose entity provisions described under “—Special Purpose Entity Covenants” below, and such Default has been cured (meaning that the facts and circumstances underlying the applicable misstatement have been changed such that the applicable representation or information as made or delivered will be true and correct) within 30 days after notice from the Lender in and (if reasonably requested by the Lender) the Borrower has delivered a replacement insolvency opinion reasonably acceptable to the Lender addressing such breach; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such 30 day period and provided, further, that the Borrower has commenced to cure such Default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period will be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed 90 days;
(15)	(A) if a breach or default by the Borrower under any condition or obligation contained in any applicable Property Operating Agreement, the continuance of which breach or default could result in a Material Adverse Effect as reasonably determined by the Lender, is not cured within any applicable cure period provided therein, (B) if there occurs any event or condition that gives any party to any applicable Property Operating Agreement (other than the Borrower), the termination or cancellation of which could result in a Material Adverse Effect as reasonably determined by the Lender, the right to terminate or cancel such Property Operating Agreement and such event or condition is not cured within any applicable cure period under such Property Operating Agreement, or (C) if any applicable Property Operating Agreement is terminated or cancelled without the Lender’s prior consent, the termination of cancellation of which could result in a Material Adverse Effect as reasonably determined by the Lender, or (D) if any of the terms, covenants or conditions of any applicable Property Operating Agreement is in any manner modified, changed, supplemented, altered, or amended in violation of the Loan Agreement without the Lender’s prior consent, which modification, change, supplementation, alteration or amendment, in each case, could result in a Material Adverse Effect as reasonably determined by the Lender;
(16)	if, without the Lender’s prior written consent (A) the Management Agreement is terminated except as otherwise permitted in the Loan Agreement or (B) a default in any material respect

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has occurred and continues beyond any applicable cure period under the Management Agreement and such default permits the Property Manager to terminate or cancel the Management Agreement unless the Borrower has replaced the Property Manager with a Qualified Manager pursuant to a replacement management agreement prior to such termination or cancellation (or, in the case of such a default as to which there is no applicable cure period, within 5 business days after the Borrower’s receipt of notice of such termination or cancellation);

(17)	if the Borrower continues to be in default under any of the other terms, covenants or conditions of the Loan Agreement not specified in clauses (1) to (16) above, for 10 business days after notice to the Borrower from the Lender, subject to certain specified cure periods; or
(18)	if there is a Default under any term, covenant or condition of the other Loan Documents beyond any applicable cure periods, whether as to the Borrower, the Guarantor or the Mortgaged Property, or if any other such event occurs or condition exists, if the effect of such event or condition is to accelerate the maturity of any portion of the indebtedness or to permit the Lender to accelerate the maturity of all or any portion of the indebtedness; provided, however, that if no notice or cure period (or acceleration or right of acceleration) is expressly provided in such Loan Document, then the notice and cure period provided in clause (14) above will apply to such term, covenant or condition.

“Property Operating Agreement” means each of the REA and any other covenants, restrictions or agreements of record and of a material nature relating to the construction, operation or use of the Mortgaged Property.

Upon the occurrence of a Loan Event of Default under the Woodlands Mall Loan Combination the Lender may, in addition to any other rights or remedies available to it pursuant to the Loan Agreement and the other Loan Documents or at law or in equity, take such action that the Lender deems advisable to protect and enforce its rights against the Borrower and in and to the Mortgaged Property, including declaring the indebtedness to be immediately due and payable as well as severing the Notes and the other Loan Documents into one or more separate notes, mortgages and other security documents for purposes of evidencing and enforcing its rights and remedies provided for in the Loan Agreement.

Any amounts recovered from the Mortgaged Property or any other collateral for the Woodlands Mall Loan Combination after the occurrence of a Loan Event of Default may be applied by the Lender toward the payment of any principal and/or interest of the Woodlands Mall Loan Combination and/or any other amounts due under the Loan Documents in such order, proportion and priority as the Lender in its sole and absolute discretion determines.

Environmental Indemnity

The Guarantor and the Borrower have entered into an environmental indemnity agreement for the benefit of the Lender. Under the environmental indemnity agreement, the Guarantor and the Borrower (together, the “Environmental Indemnitors”) have agreed, at their sole cost and expense, to protect, defend, indemnify, release and hold harmless the Lender and other indemnified parties, including the Certificateholders, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and other holders of the Woodlands Mall Loan Combination (collectively, the “Environmental Indemnitees”), from and against any and all losses imposed upon or incurred by or asserted against any of the Environmental Indemnitees and directly or indirectly arising out of or in any way relating to any one or more of the following (except to the extent arising out of or as a result of gross negligence, willful misconduct, illegal acts or fraud of any Environmental Indemnitee):

(1)	any presence of any Hazardous Substances in, on, above, or under the Mortgaged Property in violation of Environmental Law;
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(2)	any past, present or threatened Release of Hazardous Substances in, on, above, under or from the Mortgaged Property in violation of Environmental Law;
(3)	any activity by the Environmental Indemnitors, any affiliate of the Environmental Indemnitors, and any tenant or other user of the Mortgaged Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Mortgaged Property of any Hazardous Substances other than in compliance in all material respects with Environmental Laws at any time located in, under, on or above the Mortgaged Property;
(4)	any activity by the Environmental Indemnitors, any affiliate of the Environmental Indemnitors, and any tenant or other user of the Mortgaged Property in connection with any actual or proposed remediation of any Hazardous Substances at any time located in, under, on or above the Mortgaged Property, whether or not such remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action;
(5)	any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Mortgaged Property or operations thereon, including but not limited to any failure by the Environmental Indemnitors, any affiliate of the Environmental Indemnitors, and any tenant or other user of the Mortgaged Property to comply with any order of any governmental authority in connection with any Environmental Laws;
(6)	the imposition, recording or filing or the threatened imposition, recording or filing of any environmental lien encumbering the Mortgaged Property;
(7)	any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity agreement;
(8)	any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Mortgaged Property, including but not limited to reasonable out-of-pocket costs to investigate and assess such injury, destruction or loss;
(9)	any acts of the Environmental Indemnitors, any affiliate of the Environmental Indemnitors, and any tenant or other user of the Mortgaged Property in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substances from or on the Mortgaged Property at any facility or incineration vessel containing such or similar Hazardous Substances;
(10)	any acts of the Environmental Indemnitors, any affiliate of the Environmental Indemnitors, and any tenant or other user of the Mortgaged Property in accepting any Hazardous Substances from or on the Mortgaged Property for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for remediation;
(11)	any personal injury, wrongful death, property damage or other damage arising under any statutory or common law or tort law theory, to the extent caused by any of the conditions set forth in clauses (1) through (10) above, including but not limited to damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Mortgaged Property; and
(12)	any material misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any environmental covenants or other environmental obligations pursuant to the environmental indemnity agreement, the Loan Agreement or the Security Instrument.

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The obligations and liabilities of the Environmental Indemnitors under the environmental indemnity agreement will fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument, provided, however, that if at any time after the second anniversary of payment of the indebtedness in full, the Environmental Indemnitors deliver to the Environmental Indemnitees a Phase I environmental report with respect to the Mortgaged Property, which report does not indicate the presence of a recognized environmental condition at the Mortgaged Property (and, if recommended under any such Phase I environmental report, a Phase II environmental report which report does not indicate the presence of a recognized environmental condition at the Mortgaged Property), which concludes that the Mortgaged Property does not contain any Hazardous Substances in violation of Environmental Law, the obligations and liabilities of the Environmental Indemnitors under the environmental indemnity agreement will cease. Notwithstanding the foregoing, however, the Environmental Indemnitors will not be obligated to indemnify any indemnified party under the environmental indemnity agreement for any event or condition that (i) first arose on or after the date on which an Environmental Indemnitee (or its transferee) acquires title to the Mortgaged Property (whether at foreclosure sale, acceptance by the Lender of a conveyance in lieu of foreclosure or similar transfer); provided that the obligation of the Environmental Indemnitors to indemnify the Environmental Indemnitees pursuant to the environmental indemnity agreement will continue in perpetuity after an Environmental Indemnitee (or its transferee) acquires title or control of the Mortgaged Property unless such specified event or condition occurs during the period of ownership of such Environmental Indemnitee (or its transferee, as applicable); or (ii) has arisen due solely to any Environmental Indemnitee’s willful misconduct, gross negligence, illegal acts or fraud.

“Environmental Law” means any present and future federal, state, local laws, statutes, ordinances, rules and regulations, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of other actual or threatened danger to human health or the environment. Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules and regulations addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes, but is not limited to, any present and future federal, state and local laws, statutes ordinances, rules and regulations, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Mortgaged Property; or requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Mortgaged Property to any governmental authority or other person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Mortgaged Property; and relating to wrongful death, personal injury or property or other damage in connection with any physical condition or use of the Mortgaged Property.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws, the presence of which at the Mortgaged Property is not in material compliance with Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), volatile organic compounds, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives that pose an imminent threat to human health or the environment, or materially adversely affect the Mortgaged Property, biological or chemical agents, and Toxic Mold but excluding (i) substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations and otherwise in compliance

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with all Environmental Laws, (ii) gas, oil and other ordinary automotive fluids contained in an ordinary manner in motor vehicles visiting the Mortgaged Property; and (iii) inventory generally held for resale in typical shopping centers and items on the Mortgaged Property in the ordinary and regular business of a tire, battery and accessories store.

“Release” means, with respect to any Hazardous Substance, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances into or upon land, surface water, groundwater, atmosphere or any indoor environment other than in compliance in all material respects with Environmental Laws.

“Toxic Mold” means fungi that reproduces through the release of spores or the splitting of cells or other means that may pose a risk to human health or the environment or negatively affect the value of the Mortgaged Property, including, but not limited to, mold, mildew, fungi, fungal spores, fragments and metabolites such as mycotoxins and microbial volatile organic compounds.

Expense Reimbursement

The Borrower is required to pay any reasonable out-of-pocket expenses of the Master Servicer and Special Servicer (including, without limitation, attorneys’ fees and disbursements) in connection with any release of the Mortgaged Property, any prepayment, defeasance, assumption, amendment or modification of the Woodlands Mall Loan Combination, any documents or matters requested by the Borrower, and any fees and expenses of the Master Servicer and Special Servicer (including, without limitation, attorneys’ fees and disbursements) in connection with any special servicing or work-out of the Woodlands Mall Loan Combination or enforcement of the Loan Documents; provided, however, that the Borrower will not be responsible for payment of scheduled monthly servicing fees due to the Master Servicer under the Pooling and Servicing Agreement.

Special Purpose Entity Covenants

The Borrower has covenanted and represented under the Loan Agreement that it is a Special Purpose Entity.

“Special Purpose Entity” means a corporation, limited partnership or limited liability company that, at all times on and after the Origination Date, has complied with and will at all times comply with the following requirements:

(a)	The Borrower (i) is and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Mortgaged Property and all business incidental thereto, entering into or assuming the obligations of the Borrower under the Loan Agreement with the Lender, refinancing the Mortgaged Property in connection with a permitted repayment of the Woodlands Mall Loan Combination, and transacting any and all lawful business for which the Borrower may be organized under the law of the state of its formation that is incident, necessary and appropriate to accomplish the foregoing, and (ii) does not own, and will not own any material asset or property other than (A) the Mortgaged Property, and (B) incidental and intangible property necessary for and used or to be used in connection with the ownership, management or operation of the Mortgaged Property.
(b)	Except as may be permitted pursuant to the Loan Documents, the Borrower does not and will not engage in any business unrelated to the activities set forth in clause (a).
(c)	Except for capital contributions to the Borrower and distributions from the Borrower and except for the use by employees of the Borrower of administrative or managerial offices at the shopping center located at the Mortgaged Property (including pursuant to an affiliate Property Manager lease), the Borrower is not a party to and will not enter into any contract

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or agreement with any affiliate of the Borrower, except upon terms and conditions that are commercially reasonable and no less favorable to it than would be available on an arms-length basis with third parties not so affiliated with the Borrower.

(d)	The Borrower will not incur any indebtedness other than (i) the Woodlands Mall Loan Combination, (ii) (x) trade and operational debt (collectively, “Trade Debt”) incurred in the ordinary course of business with trade creditors in amounts as are normal and customary under the circumstances and which is not secured by the Mortgaged Property or any other assets of the Borrower, and (y) Permitted Equipment Financing, provided that (A) Permitted Equipment Financing, together with Trade Debt, does not, in the aggregate, exceed the Trade Debt Threshold Amount and (B) no such Trade Debt and/or Permitted Equipment Financing is evidenced by a note (provided that Permitted Equipment Financing may be evidenced by standard equipment financing documentation) or is in excess of sixty (60) days past due (unless the same is subject to good faith dispute by the Borrower, in appropriate proceedings therefor, and for which adequate capital reserves have been established in accordance with GAAP), (iii) Capital Expenditures incurred in accordance with the Loan Agreement, (iv) taxes and other charges, (v) obligations under leases (including, without limitation, tenant improvement allowances) not entered into in violation of the Loan Agreement, and (vi) obligations under the REA that are not yet due and delinquent (all of the foregoing in this clause (d), “Permitted Indebtedness”). Except as may be permitted by the Loan Documents, no indebtedness other than the indebtedness may be secured (senior, subordinate or pari passu) by the Mortgaged Property (other than indebtedness, if any, secured by permitted encumbrances). “Permitted Equipment Financing” means equipment financing that is (x) entered into in the ordinary course of the Borrower’s business, (y) for equipment related to the ownership and operation of the Mortgaged Property whose removal would not materially damage or impair the value of the Mortgaged Property, and (z) which is secured only by the financed equipment.
(e)	The Borrower will not make any payments in advance to any third party other than in the ordinary course of its business or loans to any person and it may not acquire obligations or securities of its affiliates (it being agreed, without limitation, that any settlement with a tenant pursuant to which the tenant agrees to pay certain obligations over time will not be a violation of the Loan Agreement).
(f)	The Borrower is and intends to remain solvent and its debts and liabilities (including, as applicable, shared personnel and overhead expenses) will be paid as the same become due (unless the same are subject to good faith dispute by the Borrower, in appropriate proceedings therefore, and for which adequate reserves have been established as required under GAAP), provided, however, that this provision will not be deemed to require any direct or indirect equity owner of the Borrower to make any loans or capital contributions to the Borrower.
(g)	The Borrower will do all things necessary to observe organizational formalities and preserve its existence, and the Borrower will not amend, modify or otherwise change its operating agreement or other organizational documents of the Borrower in any material respect which adversely affects its existence as a single purpose entity or its other obligations with respect to the Woodlands Mall Loan Combination, without the prior written consent of the Lender. The Borrower will at all times remain a single member limited liability company, organized in Delaware.
(h)	The Borrower will maintain all of its books, records, financial statements and bank accounts, separate from those of any other person and, except as required or permitted under GAAP, its assets will not be included as assets on the financial statement of any other person; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its affiliates so long as such consolidated financial statement contains a note indicating that such person and its affiliates are separate legal entities and maintain financial

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records separate and apart from any other person, and such assets are listed on the Borrower’s own, separate balance sheet. The Borrower will file (or will cause to be filed) its own tax returns (to the extent the Borrower is required to file any tax returns) and will not file (or permit to be filed) a consolidated federal income tax return with any other person (except that the Borrower may file (or cause to be filed) or may be part of a consolidated federal tax return to the extent (i) required or permitted by applicable law, or (ii) it is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law).

(i)	The Borrower does and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any affiliate of the Borrower or any constituent party of the Borrower (recognizing that the Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), will correct any known misunderstanding regarding its status as a separate entity, will conduct business in its own name, will not identify itself or any of its affiliates as a division or department or part of the other (except for (A) management services rendered by an affiliate, so long as the manager, or equivalent thereof, performing such services, holds itself out as an agent of the Borrower and/or (B) the use and/or reference to any affiliate of Borrower as part of the “General Growth” brand or “Brookfield” brand for certain trade and promotional purposes in a manner that is not likely to mislead creditors).
(j)	The Borrower does and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, this provision will not be deemed to require any direct or indirect equity owner of the Borrower to make any loans or capital contributions to the Borrower.
(k)	The Borrower will not commingle the funds and other assets of the Borrower with those of any affiliate or constituent party or any other person, and has held and will hold all of its assets in its own name.
(l)	The Borrower will maintain and account for its assets and liabilities in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets and liabilities from those of any other person.
(m)	The Borrower will not assume or guarantee or become obligated for the debts of any other person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other person.
(n)	The organizational documents of the Borrower will provide that the business and affairs of the Borrower are required to be managed by or under the direction of a board of one or more directors designated by its Sole Member or a committee of managers designated by its Sole Member (the “Committee”), and at all times there must be at least two (2) duly appointed independent directors on the board of directors or the Committee. In addition, the organizational documents of the Borrower will provide that no independent director of the Borrower may be removed or replaced without cause and unless, subject to the provision below, the Borrower provides the Lender with not less than two (2) business days’ prior written notice of (a) any proposed removal of an independent director, together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement independent director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an independent director. Notwithstanding anything to the contrary in the foregoing, prior notice to the Lender will not be necessary with respect to the replacement of the independent director, if any such replacement was effected by the Nationally Recognized Service Company who provides such independent directors (provided that the Borrower will instruct the Nationally Recognized Service Company engaged by the Borrower to provide independent notice to

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the Lender of any such replacement by at the time such replacement is made by the Nationally Recognized Service Company).

(o)	The organizational documents of the Borrower will provide that the board of directors or the Committee of the Borrower may not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires an unanimous vote of the board of directors or the members of the Committee of the Borrower unless at the time of such action there are at least two (2) members of the board of directors or Committee who are independent directors (and such independent directors have participated in such vote). The organizational documents of the Borrower will provide that the Borrower will not and the Borrower agrees that it will not, without the unanimous written consent of its board of directors or the members of the Committee including the independent directors (i) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of the Borrower’s properties, or (iii) make any assignment for the benefit of the Borrower’s creditors. In addition, the organizational documents of the Borrower will provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (o), the independent directors will consider only the interests of the Borrower, including its creditors. Without limiting the generality of the foregoing, such documents will expressly provide that, to the greatest extent permitted by law, except for duties to the Borrower (including duties to its Sole Member solely to the extent of its respective economic interest in the Borrower and to the Borrower’s creditors as set forth in the immediately preceding sentence), such independent directors will not owe any fiduciary duties to, and will not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) its Sole Member, (ii) affiliates of the Borrower, or (iii) any group of affiliates of which the Borrower is a part); provided, however, the foregoing will not eliminate the implied contractual covenant of good faith and fair dealing.
(p)	The organizational documents of the Borrower will provide that, as long as any portion of the obligations remains outstanding, upon the occurrence of any event that causes its Sole Member to cease to be a member of the Borrower (other than (i) upon an assignment by its Sole Member of all of its limited liability company interest in the Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of the Borrower and the Loan Documents, or (ii) the resignation of its Sole Member and the admission of an additional member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the Loan Documents), each of the persons acting as an independent director of the Borrower will, without any action of any person and simultaneously with its Sole Member ceasing to be a member of the Borrower, automatically be admitted as members of the Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and will preserve and continue the existence of the Borrower without dissolution. The organizational documents of the Borrower will further provide that for so long as any portion of the obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Borrower as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an independent director.
(q)	The organizational documents of the Borrower will provide that, as long as any portion of the obligations remains outstanding, except as expressly permitted pursuant to the terms of the Loan Agreement, (i) its Sole Member may not resign, and (ii) no additional member may be admitted to the Borrower.
(r)	The organizational documents of the Borrower will provide that, as long as any portion of the obligations remains outstanding: (i) the Borrower will be dissolved, and its affairs will be wound up, only upon the first to occur of the following: (A) the termination of the legal

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existence of the last remaining member of the Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of the Borrower in the Borrower unless the business of the Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (as the same may be amended, modified or replaced, the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of the Borrower to cease to be a member of the Borrower or that causes its Sole Member to cease to be a member of the Borrower (other than (A) upon an assignment by its Sole Member of all of its limited liability company interest in the Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of the Borrower and the Loan Documents, or (B) the resignation of its Sole Member and the admission of an additional member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member will be authorized to, and will, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Borrower, agree in writing (I) to continue the existence of the Borrower, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in the Borrower; (iii) the bankruptcy of its Sole Member or a Special Member will not cause such Sole Member or Special Member, respectively, to cease to be a member of the Borrower and upon the occurrence of such an event, the business of the Borrower will continue without dissolution or division; (iv) in the event of the dissolution of the Borrower, the Borrower will conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Borrower in an orderly manner), and the assets of the Borrower will be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; (v) to the fullest extent permitted by law, each of the Sole Member and the Special Members will irrevocably waive any right or power that they might have to cause the Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Borrower, to compel any sale of all or any portion of the assets of the Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, division, winding up or termination of the Borrower and (vi) the Borrower will be prohibited from effectuating a limited liability company division (whether pursuant to Section 18-217 of the Act or otherwise).

(s)	The Borrower will not permit any affiliate or constituent party independent access to its bank accounts, other than its property manager pursuant to the Management Agreement; provided that, the foregoing will not restrict the Borrower’s affiliates or employees from administering funds in the accounts in accordance with the terms of the Loan Documents, viewing account balances for such purposes, causing checks to be written for expenses related to the Mortgaged Property, depositing funds or causing funds to be deposited in accordance with the Loan Documents, and similar day-to-day administrative tasks relating to the ordinary course of business and operations with respect to the Mortgaged Property.
(t)	The Borrower will maintain a sufficient number of employees in light of its contemplated business operations; provided, however, that the Borrower will not be obligated to have any employees.
(u)	Without the unanimous consent of all of its directors or members (including all independent directors), as applicable, the Borrower will not (i) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of the Borrower’s properties, or (iii) make any assignment for the benefit of the Borrower’s creditors.

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(v)	The Borrower will maintain an arm’s-length relationship with its affiliates.
(w)	The Borrower will allocate fairly and reasonably any overhead expenses that are shared with any affiliate, including shared office space.
(x)	The Borrower will not pledge its assets to secure the obligations of any other person.
(y)	The Borrower has a certificate of formation and/or an operating agreement, as applicable, that provides that such entity will not: (A) dissolve, divide, merge, liquidate, consolidate; (B) sell, transfer, dispose, or encumber (except with respect to the Loan Documents) all or substantially all of its assets or acquire all or substantially all of the assets of any person; or (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth above regarding its single-purpose status in each case in violation of the terms of the Loan Documents, without the consent of the Lender.
(z)	The Borrower and the independent directors will consider the interests of the Borrower’s creditors in connection with all limited liability company actions. Without limiting the generality of the foregoing, to the greatest extent permitted by law, except for duties to the Borrower (including duties to its Sole Member to the extent of its economic interest in the Borrower and to the Borrower’s creditors as set forth in the immediately preceding sentence), such independent directors will not owe any fiduciary duties to, and will not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) its Sole Member, (ii) other affiliates of the Borrower, or (iii) any group of affiliates of which the Borrower is a part); provided, however, the foregoing will not eliminate the implied contractual covenant of good faith and fair dealing.
(aa)	The Borrower will not have any of its obligations guaranteed by an affiliate, except with respect to (i) the Guaranty, (ii) the environmental indemnity agreement, (iii) guarantees given to tenants as inducements in the ordinary course of business and (iv) the alteration indemnities and other guarantees and/or indemnities from affiliates delivered in the ordinary course of business; provided, however, that the aggregate amount of all guarantees and/or indemnities pursuant to clauses (iii) or (iv) will in no event exceed 10% of the outstanding principal balance of the Woodlands Mall Loan Combination.

Representations and Warranties; Covenants

The Borrower made the representations and warranties in the Loan Agreement set forth in Annex A of this free writing prospectus as of the Origination Date, and in certain cases, are subject to certain exceptions disclosed on Schedule I to Annex A of this free writing prospectus.

The Borrower is also required to comply with certain covenants including without limitation to comply in all material respects with all legal requirements, insurance requirements, tax related requirements and all material contractual obligations by which the Borrower is legally bound.

The Borrower is required to give the Lender prompt notice of, among other things, (a) any Default or Loan Event of Default under the Woodlands Mall Loan Combination, together with a detailed statement of the steps being taken to cure such Default or Loan Event of Default; (b) any notice of default in any material respect received by the Borrower under any agreement, document or instrument to which the Borrower is a party or to which the Borrower or the Mortgaged Property is subject; (c) any notice of default in any material respect received by the Borrower under any other material obligations relating to the Mortgaged Property or otherwise material to the Borrower’s business; and (d) any material pending or threatened legal, judicial, administrative or regulatory proceedings, including any disputes between the Borrower and any governmental authority, affecting the Borrower or the Mortgaged Property.

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Governing Law

The Loan Documents are each governed by the laws of the State of New York, except with respect to the creation, perfection and enforcement of liens and security interests, which are governed by the laws of the states in which the Mortgaged Property encumbered by the Loan Documents is located.

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DESCRIPTION OF THE MEZZANINE LOAN

The following is a summary of the principal provisions of the Mezzanine Loan. This summary does not purport to be complete and is qualified in its entirety by reference to the Mezzanine Loan Agreement, dated as of the Origination Date (as amended from time to time, the “Mezzanine Loan Agreement”) between the Mezzanine Borrower and the Mezzanine Lender and the other documents executed by the Mezzanine Borrower and the other parties in connection with the Mezzanine Loan (as amended from time to time, the “Mezzanine Loan Documents”).

General

A mezzanine loan in the aggregate original principal amount of $40,000,000 (the “Mezzanine Loan”) was made on the Origination Date by DBNY (in such capacity, the “Mezzanine Lender”) to Woodlands Mall Mezzanine LLC (the “Mezzanine Borrower”), pursuant to the Mezzanine Loan Agreement.

The Mezzanine Borrower has pledged 100% of its direct ownership interests in the Borrower to secure the Mezzanine Loan (the “Loan Equity Collateral”). The relative rights of the Lender and the Mezzanine Lender will be governed by the Mezzanine Intercreditor Agreement, dated as of the Origination Date, among the Lender and the Mezzanine Lender (the “Mezzanine Intercreditor Agreement”).

Payment on the Mezzanine Loan

Payments on the Mezzanine Loan are required to be made on each Monthly Payment Date until and including the initial maturity date occurring on August 1, 2029 (the “Initial Mezzanine Maturity Date”). The “Mezzanine Maturity Date” will be the Initial Mezzanine Maturity Date, or such earlier date as may result from prepayment or acceleration of the Mezzanine Loan as described below and otherwise pursuant to the Mezzanine Loan Agreement.

On the Origination Date, the Mezzanine Borrower made a payment to the Mezzanine Lender of interest only at a per annum rate of 5.50% (the “Mezzanine Interest Rate”) for the initial Mezzanine Loan Interest Accrual Period. Beginning on September 1, 2019, and on each following Monthly Payment Date until the Mezzanine Maturity Date, the Mezzanine Borrower will be required to pay the Mezzanine Lender an amount equal to the Mezzanine Monthly Debt Service Payment Amount. On the Mezzanine Maturity Date, the Mezzanine Borrower will be required to pay the Mezzanine Lender an amount equal to the outstanding principal balance of the Mezzanine Loan, all interest which has accrued or would accrued through and including the last day of the Mezzanine Loan Interest Accrual Period in which the Mezzanine Maturity Date occurs, and all other amounts due under the Mezzanine Loan Agreement and other Mezzanine Loan Documents.

“Mezzanine Loan Interest Accrual Period” means, with respect to (i) any Monthly Payment Date, the period commencing on the first day of the calendar month and terminating on the last day of the calendar month preceding the calendar month in which such Monthly Payment Date occurs and (ii) the initial Mezzanine Loan Interest Accrual Period, the period beginning on the Origination Date and ending on the last day of the calendar month in which the Origination Date occurs.

“Mezzanine Monthly Debt Service Payment Amount” means, with respect to the Mezzanine Loan on each Monthly Payment Date, the sum of (a) the amount of interest which accrues on the outstanding principal balance of the Mezzanine Loan in the related Mezzanine Loan Interest Accrual Period immediately preceding such Monthly Payment Date, calculated by multiplying (i) the actual number of days in the period for which the calculation is being made by (i) a daily rate based on a 360 day year by (iii) the outstanding principal balance of the Mezzanine Loan, plus (b) a monthly prepayment of principal (without any prepayment premium or penalty) based on an amortization schedule that causes the Mezzanine Loan to be fully amortizing by the Initial Mezzanine Maturity Date.

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Mezzanine Loan Prepayment

Except as described under this “—Mezzanine Loan Prepayment”, the Mezzanine Borrower will not be permitted to prepay the Mezzanine Loan.

Voluntary Prepayments

Provided that a concurrent prepayment of the Woodlands Mall Loan Combination is made, the Mezzanine Borrower may prepay the Mezzanine Loan in whole (but not in part) on any date on or after the Monthly Payment Date in April 2029 (“Mezzanine Loan Open Prepayment Date”) on not less than seven Business Day’s prior notice to the Lender. Any such prepayment will not require the payment of any prepayment premium, but will be required to be accompanied by (a) all interest which would have accrued on the amount of the Mezzanine Loan to be prepaid through and including the last day of the Mezzanine Loan Interest Accrual Period related to the Monthly Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Mezzanine Loan Interest Accrual Period related to such Monthly Payment Date) and (b) all other sums due and payable under the Mezzanine Loan Agreement and other Mezzanine Loan Documents.

Mandatory Prepayments

In the event of (i) any casualty or condemnation to the Mortgaged Property (or any material portion of the Mortgaged Property), (ii) a transfer of the Mortgaged Property following a Loan Event of Default, (iii) a refinancing of the Mortgaged Property or the Woodlands Mall Loan Combination, or (iv) the receipt by the Borrower pursuant to any title insurance policy, lawsuit, claim or other proceeding brought to enforce its rights under a warranty deed (each, a “Liquidation Event”), any net proceeds remaining after certain debt service applications will be applied by the Mezzanine Lender to prepay the outstanding principal balance of the Mezzanine Loan, together with all interest which would have accrued on the amount of the Mezzanine Loan to be prepaid through and including the last day of the Mezzanine Loan Interest Accrual Period related to the Monthly Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Mezzanine Loan Interest Accrual Period related to such Monthly Payment Date). No Mezzanine Yield Maintenance Premium will be due in connection with clause (i) above.

“Mezzanine Yield Maintenance Premium” means an amount equal to the greater of: (i) 2% of the principal amount of the Mezzanine Loan being prepaid, and (ii) the excess, if any, of (a) the present value (determined using a discount rate equal to the Mezzanine Treasury Note Rate at such time) of all scheduled payments of principal and interest payable in respect of the principal amount of the Mezzanine Loan being prepaid, provided that the Mezzanine Loan will be deemed, for purposes of this definition, to be due and payable on the Mezzanine Loan Open Prepayment Date, over (b) the principal amount of the Mezzanine Loan being prepaid.

“Mezzanine Treasury Note Rate” means, at the time of the prepayment, as applicable, the rate of interest per annum equal to the yield to maturity (converted by the Mezzanine Lender to the equivalent monthly yield using the Mezzanine Lender’s then system of conversion) of the United States Treasury obligations selected by the holder of the Mezzanine Loan having maturity dates closest to, but not exceeding, the remaining term to the Mezzanine Loan Open Prepayment Date.

Prepayments After Default

If, during the continuance of any Mezzanine Loan Event of Default, the Mezzanine Borrower prepays the Mezzanine Loan or in part, the Mezzanine Borrower will be required to pay, in addition to the amount of the Mezzanine Loan to be prepaid, (a) an amount equal to the Mezzanine Yield Maintenance Premium (unless the applicable Mezzanine Loan Event of Default or prepayment occurs after the Mezzanine Loan Open Prepayment Date, in which case no Mezzanine Yield Maintenance Premium will be required), (b) all interest which would have accrued on the amount of the Mezzanine Loan to be prepaid through and including the last day of the Mezzanine Loan Interest Accrual Period related to the Monthly Payment Date

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next occurring following the date of such prepayment (or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Mezzanine Loan Interest Accrual Period related to such Monthly Payment Date), and (c) all other sums due and payable under the Mezzanine Loan Documents.

Mezzanine Loan Defeasance

So long as no Mezzanine Loan Event of Default has occurred and is continuing, the Mezzanine Borrower may, at any time after the Open Defeasance Commencement Date and prior to the Mezzanine Loan Open Prepayment Date, defease the entirety of the Mezzanine Loan and obtain a release of the lien of the Mezzanine Loan, subject to certain customary conditions substantially similar, but not necessarily identical to, those required of the Borrower with respect to defeasance of the Woodlands Mall Loan Combination. See “Description of the Woodlands Mall Loan Combination—Defeasance”.

Mezzanine Loan Events of Default

With respect to the Mezzanine Loan, each of the following constitutes an event of default under the Mezzanine Loan Documents (each, a “Mezzanine Loan Event of Default”):

(i)    (A) if any monthly payment under the Mezzanine Loan is not paid when due (provided that, with respect to this clause (A), one grace period of one Business Day will be permitted once every 12 months), (B) if the payment due on the Mezzanine Maturity Date is not paid when due, or (C) if any monthly deposit of reserve fund or any other portion of the Mezzanine Loan indebtedness is not paid when due; provided that, with respect to this clause (C), such non-payment continues for five days following notice to the Mezzanine Borrower that the same is due and payable;

(ii)    if any taxes or other charges related to the Mortgaged Property are not paid prior to delinquency during any period when the Mezzanine Borrower is obligated to pay such taxes or other charges directly pursuant to the Mezzanine Loan Agreement;

(iii)    if the insurance policies required to be maintained under the Loan Agreement are not kept in full force and effect;

(iv)    subject to the Mezzanine Borrower’s right to contest liens in accordance with the Mezzanine Loan Documents and the Loan Documents, if the Mezzanine Borrower commits, permits or suffers a transfer (other than a permitted transfer) not expressly permitted by the Mezzanine Loan Agreement or the Mezzanine Loan Documents; provided that any transfer expressly permitted without the consent of the Lender will be permitted under the Mezzanine Loan Agreement; provided, further, that, any transfer of (a) the Borrower’s fee simple interest in the Mortgaged Property and the improvements on the Mortgaged Property by deed or deed of trust or (b) any direct ownership interest in the Borrower, must be made in compliance with the Mezzanine Loan Documents;

(v)    if any certification, representation or warranty made by the Mezzanine Borrower in the Mezzanine Loan Agreement or in any other Mezzanine Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to the Mezzanine Lender was false or misleading in any material respect as of the date, such certification, representation or warranty was mad, and such default has not been cured (meaning that either (a) the facts and circumstances underlying the applicable misstatement have been changed such that the applicable representation or information as made or delivered is now true and correct or (b) such misstatement is corrected, was unintentional and the facts and circumstances underlying the applicable misstatement, as corrected, do not materially prejudice the Mezzanine Lender) within 30 days after notice from the Mezzanine Lender; provided, however, that (x) if such default is susceptible of cure but cannot reasonably be cured within such 30 day period, and (y) the Mezzanine Borrower has commenced to cure such default within such 30 day period and continues to diligently and expeditiously proceed to cure such default, then such 30 day period will be extended for such time

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as is reasonably necessary for the Mezzanine Borrower to cure such default, such extended period not to exceed 90 days;

(vi)    (A) if the Mezzanine Borrower, the Borrower or the sole member of the Mezzanine Borrower (the “Mezzanine Sole Member”) (provided that the Mezzanine Sole Member is not the Guarantor) makes an assignment for the benefit of creditors or (B) upon the declaration by the Mezzanine Lender that the same constitutes a Mezzanine Loan Event of Default (which declaration may be made by the Mezzanine Lender in its sole and absolute discretion), if the Guarantor makes an assignment for the benefit of creditors;

(vii)    (A) if the Mezzanine Borrower, the Borrower or the Mezzanine Sole Member (provided that the Mezzanine Sole Member is not the Guarantor) admits in writing its inability to pay debts generally as they become due (other than with respect to any correspondence with the Mezzanine Lender or communications made under penalty of perjury) or (B) upon the declaration by the Mezzanine Lender that the same constitutes a Mezzanine Loan Event of Default (which declaration may be made by the Mezzanine Lender in its sole and absolute discretion), if the Guarantor fails or admits its inability to pay debts generally as they become due;

(viii)    (A) if a receiver, liquidator or trustee is appointed for the Mezzanine Borrower, the Borrower, the Mezzanine Sole Member (provided that the Mezzanine Sole Member is not the Guarantor), or if the Mezzanine Borrower, the Borrower or the Mezzanine Sole Member (provided that the Mezzanine Sole Member is not the Guarantor) is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law is filed by or against, consented to, or acquiesced in by, the Mezzanine Borrower, the Borrower or the Mezzanine Sole Member (provided that the Mezzanine Sole Member is not the Guarantor) or if any proceeding for the dissolution or liquidation of the Mezzanine Borrower, the Borrower or the Mezzanine Sole Member (provided that the Mezzanine Sole Member is not the Guarantor) is instituted; provided, however, that if such appointment, adjudication, petition or proceeding is involuntary and not consented to by the Mezzanine Borrower, the Borrower or the Mezzanine Sole Member (provided that the Mezzanine Sole Member is not the Guarantor) upon the same not being discharged, stayed or dismissed within 90 days; or (B) upon the declaration by the Mezzanine Lender that the same constitutes a Mezzanine Loan Event of Default (which declaration may be made by the Mezzanine Lender in its sole and absolute discretion) if a receiver, liquidator or trustee is appointed for the Guarantor or if the Guarantor is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, the Guarantor, or if any proceeding for the dissolution or liquidation of the Guarantor is instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Guarantor, upon the same not being discharged, stayed or dismissed within 90 days or if an order for relief is entered;

(ix)    if the Mezzanine Borrower or the Guarantor assigns its rights under the Mezzanine Loan Agreement or any of the other Mezzanine Loan Documents or any interest in the Mezzanine Loan Agreement or other Mezzanine Loan Document in contravention of such Mezzanine Loan Documents;

(x)    if the Mezzanine Borrower is in default beyond any applicable cure periods under any agreement (other than the Mezzanine Loan Documents) creating a lien on the collateral securing the indebtedness of the Mezzanine Loan (including the Loan Equity Collateral) (the “Mezzanine Collateral”) that could be reasonably be expected to have a Mezzanine Material Adverse Effect and subject to any right of the Mezzanine Borrower as set forth in the Mezzanine Loan Agreement;

(xi)    with respect to any term, covenant or provision set forth in the Mezzanine Loan Agreement which specifically contains a notice requirement or grace period, if the Mezzanine Borrower is in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii)    if the Mezzanine Borrower (A) continues to be in default under any of the terms, covenants or provisions set forth in the Mezzanine Loan Agreement related the Mezzanine Lender’s right to (x)(I) sell or transfer the Mezzanine Loan or any portion of the Mezzanine Loan as a “whole loan”, (II) sell participation interests in the Mezzanine Loan, or (III) securitize the Mezzanine Loan or any portion of the Mezzanine Loan in a single asset securitization or a pooled loan securitization (each of clauses (I), (II) and (III), a “Secondary Market Transaction”) or (y) require the Mezzanine Borrower to execute and deliver new component notes (including senior and junior notes) to replace the originate note or modify the original note to reflect multiple components of the Mezzanine Loan, subject to certain conditions, or (B) fails to cooperate with the Mezzanine Lender in connection with a Secondary Market Transaction in accordance with the Mezzanine Loan Agreement for three Business Days after notice to the Mezzanine Borrower of such default or failure to cooperate;

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(xiii)    if any of the factual assumptions regarding the organizational structure of the Mezzanine Borrower, the Borrower and its affiliates contained in any insolvency opinion were as of the date of origination of the Mezzanine Loan or afterwards was or becomes untrue or incorrect in any material respect; provided, however, that any such untruth will not constitute a Mezzanine Loan Event of Default if (A) such untruth was inadvertent, immaterial and non-recurring, (B) such untruth is curable and the Mezzanine Borrower promptly cures such breach within 10 Business Days of notice from the Mezzanine Lender and (C) within 30 days of the request by the Mezzanine Lender, the Mezzanine Borrower causes the delivery of a new insolvency opinion to the effect that the failure of such factual assumption to be true will not in any material manner impair, negate or amend the opinions rendered in the existing insolvency opinion in any material respect, which opinion is acceptable to the Mezzanine Lender in its reasonable discretion and the Rating Agency;

(xiv)    the Mezzanine Borrower breaches in any material respect any representation, warranty or covenant related to its single purpose entity status, and such default has not been cured (meaning that the facts and circumstances underlying the applicable misstatement have been changed such that the applicable representation or information as made or delivered is true and correct) within 30 days after notice from the Mezzanine Lender in and (if reasonably requested by the Mezzanine Lender) the Mezzanine Borrower has delivered a replacement insolvency opinion reasonably acceptable to the Mezzanine Lender addressing such breach; provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such 30 day period and the Mezzanine Borrower has commenced to cure such default within such 30 day period and thereafter diligently and expeditiously proceeds to cure such default, such 30 day period will be extended for such time as is reasonably necessary for the Mezzanine Borrower in the exercise of due diligence to cure such default, such additional period not to exceed 90 days;

(xv)    (A) if a breach or default by the Mezzanine Borrower or the Borrower under any condition or obligation contained in any Property Operating Agreement, the continuance of which breach or default could result in a Mezzanine Material Adverse Effect as reasonably determined by the Mezzanine Lender, is not cured within any applicable cure period provided in the Property Operating Agreement, (B) if there occurs any event or condition that gives any party to any Property Operating Agreement (other than the Mezzanine Borrower or the Borrower), the termination or cancellation of which could result in a Mezzanine Material Adverse Effect as reasonably determined by the Mezzanine Lender, the right to terminate or cancel such Property Operating Agreement and such event or condition is not cured within any applicable cure period under such Property Operating Agreement, or (C) if any Property Operating Agreement is terminated or cancelled without the Mezzanine Lender’s prior consent, the termination of cancellation of which could result in a Mezzanine Material Adverse Effect as reasonably determined by the Mezzanine Lender, or (D) if any of the terms, covenants or conditions of any Property Operating Agreement is in any manner be modified, changed, supplemented, altered, or amended without the Mezzanine Lender’s prior consent, which modification, change, supplementation, alteration or amendment, in each case, could result in a Mezzanine Material Adverse Effect as reasonably determined by the Mezzanine Lender;

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(xvi)    if, without the Mezzanine Lender’s prior written consent (i) the Management Agreement is terminated except as otherwise permitted in the Mezzanine Loan Agreement or (ii) if a default in any material respect has occurred and continues beyond any applicable cure period under the Management Agreement and such default permits the related Property Manager to terminate or cancel the Management Agreement unless the Mezzanine Borrower has replaced (or has caused the Borrower to replace) the Property Manager with a Qualified Manager pursuant to a replacement management agreement prior to such termination or cancellation (or, in the case of such a default as to which there is no applicable cure period, within five Business Days after the Mezzanine Borrower’s receipt of notice of such termination or cancellation);

(xvii)    if the Mezzanine Borrower continues to be in default under any of the other terms, covenants or conditions of the Mezzanine Loan Agreement not specified in clauses (i) to (xvi) above, for 10 Business Days after notice to the Mezzanine Borrower from the Mezzanine Lender, in the case of any default which can be cured by the payment of a sum of money, or for 30 days after notice from the Mezzanine Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30 day period and the Mezzanine Borrower has commenced to cure such default within such 30 day period and thereafter diligently and expeditiously proceeds to cure such default, such 30 day period will be extended for such time as is reasonably necessary for the Mezzanine Borrower in the exercise of due diligence to cure such default, such additional period not to exceed 90 days;

(xviii)    if there is a default under any term, covenant or condition of the other Mezzanine Loan Documents beyond any applicable cure periods contained such Mezzanine Loan Documents, whether as to the Mezzanine Borrower, the Guarantor, the Mezzanine Collateral, or if any other such event occurs or condition exists, if the effect of such event or condition is to accelerate the maturity of any portion of the indebtedness or to permit the Mezzanine Lender to accelerate the maturity of all or any portion of the indebtedness; provided, however, that if no notice or cure period (or acceleration or right of acceleration) is expressly provided in such Mezzanine Loan Document, then the notice and cure period provided in clause (xvii) above will apply to such term, covenant or condition; or

(xix)    a Loan Event of Default has occurred and is continuing.

“Mezzanine Material Adverse Effect” means any material adverse effect upon (i) the business operations, economic performance, assets, condition (financial or otherwise), equity, contingent liabilities, prospects, material agreements or results of operations of the Mezzanine Borrower, the Borrower, the Mezzanine Collateral or the Mortgaged Property, (ii) the ability of the Mezzanine Borrower, the Borrower or the Guarantor to perform its obligations under any Mezzanine Loan Document to which it is a party, (iii) the enforceability or validity of any Mezzanine Loan Document, the perfection or priority of any lien created under any Mezzanine Loan Document (including, without limitation, the lien on the Mezzanine Collateral pursuant to the pledge agreement related to the Mezzanine Loan) or the rights, interests and remedies of the Mezzanine Lender under any Mezzanine Loan Documents, (iv) the value, use or operation of the Mortgaged Property or the cash flows from the Mortgaged Property, or (v) the Mezzanine Collateral.

Upon the occurrence and during the continuance of a Mezzanine Loan Event of Default (other than a Mezzanine Loan Event of Default described in clauses (vi), (vii) or (viii) above), in addition to any other rights or remedies available to it pursuant to the Mezzanine Loan Agreement and the other Mezzanine Loan Documents or at law or in equity, the Mezzanine Lender may take such action, without notice or demand, that the Mezzanine Lender deems advisable to protect and enforce its rights against the Mezzanine Borrower and in and to the Mezzanine Collateral, including, without limitation, declaring the Mezzanine Loan to be immediately due and payable, and the Mezzanine Lender may enforce or avail itself of any or all rights or remedies provided in the Mezzanine Loan Documents and any or all of the Mezzanine Collateral and may exercise all rights and remedies for a secured party under the Uniform Commercial Code against the Mezzanine Borrower and the Mezzanine Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Mezzanine Loan Event of

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Default described in clauses (vi), (vii) or (viii) above, the Mezzanine Loan will immediately and automatically become due and payable, without notice or demand.

Governing Law

The Mezzanine Loan Documents are governed by the laws of the State of New York, except with respect to the creation, perfection and enforcement of liens and security interests, which are governed by the laws of the states in which the Mortgaged Property is located.

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DESCRIPTION OF THE MEZZANINE INTERCREDITOR AGREEMENT

General

The relative rights of the Lender and the Mezzanine Lender are governed by the Mezzanine Intercreditor Agreement. The following is a summary of the rights of the Lender under the Loan Agreement and the Mezzanine Lender pursuant to the terms of the Mezzanine Intercreditor Agreement.

Modifications, Amendments, etc.

The Lender has the right without the consent of the Mezzanine Lender to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Modification”) of the Woodlands Mall Loan Combination or the Loan Documents, provided that no Modification can:

(i)    increase or decrease the interest rate, amortization payments or principal amount of the Woodlands Mall Loan Combination (other than increases to the Woodlands Mall Loan Combination indebtedness due to Protective Advances (as defined below) made by the Lender or accrued but unpaid interest);

(ii)    increase or decrease in any other material respect any monetary obligations of the Borrower under the Loan Documents;

(iii)    extend or shorten (other than by acceleration with respect to a Loan Event of Default) the scheduled maturity date of the Woodlands Mall Loan Combination (except that the Lender may decline to permit the Borrower to exercise any extension options in accordance with the terms and provisions of the Loan Documents);

(iv)    convert or exchange the Woodlands Mall Loan Combination (or any portion or interest in the Woodlands Mall Loan Combination) into or for any equity interest or other indebtedness or subordinate any of the Woodlands Mall Loan Combination (or any portion or interest in the Woodlands Mall Loan Combination) to any other indebtedness of the Borrower or any affiliate of the Borrower;

(v)    waive, amend or modify the provisions limiting transfers of direct or indirect interests in the Borrower or the Mortgaged Property;

(vi)    modify or amend the terms and provisions of the Cash Management Agreement with respect to the manner, timing, priority, amounts or method of the application of payments under the Loan Documents;

(vii)    cross-default the Woodlands Mall Loan Combination with any other indebtedness or cross collateralize the collateral for the Woodlands Mall Loan Combination with any other indebtedness;

(viii)    obtain any contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of the Mortgaged Property (or other similar equity participation);

(ix)    extend the period during which voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee or premium or yield maintenance charge or increase the amount of any such prepayment fee, premium or yield maintenance or similar charge or impose any new prepayment fee, premium or yield maintenance charge or charge to impose any new prepayment fee, premium or yield maintenance charge;

(x)    release its lien on any portion of the Mortgaged Property, the leases and rents or any other material portion of the collateral granted under the Loan Documents (except as may be required

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or permitted in accordance with the terms of the Loan Documents on the date of the Mezzanine Intercreditor Agreement);

(xi)    impose more restrictive financial covenants on the Borrower or the Guarantor or Third Party Obligor other than those which exist under the Loan Documents as of the date of the Mezzanine Intercreditor Agreement;

(xii)    amend, waive or modify the terms and provisions relating to the reserve funds or impose any new reserve requirements;

(xiii)    impose any new or additional fees not provided for in the Loan Documents as of the date of the Mezzanine Intercreditor Agreement;

(xiv)    amend the Loan Documents to eliminate or restrict any right of the Mezzanine Lender (or any transferee of the interest in the Mezzanine Lender under a transfer permitted under and made in accordance with the Mezzanine Intercreditor Agreement) to foreclose on its Separate Collateral (as defined below) in compliance with the Mezzanine Intercreditor Agreement; or

(xv)    add to the list of Loan Events of Default; provided, however, that if a Loan Event of Default exists, after the later of (A) the expiration of the applicable Monetary Cure Period or Non-Monetary Cure period (each as defined below under “—Cure Rights”) and (B) the date that is 30 days after the Mezzanine Lender has been given notice of a Loan Purchase Option Event.

In no event will the Lender be obligated to obtain the Mezzanine Lender’s consent to a Modification in the case of a work-out or other surrender, compromise, release, renewal, indulgence, restructuring or other modification of or relating to the Woodlands Mall Loan Combination during the continuance of a Loan Event of Default, except that under no conditions will the modifications described in clause (i) (with respect to increased principal amount only), clause (iii) (with respect to shortening (other than by acceleration in respect to a Loan Event of Default) the scheduled maturity date of the Woodlands Mall Loan Combination only), clause (v) (to the extent such modification would limit or prohibit the exercise of remedies and realization upon the Loan Equity Collateral by the Mezzanine Lender or the Mezzanine Loan Pledgee in accordance with the terms of the Mezzanine Intercreditor Agreement or cause such exercise to constitute a Loan Event of Default), clause (ix) or clause (x) be made without the written consent of each of the Lender; and provided, further, that notwithstanding anything to the contrary above, during the continuance of a Loan Event of Default that is caused by a Proceeding of the Borrower, after the later of (x) the expiration of the applicable Non-Monetary Cure Period, as such Non-Monetary Cure Period may be extended pursuant to the Mezzanine Intercreditor Agreement, (and provided that a Loan Event of Default exists) and (y) the date that is 30 days after the Mezzanine Lender has been given notice of a Loan Purchase Option Event (unless the purchase notice has been given to the Lender, in which case the Mezzanine Lender will have 10 days following the date of such purchase notice), the Lender will not be obligated to obtain the Mezzanine Lender’s consent to a Modification set forth in any proposed plan of reorganization including the Borrower in connection with a Proceeding, including, without limitation, in respect of any such plan proposed or voted for by the Lender or in respect of any agreements or documents contemplated by any such plan. In addition and notwithstanding the foregoing provisions, any amounts funded by the Lender under the Loan Documents as of the date of the Mezzanine Intercreditor Agreement as a result of (A) the making of any Protective Advances or other advances by the Lender, or (B) interest accruals or accretions (including default interest), to the extent provided for in the Loan Documents, will not be deemed to contravene such provisions of the Mezzanine Intercreditor Agreement.

The Mezzanine Lender will have the right without the consent of the Lender to enter into any modification (collectively, a “Mezzanine Loan Modification”) of the Mezzanine Loan or the Mezzanine Loan Documents, provided that no such Mezzanine Loan Modification may:

(i)    increase or decrease the interest rate, amortization payments or principal amount of the Mezzanine Loan;

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(ii)    increase or decrease in any other material respect any monetary obligations of the Mezzanine Borrower under the Mezzanine Loan Documents;

(iii)    extend or shorten (other than by acceleration in response to a Mezzanine Loan Event of Default) the scheduled maturity date of the Mezzanine Loan (including by accepting a prepayment prior to the scheduled maturity date unless specifically permitted without lender consent pursuant to the terms of the Mezzanine Loan Documents), except that the Mezzanine Lender may permit the Mezzanine Borrower to exercise any extension options in accordance with the terms and provisions of the Mezzanine Loan Documents;

(iv)    convert or exchange the Mezzanine Loan into or for any other indebtedness or subordinate any of the Mezzanine Loan to any indebtedness of the Mezzanine Borrower;

(v)    provide for any additional contingent interest, additional interest or so-called “kicker” interest measured on the basis of the cash flow or appreciation of the Mortgaged Property; or

(vi)    cross-default the Mezzanine Loan with any other indebtedness.

Notwithstanding anything to the contrary contained in the Mezzanine Intercreditor Agreement, if a Mezzanine Loan Event of Default exists, the Mezzanine Lender will be permitted to modify or amend the Mezzanine Loan Documents in connection with a work-out or other surrender, compromise, release, renewal or modification of the Mezzanine Loan except that under no conditions will modifications described in clause (i) (with respect to increases in principal amounts only), clause (ii), clause (iii) (with respect to shortening the maturity of the Mezzanine Loan only), clause (iv) or clause (v) be made without the written consent of the Lender, unless, with respect to clause (iv), the Conversion Conditions have been satisfied and with respect to clause (v), the Kicker Conditions have been satisfied in which case such modifications in clause (iv) and/or clause (v), as applicable, may be made without the Lender’s consent. In addition and notwithstanding the foregoing, the following do not contravene the terms of the Mezzanine Intercreditor Agreement:

(a)   any amounts funded by the Mezzanine Lender under the Mezzanine Loan Documents as a result of (A) the making of any Protective Advances or other advances by the Mezzanine Lender, or (B) interest accruals or accretions and any compounding thereof (including, without limitation, default interest). Notwithstanding any provision of the Loan Documents to the contrary, the Lender agrees that no Mezzanine Loan Modification permitted under the Mezzanine Intercreditor Agreement may in and of itself give rise to a default (or otherwise cause liability to arise) under the Loan Documents, and the Lender will not deliver notice of or otherwise declare a default under the Loan Documents (or exercise or attempt to exercise any rights or remedies against the Borrower or the Guarantor) solely on the basis of any such permitted Mezzanine Loan Modification; and

(b)   to the extent no Loan Event of Default has occurred and is continuing, if a Mezzanine Loan Event of Default has occurred and is continuing, retention by the Mezzanine Lender of (A) interest (including, without limitation, interest at the Mezzanine Default Rate (as defined below)), (B) fees, costs and expenses then due and payable by the Mezzanine Borrower to the Mezzanine Lender, and (C) excess net cash flow that would otherwise be payable to the Borrower and application of such excess net cash flow by the Mezzanine Lender to amounts due under the Mezzanine Loan.

“Continuing Event of Default” means with respect to the Woodlands Mall Loan Combination and the Loan Documents, any Loan Event of Default which has occurred and is continuing for which (a) the Lender has provided notice of such Loan Event of Default to the Mezzanine Lender and any Mezzanine Loan Pledgee in accordance with the Mezzanine Intercreditor Agreement, and (b) the cure periods (if and as applicable) provided to the Mezzanine Lender and its Mezzanine Loan Pledgee (if any) pursuant to the Mezzanine Intercreditor Agreement have expired.

“Conversion Conditions” means unsecured indebtedness or preferred equity meeting the following criteria and with respect to which the following conditions are satisfied: (i) has a maturity date no earlier than the Maturity Date (as the same may be extended in accordance with the terms and conditions of the

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Loan Documents), (ii) a principal amount equal to or less than the principal amount of the Mezzanine Loan plus accrued interest and all other amounts due and unpaid in respect of the Mezzanine Loan being converted, (iii) a current-pay interest rate, or rate of return, as applicable, equal to or less than the interest rate on the Mezzanine Loan being converted, (iv) other economic terms substantially similar to the Mezzanine Loan being converted, (v) does not create a lien on the Mortgaged Property or any other collateral for the Woodlands Mall Loan Combination, (vi) is subordinate by its terms to the Woodlands Mall Loan Combination, if requested by the Lender, a replacement intercreditor agreement is entered into on terms substantially similar to those of the Mezzanine Intercreditor Agreement, (vii) if such transaction results in any new party holding more than a 49% (direct or indirect) interest in the Borrower, if requested by the Lender, delivery of an additional insolvency opinion to the Lender with respect to such transaction, (viii) a confirmation is obtained from the Rating Agency that such transaction would not cause the downgrade, withdrawal or qualification of the then current ratings of the Certificates (or, in certain circumstances, consent of the Lender pursuant to the terms of the Mezzanine Intercreditor Agreement), (ix) if, upon the conversion to unsecured indebtedness or preferred equity or any time thereafter, the Mezzanine Lender possess, directly or indirectly, the power to direct or cause the direction of the management or policies of the Borrower, whether through the ability to exercise voting power, by contract or otherwise (as opposed to veto rights in connection with major decisions or one or more isolated exercises of consent or approval rights expressly afforded to the Mezzanine Lender in the Mezzanine Loan Documents, a Realization Event will be deemed to have occurred and the conditions set forth in the Mezzanine Intercreditor Agreement satisfied, including that a Replacement Third Party Obligor (as defined under “—Foreclosure of Separate Collateral” below) delivers to the lender a Replacement Third Party Agreement (as defined under “—Foreclosure of Separate Collateral” below) with respect to each Third Party Agreement (as defined under “—Foreclosure of Separate Collateral” below), prior to and as a condition to, the effectiveness of such conversion.

“Equity Collateral Enforcement Action” means any action or proceeding (other than giving of notices of default and statements of overdue amounts) or other exercise of the Mezzanine Lender’s rights and remedies commenced by the Mezzanine Lender, in law or in equity, or otherwise, in order to realize upon the Loan Equity Collateral (including, without limitation, a conveyance in lieu of foreclosure or other final negotiated settlement in lieu of any such enforcement action).

“Kicker Conditions” means any additional contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of the Mortgaged Property (or similar equity participation) that (i) is subordinated by its terms to the Woodlands Mall Loan Combination and does not constitute a direct or indirect equity interest in the Borrower (unless all Conversion Conditions are satisfied), (ii) does not become payable or otherwise impose monetary obligations prior to the date that Loan Liabilities are no longer outstanding, and (iii) does not violate applicable law.

“Mezzanine Default Rate” means, with respect to the Mezzanine Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law or (ii) the greater of (A) 3% above the Mezzanine Interest Rate or (B) 1% above the Prime Rate.

“Mezzanine Loan Pledgee” means any entity which has extended a credit facility, including, without limitation, credit in the form of a repurchase agreement facility, to the Mezzanine Lender and (i) would otherwise be deemed a qualified transferee or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by the Rating Agency and (ii) which is not the Borrower, Mezzanine Borrower or an affiliate of the Borrower or the Mezzanine Borrower.

“Loan Liabilities” means, collectively, all of the indebtedness, liabilities and obligations of the Borrower under any Loan Document, including, without limitation (i) the principal amount of, and accrued interest on (including, without limitation, any interest which accrues after the commencement of any Proceeding of the Borrower, whether or not such interest would be allowed in such Proceeding), the Woodlands Mall Loan Combination and (ii) all other indebtedness, obligations and liabilities of the Borrower to the Lender now existing or hereafter incurred, created and arising from or relating to the Woodlands Mall Loan Combination, including, without limitation, any late charges, default interest, prepayment fees or premiums, exit fees, advances, post-petition interest, special servicing, workout and liquidation fees payable to the Master Servicer, the Special Servicer or the Trustee.

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“Proceeding” means the commencement, whether voluntary or involuntary, of any case, proceeding or other action by or against the Borrower or the Mezzanine Borrower under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.

“Protective Advances” means all sums advanced for the purpose of payment of real estate taxes (including special assessments or payments in lieu of real estate taxes), maintenance costs, insurance premiums, ground rents or other items (including capital items) reasonably necessary to protect the Mortgaged Property or the Separate Collateral, respectively, or any portion thereof (including, but not limited to, all reasonable attorneys’ fees, costs relating to the entry upon the Mortgaged Property or any portion thereof to make repairs and the payment, purchase, contest or compromise of any encumbrance, charge or lien which in the judgment of the Lender or the Mezzanine Lender appears to be prior or superior to the mortgage or the applicable Mezzanine Loan Documents) or the Separate Collateral, respectively, from forfeiture, casualty, loss or waste, including, with respect to the Woodlands Mall Loan Combination or the Mezzanine Loan, amounts advanced or otherwise paid by the Mezzanine Lender pursuant to the Mezzanine Intercreditor Agreement.

“Realization Event” means a foreclosure, assignment-in-lieu of foreclosure or other realization upon the Loan Equity Collateral, (including, without limitation, obtaining title to such Loan Equity Collateral or selling or otherwise transferring such Loan Equity Collateral, or exercising voting power to direct or cause the direction of the management or policies of the Loan Equity Collateral pursuant to rights granted in the Mezzanine Loan Documents) but not any other exercise of remedies by the Mezzanine Lender to the extent the same does not result in a realization upon the Loan Equity Collateral (it being acknowledged and agreed that (i) in the case of such voting power, the mere grant of such voting power in the Mezzanine Loan Documents will not constitute a Realization Event, provided that, the affirmative exercise of such voting power to direct or cause the direction of the management or policies of the Borrower or the Mezzanine Borrower, as applicable, by or on behalf of the Mezzanine Lender will, except as otherwise provided in the following clause (ii), constitute a Realization Event and (ii) the exercise of such voting power solely for the purpose of vetoing or otherwise preventing an action by the Borrower or the Mezzanine Borrower, as applicable, that would constitute a default or a Loan Event of Default or a Mezzanine Loan Event of Default, will not constitute a Realization Event).

“Separate Collateral” means (i) the Loan Equity Collateral, (ii) the accounts (and monies therein from time to time) established pursuant to any cash management agreement created pursuant to the Mezzanine Loan Documents and (iii) any other collateral given as security for the benefit of the Mezzanine Loan pursuant to related Mezzanine Loan Documents, in each case not directly constituting security for the Woodlands Mall Loan Combination.

Subordination of the Mezzanine Loan and the Mezzanine Loan Documents

Except for the Separate Collateral and as otherwise provided in the Mezzanine Intercreditor Agreement, the Mezzanine Lender has subordinated and made junior the Mezzanine Loan, the Mezzanine Loan Documents and the liens and security interests created by the Mezzanine Loan and the Mezzanine Loan Documents, and all rights, remedies, terms and covenants contained in such Mezzanine Loan Documents to (i) the Woodlands Mall Loan Combination, (ii) the liens and security interests created by the Loan Documents and (iii) all of the terms, covenants, conditions, rights and remedies contained in the Loan Documents, and no amendments or modifications to the Loan Documents or waivers of any provisions of the Loan Documents will affect the subordination of the Mezzanine Loan.

Except (1) as otherwise expressly provided in the Mezzanine Intercreditor Agreement or (2) in connection with the exercise by the Mezzanine Lender of its rights and remedies with respect to the Separate Collateral and the application of the resulting proceeds as the Mezzanine Lender deems appropriate in its sole discretion in accordance with the terms of the Mezzanine Intercreditor Agreement or the receipt of permitted payments as described in clause (ii) of the following paragraph, all of the Mezzanine Lender’s rights to payment of the Mezzanine Loan and the obligations evidenced by the Mezzanine Loan Documents are subordinated to all of the Lender’s right to payment by the Borrower and the obligations secured by the Loan Documents, and the Mezzanine Lender will not, from and after

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written receipt of notice from the Lender of the occurrence, and during the continuance, of a Loan Event of Default (provided, however, that application of (i) proceeds from the disposition of the Separate Collateral resulting from the Mezzanine Lender’s foreclosure upon such Separate Collateral and (ii) proceeds from any sale of the Mezzanine Loan in accordance with the terms and provisions of the Mezzanine Intercreditor Agreement may be made under the Mezzanine Loan as if the Loan Event of Default has not occurred so long as no Proceeding of the Borrower has occurred and not been dismissed) accept or receive payments (including, without limitation, whether in cash or other property and whether received directly, indirectly or by set-off, counterclaim or otherwise) from the Borrower and/or from the Mortgaged Property or other collateral for the Woodlands Mall Loan Combination prior to the date that all obligations of the Borrower to the Lender under the Loan Documents are paid. If a Proceeding has occurred and has not been dismissed or there has occurred and is continuing a Loan Event of Default (provided, however, that so long as no Proceeding of the Borrower that has not been dismissed has occurred and the Mezzanine Lender is diligently exercising its cure rights under the Mezzanine Intercreditor Agreement and as described below and none of the applicable cure period(s) have expired, payments may be made under the Mezzanine Loan as if the Loan Event of Default had not occurred), and except as otherwise provided in the Mezzanine Intercreditor Agreement, the Lender will be entitled to receive payment and performance in full of all amounts due or to become due to the Lender under the Loan Documents before the Mezzanine Lender is entitled to receive any payment on account of the Mezzanine Loan (other than (i) payments with respect to the Separate Collateral and (ii) proceeds from any sale of the Mezzanine Loan).

Notwithstanding the foregoing or anything contrary contained in the Mezzanine Intercreditor Agreement, provided that:

(i)    no Proceeding of the Borrower has not been dismissed has occurred and no Continuing Event of Default exists, the Mezzanine Lender may accept payments of any amounts due and payable from time to time which the Mezzanine Borrower is obligated to pay the Mezzanine Lender in accordance with the terms and conditions of the Mezzanine Loan Documents and the Mezzanine Lender will have no obligation to pay over to the Lender any such amounts; and

(ii)    no Continuing Event of Default exists, the Mezzanine Borrower may make payments, including, without limitation, any prepayments from its own funds or from funds of any affiliate other than the Borrower (and not revenue derived from the Mortgaged Property, insurance, condemnation proceeds, reserve/escrow amounts or the other collateral for the Woodlands Mall Loan Combination (collectively, “Collateral Proceeds”), provided that, for purposes of clarification, such person’s own funds may include, and Collateral Proceeds will not include, property-related revenue distributed or dividended by the Borrower to its equity owners from excess cash flow permitted under the terms of the Loan Documents to be so distributed or dividended by the Borrower to its equity owners, if such distribution or dividend is made when no Loan Event of Default exists and is not made in violation of the applicable terms and conditions of the Loan Documents) to cure a default or otherwise make any payments (including, without limitation, prepayments if such prepayments are then permitted under, and not made in violation of, the Loan Documents) under or in respect of the Mezzanine Loan and the Mezzanine Lender may receive and retain any such payments.

Foreclosure of Separate Collateral

The Mezzanine Lender will not be permitted to complete a Realization Event unless (i) the Mezzanine Lender has provided the Lender with at least five Business Days prior written notice (except in the case of exercising voting rights to protect the Mezzanine Lender’s collateral, in which case the Mezzanine Lender will be required to provide notice as promptly as reasonably practicable) provided that the Mezzanine Lender may thereafter, without providing an additional prior notice, complete a Realization Event in accordance with the Mezzanine Intercreditor Agreement at any time before the waiver or cure of the corresponding Mezzanine Loan Event of Default, (ii) the transferee of the title to the direct or indirect beneficial ownership of the Loan Equity Collateral as a result of the Realization Event is a qualified transferee under the Mezzanine Intercreditor Agreement, (iii) the Mortgaged Property will be managed by

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a qualified manager within 30 days after the Realization Event, (iv) if not in place prior to the Realization Event, hard cash management and adequate reserves for taxes, insurance, debt service, capital repair and improvement expenses, tenant improvement expenses, bridge rents and leasing commissions and operating expenses will be required to be implemented under the Woodlands Mall Loan Combination promptly after the Realization Event to the extent required and otherwise in accordance with the Loan Documents; provided that the implementation of such hard cash management and reserves would not cause a “significant modification” of the Woodlands Mall Loan Combination, as such term is defined in Treasury Regulations Section 1.860G-2(b), (v) a Replacement Third Party Obligor (satisfying the requirements, and defined as, set forth below) executes and delivers the Replacement Third Party Agreements (as defined below) in accordance with, and satisfies the requirements of, the provisions set forth above simultaneously with and as a condition to such Realization Event and (vi) the Mezzanine Lender has cured all monetary defaults with respect to the Woodlands Mall Loan Combination (expressly excluding balloon payments due at maturity or upon acceleration).

Additionally, the transferee of the Loan Equity Collateral as a result of the Realization Event will be required to deliver a new non-consolidation opinion relating to the transferee acceptable to the Rating Agency within 10 Business Days following the Realization Event. Any Realization Event that does not comply with the requirements set forth above (and more fully described in the Mezzanine Intercreditor Agreement) will be void ab initio. With respect to the Guaranty and any other guaranty, indemnity, pledge agreement or other agreement constituting part of the Loan Documents which provides for the obligations of an obligor other than or in addition to the Borrower (each, inclusive of the Guaranty, a “Third Party Agreement”, and each guarantor, indemnitor, pledgor and other obligor under each Third Party Agreement, a “Third Party Obligor”), regardless of whether or not a Realization Event results in the explicit release of any Third Party Obligor from future liability under any Third Party Agreement, as a condition precedent to any such Realization Event, either the Mezzanine Lender (if it has a net worth of no less than $425,000,000 (exclusive of its direct or indirect interest in the Mortgaged Property) (such requirement, “Replacement Third Party Obligor Conditions”)) or such other person that either (I) is reasonably approved by the Lender or (II) (x) owns an interest in and control the Borrower immediately following the Realization Event, (y) is a qualified transferee under the Mezzanine Intercreditor Agreement and (z) satisfies the Replacement Third Party Obligor Conditions (either such Person, a “Replacement Third Party Obligor”) will be required to, at its sole cost and expense, execute, in the case of each Third Party Agreement, a replacement guaranty, indemnity, pledge agreement or other agreement which provides for the obligations of such Replacement Third Party Obligor (each, a “Replacement Third Party Agreement”), in each case substantially similar to the Third Party Agreement that it is replacing (including ongoing financial covenants of the Guarantor), without giving effect to any amendments or modifications thereof unless approved by the Mezzanine Lender, pursuant to which the Replacement Third Party Obligor will be required to undertake the obligations, guaranties and indemnities, as applicable, set forth in the Third Party Agreement (without giving effect to any amendments or modifications unless approved by the Mezzanine Lender) (in each case, to be joint and several if the Replacement Third Party Obligor is comprised of more than one person).

Cure Rights

Prior to accelerating the Woodlands Mall Loan Combination or commencing any enforcement action by reason of a Loan Event of Default, the Lender will be required to provide written notice of the default which would permit it to accelerate the Woodlands Mall Loan Combination or commence such enforcement action to the Mezzanine Lender and any Mezzanine Loan Pledgee entitled to such notice, whether or not the Lender is obligated to give such notice to the Borrower (each, a “Loan Default Notice”). In the event the Lender has delivered a Loan Default Notice that has not been cured by the Mezzanine Lender pursuant to the Mezzanine Intercreditor Agreement, the Lender will be required to provide the Mezzanine Lender with copies of any and all material notices relating to such Loan Event of Default, pleadings, agreements, motions and briefs served upon, delivered to or with any party to any enforcement action and otherwise keep the Mezzanine Lender reasonably apprised as to the current status of any enforcement action. Except in connection with the Borrower’s failure to repay the Woodlands Mall Loan Combination in full on the Maturity Date, including a maturity by reason of acceleration due to a bankruptcy of the Borrower, the Lender will permit the Mezzanine Lender an

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opportunity to cure such default in accordance with the provisions described below and will not commence an enforcement action on account of such default. In the event the Borrower fails to repay the Woodlands Mall Loan Combination in full on the Maturity Date (including a maturity by reason of acceleration due to a bankruptcy of the Borrower), the Mezzanine Lender has the right to purchase the Woodlands Mall Loan Combination pursuant to the terms set forth below.

If the Loan Event of Default identified in a Loan Default Notice is a monetary default relating to a liquidated sum of money (except a maturity default as described in the immediately preceding paragraph) then the Mezzanine Lender has until 10 Business Days after the later of either (i) the receipt by the Mezzanine Lender from the Lender of the Loan Default Notice and (ii) the expiration of the Borrower’s cure period, if any, for such monetary default provided in the Loan Documents (the “Monetary Cure Period”) to cure such monetary Loan Event of Default; provided, however, in the event the Mezzanine Lender elects to cure any such monetary Loan Event of Default, the Mezzanine Lender will reimburse Lender for any interest charged by the Lender on any required advances (pursuant to the Pooling and Servicing Agreement) for monthly payments of principal and/or interest on the Woodlands Mall Loan Combination and/or on any protective advances for amounts which the Borrower would be obligated to pay under Loan Documents together with payment of all other amounts then due under the Loan Documents (excluding any late charges or fees or default interest. The Mezzanine Lender only has the right to cure with respect to monthly scheduled debt service payments on the Woodlands Mall Loan Combination for a period of no more than six months in any consecutive 12 month period unless the Mezzanine Lender has commenced and is continuing to diligently pursue its rights against the Separate Collateral.

If the Loan Event of Default referenced in a Loan Default Notice has been cured such that there is no longer a Loan Event of Default, the Mezzanine Lender will have the same Monetary Cure Period with respect to any future Loan Default Notice. If the Loan Event of Default identified in the Loan Default Notice is of a non-monetary nature, the Mezzanine Lender has until 10 Business Days from the later of (a) receipt by the Mezzanine Lender of such Loan Default Notice and (b) the expiration of the Borrower’s cure period, if any, for such non-monetary Loan Event of Default provided in the Loan Documents (a “Non-Monetary Cure Period”); provided, however, if (i) such non-monetary default is susceptible of cure (prior to or after completion of an Equity Collateral Enforcement Action) but cannot reasonably be cured within such applicable Non-Monetary Cure Period or, if not susceptible of cure within the applicable Non-Monetary Cure Period or is not susceptible of cure at all, the Mezzanine Lender has commenced and is continuing to diligently pursue foreclosure of its Loan Equity Collateral, and (ii) curative action (which may include, in the case of a non-monetary default that is not susceptible of cure during the applicable Non-Monetary Cure Period, an Equity Collateral Enforcement Action) was promptly commenced and is being continuously and diligently pursued by the Mezzanine Lender, the Mezzanine Lender will be given an additional period of time as is reasonably necessary for the Mezzanine Lender in the exercise of due diligence to cure such non-monetary default for so long as (i) the Borrower or the Mezzanine Lender makes or causes to be made timely payment of the Borrower’s regularly scheduled monthly principal and/or interest payments (at the non-default rate) under the Woodlands Mall Loan Combination and any other amounts due under the Loan Documents (other than any late charges or fees or default interest accruing other than by reason of any failure to make such regularly scheduled monthly principal and/or interest payments in a timely manner), (ii) such additional period of time does not exceed 90 days, unless such non-monetary default is of a nature that cannot be cured within such 90 days, in which case, the Mezzanine Lender will have such additional time as is reasonably necessary to cure such non-monetary default, provided that the Mezzanine Lender is continuously and diligently pursuing a cure of such non-monetary default, (iii) such default is not caused by a bankruptcy, insolvency or assignment for the benefit of creditors of the Borrower and (iv) during such Non-Monetary Cure Period or extension thereof pursuant to this sentence, there is no material impairment to the value, use or operation of the Mortgaged Property, as reasonably determined by the Lender in good faith. Notwithstanding the foregoing, Monetary Cure Period and any Non-Monetary Cure Period (and any additional cure period granted to the Mezzanine Lender under this paragraph) will automatically expire and terminate upon (x) the commencement of a voluntary bankruptcy proceeding involving the Borrower, (y) a consent to an involuntary bankruptcy proceeding by the Borrower or (z) the failure of the Borrower to have an involuntary bankruptcy proceeding against it discharged, stayed or dismissed within 60 days of filing thereof, unless the

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bankruptcy proceeding is subsequently dismissed not later than 90 days after the filing thereof, in which case the right will be deemed reinstated from and after such dismissal to the extent the other conditions of this paragraph are satisfied.

Right to Purchase the Woodlands Mall Loan Combination

If a Loan Event of Default has occurred, the Woodlands Mall Loan Combination has been accelerated, any Enforcement Action has been commenced under the Loan Documents, or a Proceeding has been commenced against the Borrower, or the Woodlands Mall Loan Combination is a Specially Serviced Loan as the result of a monetary or non-monetary Loan Event of Default (each, a “Loan Purchase Option Event”), upon 10 Business Day’s prior written notice to the Lender (a “Purchase Option Notice”) the Mezzanine Lender will have the right to purchase for cash, in whole but not in part, the Woodlands Mall Loan Combination for a price equal to the sum of (without duplication) (i) the outstanding principal balance of the Woodlands Mall Loan Combination, (ii) all accrued and unpaid interest, (iii) any post-petition interest, (iv) any unreimbursed required advances made by the Lender, the Master Servicer, the Special Servicer or the Trustee for amounts that the Borrower is obligated to pay under the Loan Documents and any interest charged by the Lender, the Master Servicer, the Special Servicer or the Trustee on any such Advances made by any of them, (v) all costs and expenses (including reasonable legal fees and expenses) actually incurred by the Lender in enforcing the terms of the Loan Documents, and any fees and expenses payable or reimbursable to the Master Servicer, the Special Servicer or the Trustee, including without limitation, interest on any such Advance made by any of them, and (vi) any previously unpaid work-out fee, special servicing fee or liquidation fee payable to the Special Servicer but excluding, only in the case of the first Loan Purchase Option Event to occur, any workout fee or liquidation fees if the Woodlands Mall Loan Combination is purchased within 90 days of the date on which the notice of a Loan Purchase Option Event was given to the Mezzanine Lender, unless, with respect to any Loan Purchase Option Event other than the first Loan Purchase Option Event, any such fees are outstanding, in which case such fees will be included in the Woodlands Mall Loan Combination purchase price, but excluding any yield maintenance premiums, prepayment fees or premiums, any exit fees, any liquidated damage amount, any spread maintenance charges, any late charges or any default interest.

The right of the Mezzanine Lender to purchase the Woodlands Mall Loan Combination will automatically terminate (x) to the extent such right arose with respect to a specific Loan Purchase Option Event, if such Loan Purchase Option Event ceases to exist (including, if the Lender terminates its Enforcement Action and no other Loan Purchase Option Event exists) or (y) upon a transfer of all of the Mortgaged Property by foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure; provided, however, that with respect to this clause (y), in no event will the Mezzanine Lender have less than 30 days following receipt of a notice of a Loan Purchase Option Event to deliver a Purchase Option Notice and the Mezzanine Lender will be entitled to bit at foreclosure as permitted by applicable law. .

Budget Approval Rights

If, subject to the terms of the Mezzanine Loan Documents, the Mezzanine Lender has the right to approve the annual operating budget for the Mortgaged Property in accordance with the terms of the Mezzanine Loan Documents, the Lender will be required to consult on a non-binding basis with the Mezzanine Lender prior to approving any annual operating budget for the Mortgaged Property, provided that the parties agree that the Lender’s decision with respect to the annual operating budget will govern as between the Lender and the Borrower; and the Mezzanine Lender’s decision with respect to the budget and any changes to the budget will govern as between the Mezzanine Lender and the Mezzanine Borrower. In the event that the approval of the Mezzanine Lender to a proposed annual operating budget for the Mortgaged Property is not obtained, as applicable, on a timely basis, but subject to the terms of the Loan Documents and the Mezzanine Loan Documents, the then current existing operating budget will remain in effect, provided that such operating budget will be adjusted to reflect actual increases in non-discretionary expense items. The provisions of described in this paragraph will not limit or alter the rights of the Lender with respect to the Borrower pursuant to the Loan Documents or the Mezzanine Lender with respect to the Mezzanine Borrower pursuant to the Mezzanine Loan Documents.

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Eligible Requested Information

At the request of the Mezzanine Lender, the Lender will (or will cause the Master Servicer or the Special Servicer, as applicable) deliver Eligible Requested Information to the Mezzanine Lender, provided that (A) such Eligible Requested Information is actually be in the possession of the Lender (or the Master Servicer or the Special Servicer, as applicable); (B) the Mezzanine Lender has have paid the Lender (or the Master Servicer or the Special Servicer, as applicable) for any actual, out-of-pocket costs and expenses incurred in connection with obtaining and providing such Eligible Requested Information; (C) in no event will the Lender (or the Master Servicer or the Special Servicer, as applicable) be obligated to share any such Eligible Requested Information on more than four occasions in any 12 month period; (D) in no event will the Lender (or the Master Servicer or the Special Servicer, as applicable) be obligated to share any such Eligible Requested Information if the Lender (or the Master Servicer or the Special Servicer, as applicable) determines, in the exercise of its good faith judgment, that (1) any information requested does not constitute Eligible Requested Information, or (2) providing any Eligible Requested Information would be in violation of (i) applicable law, (ii) any confidentiality obligations to which the Lender is subject, (iii) the Woodlands Mall Loan Combination, (iv) the Mezzanine Intercreditor Agreement or (v) the Loan Documents; and (E) the Lender’s (or the Master Servicer or the Special Servicer, as applicable) failure to deliver any such Eligible Requested Information will not impair or affect any of the Lender’s rights under the Mezzanine Intercreditor Agreement or constitute a default by the Lender under the Mezzanine Intercreditor Agreement or affect the Mezzanine Lender’s obligations under the Mezzanine Intercreditor Agreement.

“Eligible Requested Information” means any of the following items: (i) any appraisals commissioned by the Borrower and delivered to the Lender by the Borrower, (ii) any financial and/or operating statements delivered to the Lender by the Borrower and/or any guarantor with respect to the Woodlands Mall Loan Combination, (iii) any environmental reports and updates delivered to the Lender by the Borrower, (iv) copies of any leases delivered to the Lender by the Borrower, (v) any rent rolls delivered to the Lender by the Borrower, (vi) any insurance policies and confirmations of renewal of any such insurance policies delivered to the Lender by the Borrower, (vii) statements as to the outstanding balances in all escrows and reserves, (viii) copies of tax bills and evidence of payment, and (ix) copies of title updates and any filed lien claims or judgments.

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ANNEX A

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

All capitalized terms used in this Annex A that are not defined in this free writing prospectus have the meanings ascribed to such terms in the Loan Agreement.

The Borrower made the following representations and warranties in the Loan Agreement, subject to the exceptions disclosed in Schedule I to this Annex A. These representations and warranties were made at the time the Woodlands Mall Loan Combination was originated and we cannot assure you that such representations and warranties are true and correct as of the date of this free writing prospectus.

(1)	Organization.
(a)	Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform all of its obligations under the Loan Agreement, the other Loan Documents and all the transactions contemplated hereby and thereby.
(b)	Borrower’s exact legal name is correctly set forth in the first paragraph of the Loan Agreement. Borrower is an organization of the type specified in the first paragraph of the Loan Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of the Loan Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records not otherwise kept at its Property, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of the Loan Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). The organizational identification number of Borrower, if any, assigned by the state of its incorporation or organization is 4380884. The federal tax identification number of Borrower is 83-1648806, which is the federal tax identification number of the sole member of the Sole Member of Borrower as of the Origination Date.
(2)	Proceedings. The Loan Agreement and the other Loan Documents have been duly authorized, executed and delivered by or on behalf of Borrower that is a party to such Loan Document and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).
(3)	No Conflicts. The execution, delivery and performance of the Loan Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon Borrower’s asset or property pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which Borrower’s assets or properties is subject, nor will such action result in any violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over Borrower or Borrower’s assets or properties.
(4)	Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower, Sole Member, Guarantor, Manager or the Property in

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any court or by or before any other Governmental Authority that if adversely decided would reasonably be expected to have a Material Adverse Effect.

(5)	Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to materially and adversely affect Borrower or the Property, or Borrower’s business, assets or properties, operations or condition (financial or otherwise). Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound. Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted under clause 24(d) below and (b) obligations under the Loan Documents.
(6)	Consents. Each consent, approval, authorization, order, registration or qualification of or with any court or any other Governmental Authority required for the execution, delivery and performance by Borrower of the Loan Agreement and the other Loan Documents has been obtained and is in full force and effect.
(7)	Title. Borrower has (i) good, marketable and insurable fee simple title to the real property comprising the Property, and (ii) good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, when properly recorded in the appropriate records, will create a valid, perfected first-priority lien on the Property, subject only to Permitted Encumbrances, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no claims in writing against Borrower for payment or mechanic’s, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may become Liens prior to, or of equal priority with, the Liens of the Security Instrument and the other Loan Documents. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Instrument and the other Loan Documents, materially and adversely affect the value of the Property, impair the use or operation of the Property or impair Borrower’s ability to perform their Obligations in a timely manner.
(8)	No Plan Assets. As of the Origination Date and throughout the Term, (a) Borrower does not sponsor, is not obligated to contribute to and is not itself and will not be an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA or Section 4975 of the Code, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower are not and will not be subject to any state statute, rule or regulation regulating investments of, or fiduciary obligations with respect to, “governmental plans” within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by the Loan Agreement (including, but not limited to, the exercise by Lender of any of its rights under the Loan Documents).
(9)	Compliance. To the best of Borrower’s knowledge, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to Borrower’s knowledge, threatened with

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respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property and the rights appurtenant thereto. Borrower is not in default or violation of any order, regulation, writ, injunction, decree or demand of any Governmental Authority, the violation of which would reasonably be expected to have a Material Adverse Effect. There has not been committed by Borrower (or to Borrower’s knowledge any other Person in occupancy of or involved with the operation or use of the Property) any act or omission affording the federal government, any state or local government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents.

(10)	Financial Information. All financial data that have been delivered to Lender in respect of the Property or otherwise in connection with the Loan (i) are true, correct and complete in all material respects, (ii) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports in all material respects, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and that would reasonably be expected to have a Material Adverse Effect. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower or the Property from that set forth in said financial statements.
(11)	Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, has been threatened or is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
(12)	Easements; Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the continued use and enjoyment of the Property is located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over any other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all applicable Governmental Authorities.
(13)	Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.
(14)	Assessments. To the best of Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
(15)	Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Sole Member or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and, as to enforceability, to principles of equity), and neither Borrower, Sole Member nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
(16)	Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, as more particularly set forth therein. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

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(17)	Insurance. Borrower has obtained and has delivered to Lender original certificates evidencing the Policies (and, to the extent requested by Lender, certified copies thereof), with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in the Loan Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
(18)	Licenses. All approvals, authorizations, certifications, licenses and permits, including, without limitation, certificates of completion and occupancy, required by any Governmental Authority or otherwise necessary for the legal ownership, use, occupancy and operation of the Property in the manner in which the Property is currently being owned, used, occupied and operated have been obtained by or on behalf of Borrower and are in full force and effect, except to the extent the failure by Borrower to obtain the same or maintain the same in full force and effect would not have a Material Adverse Effect.
(19)	Flood Zone. With respect to the Property, no Improvements are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area (or, if so located, the flood insurance required pursuant to Section 5.1(a)(i) of the Loan Agreement is in full force and effect with respect to the Property).
(20)	Physical Condition. To the best of Borrower’s knowledge and subject to any matters disclosed in the Physical Condition Reports, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.
(21)	Boundaries. All of the Improvements at the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property. No easements or other encumbrances affecting the Property encroach upon any of the Improvements so as to materially affect the value, marketability, use or operation of the Property except those which are insured against by the Title Insurance Policy, each of which, whether or not insured against by the Title Insurance Policy, is shown on the Survey of the Property.
(22)	Leases. With respect to the Leases, (a) the rent rolls attached to the Loan Agreement as Schedule I are true, correct and complete in all material respects and the Property is not subject to any Leases, including any oral Leases, other than the Leases described in Schedule I to the Loan Agreement (other than Tenant subleases and Seasonal Leases), (b) except as disclosed on Schedule I (or Schedule VI) to the Loan Agreement or as disclosed on any Tenant Estoppel, the Leases identified on Schedule I to the Loan Agreement are in full force and effect and there are no defaults thereunder by any party thereto and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (c) except as disclosed on Schedule I (or Schedule VI) to the Loan Agreement or as disclosed on any Tenant Estoppel, no Rent (excluding security or other deposits except to the extent set forth on Schedule I to the Loan Agreement) has been paid more than one (1) month in advance of its due date, (d) except as disclosed on Schedule I (or Schedule VI) to the Loan

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Agreement or as disclosed on any Tenant Estoppel, all work to be performed by the landlord under each Lease has been performed as required in all material respects and has been accepted by the applicable Tenant, (e) except as disclosed on Schedule I (or Schedule VI) to the Loan Agreement or as disclosed on any Tenant Estoppel, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the landlord to any Tenant has already been received by such Tenant, (f) except as disclosed on Schedule I (or Schedule VI) to the Loan Agreement or as disclosed on any Tenant Estoppel, Borrower has no knowledge of any notice of termination of any Lease or default in any material respect under any Lease, (g) Borrower has not presently assigned or pledged any of the Leases, the rents or any interest therein except to Lender, (h) except as disclosed in the Title Insurance Policy or on Schedule I (or Schedule VI) to the Loan Agreement, no Tenant or other Person has an option, right of first refusal or offer or any other preferential right to purchase all or any portion of the Property, (i) except as disclosed on S Schedule I (or Schedule VI) to the Loan Agreement or as disclosed on any Tenant Estoppel and except as disclosed in the Title Insurance Policy, no Tenant has any right or option for additional space in the Improvements, and (j) except as disclosed on Schedule I (or Schedule VI) to the Loan Agreement, there are no free rent concessions outstanding as of Origination Date for existing Leases and/or Leases contemplated as of the Origination Date.

(23)	Filings, Recording and Other Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under the applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid concurrently herewith. All mortgage, mortgage recording, stamp, intangible or other similar taxes required to be paid under the applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established under the Loan Documents.
(24)	Single Purpose. Borrower hereby represents and warrants to, and covenants with, Lender that at all times on and after the date hereof and until such time as the Debt shall be paid in full:
(a)	Borrower (i) is and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property and all business incidental thereto, entering into or assuming the obligations of Borrower under the Loan Agreement with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting any and all lawful business for which Borrower may be organized under the law of the state of its formation that is incident, necessary and appropriate to accomplish the foregoing, and (ii) does not own, and will not own any material asset or property other than (A) the Property, and (B) incidental and intangible property necessary for and used or to be used in connection with the ownership, management or operation of the Property.
(b)	Except as may be permitted pursuant to the Loan Documents, Borrower does not and will not engage in any business unrelated to the activities set forth in clause (a).
(c)	Except for capital contributions to Borrower and distributions from Borrower and except for the use by employees of Borrower of administrative or managerial offices at the shopping center located at the Property (including pursuant to an Affiliate Property Manager Lease), Borrower is not a party to and will not enter into any contract or agreement with any Affiliate of Borrower, except upon terms and conditions that are commercially reasonable and no less favorable to it than would be available on an arms-length basis with third parties not so affiliated with Borrower.
(d)	Borrower will not incur any Indebtedness other than (i) the Loan, (ii) (x) trade and operational debt (collectively, “Trade Debt”) incurred in the ordinary course of business with trade creditors in amounts as are normal and customary under the circumstances and which is not secured by the Property or any other assets of Borrower, and (y) Permitted Equipment Financing (hereinafter defined), provided that (A) Permitted Equipment Financing, together with Trade Debt, does not, in the aggregate, exceed the Trade Debt Threshold Amount and (B) no such Trade Debt and/or Permitted Equipment Financing is evidenced by a note (provided that Permitted Equipment Financing may be evidenced by standard equipment financing documentation) or is in excess of sixty (60) days past due (unless the same is

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subject to good faith dispute by Borrower, in appropriate proceedings therefor, and for which adequate capital reserves have been established in accordance with GAAP), (iii) Capital Expenditures incurred in accordance with Section 4.1.10 of the Loan Agreement, (iv) Taxes and Other Charges, (v) obligations under Leases (including, without limitation, tenant improvement allowances) not entered into in violation of the Loan Agreement, and (vi) obligations under the REA that are not yet due and delinquent (all of the foregoing, individually or collectively, “Permitted Indebtedness”). Except as may be permitted by the Loan Documents, no Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Property (other than Indebtedness, if any, secured by Permitted Encumbrances). As used herein, “Permitted Equipment Financing” means equipment financing that is (x) entered into in the ordinary course of Borrower’s business, (y) for equipment related to the ownership and operation of the Property whose removal would not materially damage or impair the value of the Property, and (z) which is secured only by the financed equipment.

(e)	Borrower will not make any payments in advance to any third party other than in the ordinary course of its business or loans to any Person and it shall not acquire obligations or securities of its Affiliates (it being agreed, without limitation, that any settlement with a tenant pursuant to which the tenant agrees to pay certain obligations over time shall not be a violation hereof).
(f)	Borrower is and intends to remain solvent and its debts and liabilities (including, as applicable, shared personnel and overhead expenses) shall be paid as the same become due (unless the same are subject to good faith dispute by Borrower, in appropriate proceedings therefore, and for which adequate reserves have been established as required under GAAP), provided, however, that this provision shall not be deemed to require any direct or indirect equity owner of Borrower to make any loans or capital contributions to Borrower.
(g)	Borrower will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not amend, modify or otherwise change its operating agreement or other organizational documents of Borrower in any material respect which adversely affects its existence as a single purpose entity or its other obligations with respect to the Loan, without the prior written consent of Lender. Borrower shall at all times remain a single member limited liability company, organized in Delaware.
(h)	Borrower will maintain all of its books, records, financial statements and bank accounts, separate from those of any other Person and, except as required or permitted under GAAP, its assets will not be included as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates so long as such consolidated financial statement contains a note indicating that such Person and its Affiliates are separate legal entities and maintain financial records separate and apart from any other Person, and such assets are listed on Borrower’s own, separate balance sheet. Borrower will file (or will cause to be filed) its own tax returns (to the extent Borrower is required to file any tax returns) and will not file (or permit to be filed) a consolidated federal income tax return with any other Person (except that Borrower may file (or cause to be filed) or may be part of a consolidated federal tax return to the extent (i) required or permitted by applicable law, or (ii) it is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law).
(i)	Borrower does and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower (recognizing that Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or

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part of the other (except (A) for management services rendered by an Affiliate, so long as the manager, or equivalent thereof, performing such services, holds itself out as an agent of Borrower and/or (B) the use and/or reference to any Affiliate of Borrower as part of the “General Growth” brand or “Brookfield” brand for certain trade and promotional purposes in a manner that is not likely to mislead creditors).

(j)	Borrower does and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, this provision shall not be deemed to require any direct or indirect equity owner of Borrower to make any loans or capital contributions to Borrower.
(k)	Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.
(l)	Borrower will maintain and account for its assets and liabilities in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets and liabilities from those of any other Person.
(m)	Borrower will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.
(n)	The organizational documents of Borrower shall provide that the business and affairs of Borrower shall be managed by or under the direction of a board of one or more directors designated by Sole Member or a committee of managers designated by Sole Member (the “Committee”), and at all times there shall be at least two (2) duly appointed Independent Directors on the board of directors or the Committee. In addition, the organizational documents of Borrower shall provide that no Independent Director of Borrower may be removed or replaced without Cause and unless, subject to the provision below, Borrower provides Lender with not less than two (2) Business Days’ prior written notice of (a) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director. Notwithstanding anything to the contrary in the foregoing, it is hereby agreed that prior notice to Lender shall not be necessary with respect to the replacement of the Independent Director, if any such replacement was effected by the Nationally Recognized Service Company who provides such Independent Directors (provided that Borrower shall instruct the Nationally Recognized Service Company engaged by Borrower to provide independent notice to Lender of any such replacement by at the time such replacement is made by the Nationally Recognized Service Company).
(o)	The organizational documents of Borrower shall provide that the board of directors or the Committee of Borrower shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires an unanimous vote of the board of directors or the members of the Committee of Borrower unless at the time of such action there shall be at least two (2) members of the board of directors or Committee who are Independent Directors (and such Independent Directors have participated in such vote). The organizational documents of Borrower shall provide that Borrower will not and Borrower agrees that it will not, without the unanimous written consent of its board of directors or the members of the Committee including the Independent Directors (i) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of Borrower’s properties, or (iii) make

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any assignment for the benefit of Borrower’s creditors. In addition, the organizational documents of Borrower shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (o), the Independent Directors shall consider only the interests of Borrower, including its creditors. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to Borrower (including duties to the Sole Member solely to the extent of its respective economic interest in Borrower and to Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the Sole Member, (ii) other Affiliates of Borrower, or (iii) any group of Affiliates of which Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

(p)	The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), each of the persons acting as an Independent Director of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as members of Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of Borrower without dissolution. The organizational documents of Borrower shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to Borrower as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director.
(q)	The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of the Loan Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to Borrower.
(r)	The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding: (i) Borrower shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (as the same may be amended, modified or replaced, the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing (I) to continue the existence of Borrower, and (II) to the admission

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of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution or division; (iv) in the event of the dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, division, winding up or termination of Borrower and (vi) Borrower shall be prohibited from effectuating a limited liability company division (whether pursuant to Section 18-217 of the Act or otherwise).

(s)	Intentionally omitted.
(t)	Borrower will not permit any Affiliate or constituent party independent access to its bank accounts, other than its property manager pursuant to the Management Agreement; provided that, the foregoing shall not restrict Borrower’s Affiliates or employees thereof from administering funds in the accounts in accordance with the terms of the Loan Documents, viewing account balances therein for such purposes, causing checks to be written therefrom for Property related expenses, depositing funds or causing funds to be deposited therein in accordance with the Loan Documents, and similar day-to-day administrative tasks relating to the ordinary course of business and operations with respect to the Property.
(u)	Borrower shall maintain a sufficient number of employees in light of its contemplated business operations; provided, however, that Borrower shall not be obligated to have any employees.
(v)	Without the unanimous consent of all of its directors or members (including all Independent Directors), as applicable, Borrower will not (i) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of Borrower’s properties, or (iii) make any assignment for the benefit of Borrower’s creditors.
(w)	Borrower will maintain an arm’s-length relationship with its Affiliates.
(x)	Borrower will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.
(y)	Borrower will not pledge its assets to secure the obligations of any other Person.
(z)	Borrower has a certificate of formation and/or an operating agreement, as applicable, that provides that such entity will not: (A) dissolve, divide, merge, liquidate, consolidate; (B) sell, transfer, dispose, or encumber (except with respect to the Loan Documents) all or substantially all of its assets or acquire all or substantially all of the assets of any Person; or (C) engage in any other business activity, or amend its Organizational Documents with respect to the matters set forth on this clause (24) in each case in violation of the terms of the Loan Documents, without the consent of the Lender.
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(aa)	Borrower and the Independent Directors will consider the interests of Borrower’s creditors in connection with all limited liability company actions. Without limiting the generality of the foregoing, to the greatest extent permitted by law, except for duties to Borrower (including duties to Sole Member to the extent of its economic interest in Borrower and to Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the Sole Member, (ii) other Affiliates of Borrower, or (iii) any group of Affiliates of which Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.
(bb)	Borrower shall not have any of its obligations guaranteed by an Affiliate, except with respect to (i) the Guaranty, (ii) the Environmental Indemnity, (iii) guaranties given to Tenants as inducements in the ordinary course of business and (iv) the Alterations Indemnities and other guarantees and/or indemnities from Affiliates delivered in the ordinary course of business; provided, however, that the aggregate amount of all guarantees and/or indemnities pursuant to clauses (iii) or (iv) shall in no event exceed ten percent (10%) of the Outstanding Principal Balance of the Loan.
(25)	Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
(26)	Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become or may become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, nor does Borrower believe it will incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).
(27)	Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of the Loan Agreement or the other Loan Documents.
(28)	Organizational Chart. The organizational chart attached to the Loan Agreement as Schedule III, relating to Borrower and certain Affiliates and other Persons, is true and correct on and as of the Origination Date.
(29)	Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
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(30)	No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to the Loan Agreement) that has not been heretofore repaid in full.
(31)	Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
(32)	Intentionally Omitted.
(33)	No Bankruptcy Filing. No petition in bankruptcy has ever been filed against Borrower, Sole Member or Guarantor, and none of Borrower, Sole Member or Guarantor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors other than those filings with respect to Borrower, BPR OP and BPRI that occurred pursuant to the GGP Bankruptcy. None of Borrower, Sole Member or Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, Sole Member or Guarantor.
(34)	Full and Accurate Disclosure. No information contained in the Loan Agreement, the other Loan Documents, or any written statement or document furnished by Borrower (it being acknowledged that the Appraisal, Environmental Report, Physical Conditions Report, PZR zoning report, Survey, Title Policy and any other documentation or information that conspicuously and overtly indicates that it was prepared by a third-party, all as prepared in connection with the Loan, were not furnished by Borrower) in connection with the Loan or pursuant to the terms of the Loan Agreement or any other Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which would reasonably be expected to have a Material Adverse Effect.
(35)	Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
(36)	No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent rolls attached to the Loan Agreement as Schedule I), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms of the Loan Agreement or the other Loan Documents (other than the Projections (as defined below) and all statements of fact made by or on behalf of Borrower in the Loan Agreement or in any other Loan Document, are true, correct and complete in all material respects. All financial projections relating to Borrower or the Property that have been or will be submitted to Lender by or on behalf of Borrower (the “Projections”) have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial Projections are furnished to Lender, and Borrower has no reason to believe that such Projections were materially inaccurate. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information or statement of fact inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has or would reasonably be expected to have a Material Adverse Effect.
(37)	Management Agreement. The Management Agreement is in full force and effect. There is no default, breach or violation existing thereunder by either party thereto.
(38)	Perfection of Accounts. Borrower hereby represents and warrants to Lender that:
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(a)	The Loan Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Clearing Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold, pledged, transferred or otherwise conveyed the Clearing Account and the Cash Management Account;
(b)	The Clearing Account and the Cash Management Account constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code;
(c)	The Clearing Account and the Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to Clearing Bank or Cash Management Bank complying with instructions with respect to the Clearing Account or the Cash Management Account from any Person other than Lender.
(39)	Intentionally Omitted.
(40)	REA. Borrower hereby represents and warrants to Lender with respect to the REA:
(a)	Borrower is a party to the REA and the REA is in full force and effect and has not been amended or modified (except as noted on Schedule IV) to the Loan Agreement and Borrower’s interest therein has not been assigned pursuant to any assignment which survives the Origination Date except the assignment to Lender pursuant to the Loan Documents.
(b)	Borrower is not in default in any material respect under the REA and, to the best of Borrower’s knowledge, no other party to the REA is in default in any material respect thereunder and, to the best of Borrower’s knowledge, there is no existing condition which, but for the passage of time or the giving of notice or both, could result in a default in any material respect under the REA.
(c)	There are no set-offs, claims, counterclaims or defenses being asserted or, to the best of Borrower’s knowledge, capable of being asserted after giving the requisite notice, if any, required under the REA or otherwise known by Borrower or, to the best of Borrower’s knowledge, any other party to the REA for the enforcement of the obligations of any party under the REA.
(d)	There are no Liens capable of being asserted for amounts presently due under the provisions of the REA which, if unpaid, may be asserted as a Lien prior to the Lien of the Security Instrument.
(41)	Patriot Act.
(a)	Neither Borrower nor any of its Control Affiliates is a Prohibited Person. To the best of Borrower’s knowledge, no other Affiliate of Borrower is a Prohibited Person.
(b)	Neither Borrower nor any of Borrower’s Control Affiliates, nor, to Borrower’s knowledge, any other Affiliate of Borrower, (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) has dealt or will deal in, or otherwise has engaged or will engage in, any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Patriot Act.
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(c)	Borrower covenants and agrees to deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming Borrower’s compliance with this clause (41).
(42)	Service Contracts. There are no cleaning, maintenance or other service contracts or agreements for which the annual obligation of Borrower exceeds $250,000 per annum that relate to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral, that are not terminable on one (1) months’ notice or less.
(43)	No Casualty. The Property has not suffered any material Casualty which has not been fully repaired and the cost thereof fully paid.
(44)	Purchase Options. Neither the Property nor any part of the Property is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Person.
(45)	Use of Property. The Property consist solely of a shopping mall and related operations (including some office space components) and is used for no other purpose.
(46)	Fiscal Year. Each fiscal year of Borrower commences on January 1.
(47)	Material Agreements.

(a)     Each of the Material Agreements is in full force and effect, there are no material monetary or other defaults by Borrower thereunder and, to the best knowledge of Borrower, there are no material monetary or other defaults thereunder by any other party thereto. None of Borrower, Manager or any other Person acting on Borrower’s behalf has given or received any notice of any material default under any Material Agreement that remains outstanding or in dispute.

(b)	No Material Agreement has a party a Control Affiliate of Borrower.
(48)	Other Obligations and Liabilities. Borrower has no liabilities or other obligations that arose or accrued prior to the Origination Date that, either individually or in the aggregate, could have a Material Adverse Effect. Borrower has no known contingent liabilities that could have a Material Adverse Effect.
(49)	Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.
(50)	Recycled Entity Representations. Borrower and Lender acknowledge and agree that (i) shortly prior to the Origination Date (such date, the “Merger Date”), WOODLANDS ANCHOR ACQUISITION, LLC, a Delaware limited liability company (“Anchor Affiliate”), which was theretofore and at all times prior an Affiliate of Borrower, merged into Borrower, (ii) Anchor Affiliate owned, at the time of such merger, certain parking areas and outlot parcels which are a part of the contiguous Shopping Mall, and upon such merger said real property became the property of Borrower (and a portion of the Property securing the Loan), and (iii) Anchor Affiliate previously owned the Nordstrom Parcel, which it conveyed to Nordstrom in fee simple absolute prior to such merger. Borrower hereby represents and warrants to Lender that:
(a)	Since (and from and after) December 31, 2009 (being the date on which Borrower emerged from bankruptcy) to the date hereof, Borrower has been and is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and has been and is duly qualified and in good standing in all jurisdictions in which the ownership or leasing of its property or the conduct of its business requires such qualification (except where the failure to be so qualified would not have a Material Adverse Effect). From and after the date of its formation to the Merger Date, Anchor Affiliate was duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and was duly qualified and in good standing in all

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jurisdictions in which the ownership or leasing of its property or the conduct of its business required such qualification.

(b)	As of the Origination Date, Borrower has never owned any real property other than the Property (or ownership of a general partnership interest, as applicable) and other real property and personal property necessary or incidental to its ownership or operation of the Property (including, without limitation, any portions of the Shopping Mall heretofore sold to anchor retailers) and has never engaged in any business other than the ownership and operation of the Property. As of the Merger Date, Anchor Affiliate had never owned any real property other than those certain parking areas and outlot parcels which are a part of the contiguous Shopping Mall (which are a portion of the Property securing the Loan) and the Nordstrom Parcel.
(c)	Intentionally omitted.
(d)	Except for the Loan, Permitted Indebtedness and as otherwise expressly set forth in the financial statements described in clause (10), as of the Origination Date, Borrower has no outstanding Indebtedness. Except for any Permitted Indebtedness, as of the Merger Date, Anchor Affiliate had no outstanding Indebtedness.
(e)	As of the Origination Date, Borrower has never guarantied or been obligated for the debts of any other Person nor held itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person (other than by virtue of holding a general partnership interest in another entity). As of the Merger Date, Anchor Affiliate had never guarantied or been obligated for the debts of any other Person, nor held itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.
(f)	As of the Origination Date, Borrower has no material judgments or liens of any nature against it (whether arising by operation of law or otherwise) except for judgments that would not be reasonably expected to have a Material Adverse Effect and Permitted Encumbrances. As of the Merger Date, Anchor Affiliate had no material judgments or liens of any nature against it (whether arising by operation of law or otherwise).
(g)	As of the Origination Date, Borrower is not in any dispute with any taxing authority (other than contesting property tax assessments in the ordinary course) that if adversely decided would reasonably be expected to have a Material Adverse Effect. As of the Merger Date, Anchor Affiliate was not in any dispute with any taxing authority.
(h)	Borrower is not now, nor has it ever been a party to any material lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it or its assets or properties that both (i) has not been paid in full and (ii) would reasonably be expected to have a Material Adverse Effect. As of the Merger Date, Anchor Affiliate was not and had not ever been a party to any material lawsuit, arbitration, summons, or legal proceeding that was pending as of the Merger Date or that resulted in a judgment against it or its assets or properties that had not been paid in full.
(i)	Each amendment and restatement of Borrower’s or Anchor Affiliate’s organizational documents has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to their amendment or restatement from time to time.
(j)	Borrower has not since (and from and after) December 31, 2009, been, and Anchor Affiliate has not since the date of its formation been, the product of, the subject of or otherwise involved in, in each case, any limited liability company division (whether pursuant to a plan of division or otherwise).
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(k)	Any assignment of the direct limited liability company interests in the Borrower since (and from and after) December 31, 2009 or Anchor Affiliate since (and from and after the date of its formation), and the corresponding admission of the assignee as a member of the Borrower or Anchor Affiliate, was accomplished in accordance with, and permitted by, the limited liability company agreement of the Borrower or Anchor Affiliate in effect at such time.

For the sake of clarity, the representations and warranties made above with respect to Borrower shall be deemed to exclude Anchor Affiliate as to periods prior to the Merger Date.

(51)	Anti-Corruption. Borrower represents and warrants that, in connection with the Loan Agreement, Borrower, Guarantor and each Person that has an economic interest in Borrower, in each case has complied with and will continue to comply with all applicable anti-bribery and corruption laws and regulations in the United States, including the U.S. Foreign Corrupt Practices Act of 1977 (the “Anti-Corruption Obligation”). Borrower shall, at all times throughout the term of the Loan, maintain and enforce appropriate policies, procedures and controls reasonably designed to ensure compliance with the Anti-Corruption Obligation.

The representations and warranties set forth above shall survive as to the time and date made for so long as any amount remains payable to Lender under the Loan Agreement or any of the other Loan Documents.

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SCHEDULE I TO ANNEX A

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

(2)

1.	Any matter set forth as an exception in the pro forma title policy delivered to Lender as of the Origination Date.

(4)

1.	All matters disclosed in the UCC, bankruptcy, litigation, and judgement searches obtained by Lender in connection with the Loan.

(7)

1.	Any matter set forth as an exception in the pro forma title policy delivered to Lender as of the Origination Date.

(9)

1.	All matters disclosed on the Asbestos O&M Plan, dated as of May 2019, and provided to Lender.
2.	All matters disclosed in the Zoning Report dated May 13, 2019, and prepared by PZR as site number 128922-1.
3.	All matters disclosed in the Phase I Environmental Site Assessment dated May 3, 2019, prepared by EBI as Project No. 1119002315.
4.	All matters disclosed in the Property Condition Report dated April 28, 2019 prepared by EBI as Project No. 1119002315.

(12)

1.	All matters disclosed on that certain ALTA Land Title Survey, dated as of May 16, 2019 as Project No. 44891.

(13)

1.	Any matter set forth as an exception in the pro forma title policy delivered to Lender as of the Origination Date.
2.	All matters disclosed on that certain ALTA Land Title Survey, dated as of May 16, 2019 as Project No. 44891.

(14)

1.	Any matter set forth as an exception in the pro forma title policy delivered to Lender as of the Origination Date.

(19)

1.	All matters disclosed in the Zoning Report dated May 13, 2019, and prepared by PZR as site number 128922-1.

(20)

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1.	All matters disclosed on the Asbestos O&M Plan, dated as of May 2019, and provided to Lender.
2.	All matters disclosed in the Phase I Environmental Site Assessment dated May 3, 2019, prepared by EBI as Project No. 1119002315.
3.	All matters disclosed in the Property Condition Report dated April 28, 2019 prepared by EBI as Project No. 1119002315.

(21)

1.	All matters disclosed on that certain ALTA Land Title Survey, dated as of May 16, 2019 as Project No. 44891.
2.	Any matter set forth as an exception in the pro forma title policy delivered to Lender as of the Origination Date.

(22)

1.	All matters disclosed in any tenant estoppels delivered to Lender as of the Origination Date.
2.	All matters disclosed in the Leases for the Property in excess of 2,000 square feet provided to Lender in connection with the Loan.
3.	All matters disclosed on the April 2019 rent roll which is attached to the Loan Agreement.
4.	All matters disclosed on the Lease Options Report, dated as of February 22, 2019, and provided to Lender.
5.	All matters disclosed on the Kick Outs Report, dated as of February 14, 2019, and provided to Lender.
6.	All matters disclosed on the Co-Tenancy Report, dated as of February 14, 2019, and provided to Lender.
7.	All matters disclosed on the Unfunded TA Reports, dated as of May 22, 2019 and provided to Lender.
8.	All matters disclosed on the AR Aging Reports, dated as of April 22, 2019, and provided to Lender.

(40)

All matters disclosed in the REA, First Amendment to the REA, and the REA estoppel, if any, provided to Lender by parties to the REA in connection with the Loan.

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